     As filed with the Securities and Exchange Commission on April 18, 2000
                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                               ------------------

                             COLLEGECLUB.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

             Delaware                              7375                             33-0736747
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)            Identification Number)

                               ------------------

                         1010 Second Avenue, Suite 600
                          San Diego, California 92101
                                 (619) 237-7000
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                               ------------------

                           Mr. Michael C. Pousti, Jr.
                      Chairman and Chief Executive Officer
                             COLLEGECLUB.COM, INC.
                         1010 Second Avenue, Suite 600
                          San Diego, California 92101
                                 (619) 237-7000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               ------------------

                                   Copies to:

          Faye H. Russell, Esq.                          Robert M. Mattson, Jr. Esq.
          Maria P. Sendra, Esq.                             Craig S. Mordock, Esq.
         Ross L. Burningham, Esq.                          Thomas M. Ffrench, Esq.
     Brobeck, Phleger & Harrison LLP                       Morrison & Foerster LLP
           12390 El Camino Real                             19900 MacArthur Blvd.
       San Diego, California 92130                         Irvine, California 92612
              (858) 720-2500                                    (949) 251-7500

                               ------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                               ------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                               ------------------

                        CALCULATION OF REGISTRATION FEE

         Title of Each Class of                     Proposed Maximum                           Amount of
      Securities to be Registered              Aggregate Offering Price(1)                Registration Fee(1)
Common Stock, par value $0.001 per
  share.................................               $85,250,000                              $22,506

(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.
                               ------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities nor does it seek offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 18, 2000

[LOGO]

           Shares

Common Stock

This is the initial public offering of CollegeClub.com, Inc. and we are offering shares of our common stock. We anticipate that the initial public offering
price will be between $          and $          per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "CLBS."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                                                Underwriting
                                                     Price to   Discounts and   Proceeds to
                                                     Public     Commissions     CollegeClub.com
Per share                                             $          $               $
Total                                                 $          $               $

We have granted the underwriters the right to purchase up to       additional
shares to cover over-allotments.

Deutsche Banc Alex. Brown

              Merrill Lynch & Co.

                            Wit SoundView

                                           Roth Capital Partners

The date of this prospectus is             , 2000

Front Cover:

Inside Front Cover:

    Graphics will include our logo as well as screen shots showing three different sections of our Web site. There will also be three bubbles containing text describing each of the sections which will be titled: "Universal Messaging," "Class Lecture Notes" and "Instant Messenger."

Inside Front Gatefold:

    Graphics will include a picture of a hub with ten spokes. At the center of the hub will be our logo as well as a graph showing the growth in our registered members over a three year period. Each of the spokes will contain text describing content or functionality that can be accessed through our Web site, including: "Financial Aid," "Class Lecture Notes," "Campus Bookstores," "Jobs," "Student Auctions," "Educators," "Sponsor and Merchants," "Local Content," "Local Housing" and "Other Students."

                               TABLE OF CONTENTS

                                          Page
                                        --------
Prospectus Summary....................         3

Risk Factors..........................         7

Forward-Looking Statements............        23

Use of Proceeds.......................        23

Dividend Policy.......................        23

Capitalization........................        24

Dilution..............................        26

Selected Consolidated Financial
  Data................................        28

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................        30

Business..............................        36

                                          Page
                                        --------

Management............................        47

Certain Relationships and Related
  Transactions........................        60

Principal Stockholders................        62

Description of Capital Stock..........        64

Shares Eligible for Future Sale.......        69

Underwriting..........................        71

Legal Matters.........................        74

Experts...............................        74

Where You Can Find More Information...        74

Index to Consolidated Financial
  Statements..........................       F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                             CollegeClub.com, Inc.

    We are an integrated communications, education and media Internet company that operates the leading online destination targeting college students. We offer both students and educators proprietary Web-based communication, education, commerce and community tools as well as engaging content that enhance and simplify the college experience. We derive revenue primarily from the sale of sponsorships, advertising and other promotional services and also generate fees from our various commerce relationships. We have registered over 2 million members and, during January 2000, our Web site generated approximately
227 million page views according to PC Data. During the same period, Media Metrix rated our Web site as the stickiest site on the Internet for users ages 18 through 24 as measured by minutes per user per month.

    We have established a centralized hub that acts as an intermediary between students and key elements of the college experience, such as:

    - Other students. Our proprietary technology allows students to instantly identify other students based on specific search criteria such as major, school, location, interests and hobbies. After identifying students based upon these profiles, users can then choose to communicate directly with them using our proprietary instant messenger or universal integrated e-mail and voicemail system, which can be accessed either through the Internet or telephonically. We also provide other communications tools that allow students to share their college experience with each other.

    - Campus bookstores. Through our exclusive relationship with the National Association of College Stores, our proprietary turn-key commerce infrastructure enables campus bookstores at over 100 universities such as Cornell and Princeton to sell books, school supplies and apparel over the Internet.

    - Lenders and financial aid offices. Through our eStudentLoan.com division we provide students centralized access to various student loan providers including Bank of America and The Student Loan Corporation, an affiliate of Citibank. We also provide financial aid offices at various universities with access to software and Web-based technology that enables them to more effectively manage the financial aid process.

    - Faculty and administrators. We provide professors, administrators and students with Web-based access to class-specific information and course management tools currently used throughout a number of campuses such as Stanford and Harvard. We also offer student-generated lecture notes for over 6,900 classes on campuses throughout the country.

    In the United States, there are over 15.5 million students attending approximately 4,000 colleges and universities. Increasingly, college students are using the Internet to enhance the college experience, simplify the academic process and buy and sell goods and services. Jupiter Communications estimated that Internet penetration among college students was 90% in 1999. In 1998, Jupiter Communications also estimated that college student total spending power was approximately $120 billion and that college students made online purchases totaling $429 million. Jupiter projects online purchases by college students to grow to $2.5 billion by 2002. From a marketing perspective, college students have traditionally been challenging to reach due to their active and mobile lifestyles and their unpredictable consumption of conventional media. We believe that the Internet is an effective mechanism for accessing college students.

    Our goal is to be the leader in online communication, education and commerce for students, educators and alumni. To achieve this strategy we intend to:

    - extend our anytime, anywhere, anyone communications platform;

    - increase the number of educational tools and services we offer our users;

    - expand our unique online commerce program;

    - enhance our offerings through strategic alliances and acquisitions;

    - expand internationally; and

    - expand into related markets such as the high school and alumni markets.

    Consistent with our objective of developing strategic relationships, we have entered into several key alliances that allow us to expand the products and services we offer our users. Specifically, we have a relationship with Sony Corporation of America to provide us with proprietary content and advice regarding the development of the broadband market as well as to assist in potential international expansion. Similarly, we have entered into strategic alliances with Ericsson to extend our proprietary tools to wireless consumer devices and with NBC to promote us within their online and broadcast networks. Sony and NBC are equity investors in CollegeClub.com.

    We launched our Web site in December 1995, establishing one of the first online communities for college students. We were incorporated in California as Public Online Communications Corporation in July 1996, and reincorporated in Delaware as CollegeClub.com, Inc. in September 1999. Our principal executive office is located at 1010 Second Avenue, Suite 700, San Diego, CA 92101, and our telephone number is (619) 237-7000. Our primary Web site is located at WWW.COLLEGECLUB.COM. The information contained in our Web sites does not constitute a part of this prospectus. We have submitted or are in the process of submitting registration applications for the following service marks:
"CollegeClub (SM)," "CollegeClub.com (SM)," "HighSchoolClub (SM)," "HighSchoolClub.com (SM)" "The world is our campus (SM)" and "it's all U. (SM)." All other trademarks and service marks that we refer to in the prospectus are the property of their respective owners.

                                  The Offering

Common stock offered by CollegeClub.com....................    shares
Common stock to be outstanding after this offering.........    shares
Use of proceeds............................................    To fund the continued growth and
                                                               expansion of our business, brand and
                                                               technology infrastructure, as well as for
                                                               working capital and other general
                                                               corporate purposes. We may also use a
                                                               portion of the proceeds for strategic
                                                               alliances and acquisitions. Please see
                                                               "Use of Proceeds."
Proposed Nasdaq National Market Symbol.....................    "CLBS"

    The number of shares of our common stock that will be outstanding after this offering is based on the shares outstanding on December 31, 1999, assumes the conversion into common stock of 22,667,215 shares of preferred stock outstanding as of such date, includes the issuance of 5,819,978 shares in connection with our recent acquisition of Versity.com and the issuance of

970,874 shares of our Series C-2 preferred stock to NBC in connection with a recent strategic relationship and the conversion of these shares into common stock upon completion of this offering. The number of shares to be outstanding after this offering excludes:

    - 784,422 shares of our common stock issuable upon the exercise of options issued in connection with our acquisition of Versity.com;

    - up to 3,449,384 additional shares of our common stock that may be issued in connection with our acquisition of Versity.com;

    - up to 464,910 additional shares of our common stock issuable upon the exercise of options that may be issued in connection with our acquisition of Versity.com;

    - 11,722,070 shares of our common stock issuable upon exercise of options outstanding at December 31, 1999 with a weighted average exercise price of $0.74 per share;

    - 55,435 shares of our common and preferred stock issued on March 27, 2000 under letter agreements with existing stockholders;

    - 2,538,448 shares of our common and preferred stock issuable upon the exercise of warrants outstanding at December 31, 1999 with a weighted average exercise price of $1.50 per share;

    - 1,880,503 shares of our common stock available for issuance under our stock option plans as of December 31, 1999, which amount was increased by an aggregate of 12,000,000 shares in January, February and April 2000 subject to stockholder approval; and

    - 500,000 shares of our common stock issuable under our employee stock purchase plan approved by our board of directors in February 2000 subject to stockholder approval. For a description of our stock option plans, please see "Management--Benefit Plans."

    From January 1, 2000 through April 3, 2000, we have granted additional options to purchase an aggregate of 3,958,667 shares of our common stock with a weighted average exercise price of $2.00 per share under our stock option plans.

    Unless otherwise indicated, this prospectus assumes:

    - that the underwriters' over-allotment option is not exercised;

    - conversion of all outstanding shares of preferred stock into shares of common stock on a one-for-one basis upon completion of this offering; and

    - the filing of an amended and restated certificate of incorporation upon completion of this offering to increase our authorized common stock and decrease our authorized preferred stock.

                             Summary Financial Data

    The following summary financial information is derived from our financial statements included elsewhere in this prospectus. You should read the following summary financial information in conjunction with those financial statements and the related notes.

    The unaudited pro forma statement of operations data for the year ended December 31, 1999 reflects our acquisitions of Collegestudent.com, Campus24 and Versity.com as if these combinations had occurred on January 1, 1999. The unaudited pro forma balance sheet data as of December 31, 1999 reflects our recent acquisition of Versity.com as if it had been completed as of December 31, 1999, the issuance of 970,874 shares of our Series C-2 preferred stock in connection with our March 27, 2000 strategic relationship with NBC as if it had been completed as of December 31, 1999 and assumes the conversion of all of our outstanding shares of preferred stock into shares of common stock upon completion of this offering.

    The unaudited pro forma as adjusted balance sheet data listed below reflects
the sale of       shares of common stock included in this offering at an assumed
initial public offering price of $      per share after deducting underwriting
discounts and commissions, estimated offering expenses payable by us and the application of proceeds from this offering. Please see "Use of Proceeds" and "Capitalization" for a discussion about how we intend to use the proceeds from this offering and about our capitalization.

                                                                     Year Ended December 31,
                                                ------------------------------------------------------------------
                                                                                                         Pro Forma
                                                  1995        1996       1997        1998       1999       1999
                                                ---------   --------   ---------   --------   --------   ---------
                                                              (in thousands, except per share data)
                                                unaudited                                                unaudited
Statement of Operations Data:
Total revenue.................................   $     1    $   196    $    802    $   332    $  2,913   $  4,079
Costs and expenses:
  Operating expenses..........................       436      2,255       2,985      2,561      22,996     32,198
  Depreciation and amortization...............         1        145         354        344       1,498     15,916
  Stock-based compensation....................        --         --       1,545      1,156       4,151      4,794
                                                 -------    -------    --------    -------    --------   --------
    Total expenses............................       437      2,400       4,884      4,061      28,645     52,908
                                                 -------    -------    --------    -------    --------   --------
Loss from operations..........................      (436)    (2,204)     (4,082)    (3,729)    (25,732)   (48,829)
Other income (expense), net...................         7        (29)       (130)       (94)        (33)      (116)
                                                 -------    -------    --------    -------    --------   --------
Net loss......................................   $  (429)   $(2,233)   $ (4,212)   $(3,823)   $(25,765)  $(48,945)
                                                 =======    =======    ========    =======    ========   ========
Net loss per share:
  Basic and diluted...........................   $ (0.03)   $ (0.15)   $  (0.27)   $ (0.24)   $  (1.57)  $  (1.00)
                                                 =======    =======    ========    =======    ========   ========
Shares used in per share calculations:
  Basic and diluted...........................    15,000     15,009      15,372     16,035      16,388     49,035
                                                 =======    =======    ========    =======    ========   ========

                                                                   As of December 31, 1999
                                                              ----------------------------------
                                                                                      Pro Forma
                                                                                         As
                                                               Actual    Pro Forma    Adjusted
                                                              --------   ---------   -----------
                                                                        (in thousands)
                                                                          unaudited
Balance Sheet Data:
Cash and cash equivalents...................................  $ 29,740    $36,290
Working capital.............................................    24,669     30,868
Total assets................................................    56,432     91,610
Total liabilities...........................................     7,837      8,301
Convertible preferred stock.................................    61,363         --
Total stockholders' equity (deficit)........................   (12,768)    83,309

                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS WOULD LIKELY SUFFER. IN ANY SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                         Risks Related to Our Business

It is difficult to evaluate our business and prospects because we have a limited operating history.

    We launched our Web site in December 1995 and were incorporated in July 1996. Accordingly, we have a relatively short operating history from which to evaluate our business and our prospects. Investors should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early-stage companies, particularly companies in the intensely competitive Internet industry. These risks include our ability to:

    - develop and manage our business model;

    - attract a larger number of members to our Web site;

    - increase awareness of our brand;

    - offer compelling content;

    - maintain our current, and develop new, strategic relationships;

    - attract a large number of sponsors and merchants from a variety of industries;

    - attract, retain and motivate qualified personnel;

    - respond effectively to competition;

    - generate sufficient revenue and control costs to achieve and maintain profitability;

    - improve our operational and financial systems; and

    - manage our growth.

    We may not be able to adequately address any of these risks.

We have a history of losses, and we anticipate losses in the foreseeable future.

    We have not generated enough revenue to cover the substantial amounts we have spent to create, launch and enhance our products and services. We have incurred net losses since the formation of our business in 1996. At
December 31, 1999, we had an accumulated deficit of $35.0 million. We expect to continue to incur significant operating losses and negative cash flows for the foreseeable future. We may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain it on a quarterly or annual basis in the future. Successfully executing our business plan depends on, among other things, our ability to significantly increase our revenue and meet the following challenges, to:

    - increase awareness of our brands;

    - increase membership and member usage of our Web site;

    - provide our users with superior communications, educational, commerce and community features; and

    - enhance our systems and technology to support increased traffic to our Web site.

    Accordingly, we expect to incur significant expenses in order to:

    - maintain and form new business alliances with sponsors and strategic partners;

    - acquire entities that provide us with complementary product or content offerings or technologies;

    - expand our technology infrastructure to effectively manage our growth; and

    - increase our marketing and promotional activities.

    We may not generate sufficient revenue to offset these expenditures. If our revenue does not grow as we anticipate or if our operating expenses exceed our expectations or cannot be adjusted quickly to match revenue, we will continue to experience significant losses on a quarterly or annual basis.

If we do not provide attractive goods and services, our Web site will not generate interest from our members, sponsors and merchants, and our business model will suffer.

    Our business model relies on using our platform and membership base to generate revenue from different sources. To be profitable, we will need to provide goods and services that are attractive to our members, sponsors and merchants. We rely mostly on our users to generate content that is attractive and pertinent to develop and maintain our Web site. A decline in engaging member-generated and third party content could make our Web site less attractive. We cannot guarantee that Internet users will continue to be interested in our Web site. A decline in membership or usage of our Web site would decrease our revenue.

If we are unable to generate sufficient advertising-related and online commerce revenue, our total revenue will be significantly reduced.

    We currently derive substantially all of our revenue from the sale of sponsorships, advertisements and other promotional services. We also expect to derive a growing portion of our revenue in the future from the generation of online commerce. If we fail to sell advertising or generate online commerce revenue, our total revenue will be significantly reduced. Advertising and online commerce revenue are directly related to Web site traffic. Market acceptance of Internet-based advertising is uncertain and depends largely on advertisers' determinations that the Internet is an effective medium for advertising. Our ability to generate significant advertising and online commerce revenue depends upon several other factors, including:

    - the continued development of strong brand recognition and engaging content to attract and retain a large, demographically-attractive base of members and significant Web site traffic;

    - our ability to continue to develop and update effective advertising delivery and measurement systems;

    - our ability to maintain and increase the number of our advertisers given the growing number of outlets for advertisers on the Internet; and

    - the volume of online commerce sales and our ability to charge commissions for online commerce sales generated by our Web site.

Our operating results depend on our ability to maintain and form new business alliances.

    Our ability to develop and maintain strategic alliances and relationships is an important factor in maintaining our membership base. Our failure to acquire or maintain sponsors, strategic partners and other key relationships could result in a decrease in revenue and the number of members or an increase in expenses. Additionally, committing significant managerial, technical and financial resources to developing business alliances may divert our resources and our management's time and attention from our other business efforts.

If we are not successful in integrating acquisitions, we will not be able to execute on our business strategy.

    Since June 30, 1999, we have acquired four businesses. Our management has had limited experience in assimilating acquired organizations and products into our operations. We may not successfully integrate the operations, personnel or products that we have acquired in the past or may acquire in the future. Our growth strategy includes acquiring or making investments in complementary businesses, products, services or technologies. As a result, we may from time to time evaluate acquisition opportunities that could provide us with additional product or content offerings or additional industry expertise. We may not be successful in completing an acquisition or in making the acquisition on commercially viable terms. Any future acquisition could result in difficulties assimilating acquired operations and products, diversion of our attention away from other business issues and amortization of acquired intangible assets which could negatively impact our earnings. Specifically, we expect that future transactions may involve the acquisition of early-stage technology companies. Acquiring these companies may result in problems related to the integration of technology and inexperienced management teams. Furthermore, we may incur debt or issue equity securities to pay for future acquisitions. Issuing convertible debt or equity securities would dilute the ownership of our existing stockholders.

Growth in our operations has and will continue to strain our resources and our failure to effectively manage growth could harm our business.

    We have recently experienced significant growth and are planning to further expand our business. As of February 29, 2000, we had 255 employees, compared to 57 employees as of June 30, 1999. We also manage a team of over 1,200 independent contractors on college campuses nationwide. This growth has placed a significant strain on our management, operational and financial resources. We are currently in the process of upgrading our systems software. If we are not successful in implementing these new systems, our growth could be curtailed and we may not be able to take advantage of all market opportunities. In addition, to support the expected growth, management will have to identify, hire, train and manage required personnel. Furthermore, our success also depends to a significant extent on the ability of our management to operate effectively, both individually and as a group. A number of the members of our senior management team joined us recently. Our management team has had a limited time to work together and as a result, may have difficulty working together to successfully manage our business.

If we are unable to expand our online capacity, computer systems and related features to support increased volume on our Web site in a timely manner, our business may suffer.

    A key element of our strategy is to generate a high volume of traffic on our Web site. However, growth in the number of users accessing our site may strain or exceed the capacity of our computer systems and lead to declines in performance or systems failure. We believe that we will need to continually improve and enhance the functionality and performance of our content and advertisement distribution, online commerce and other technical systems to accommodate growth in user demand. As a result, we intend to continually upgrade our existing systems and implement new systems to keep pace with rapidly changing technologies and evolving industry standards. Our inability to add additional hardware and software to upgrade our existing technology or network infrastructure to accommodate increased traffic would cause decreased levels of customer service and satisfaction.

    We are in the process of transitioning the hosting of our Web site from Simple Network Communications in San Diego, California to another provider. We are also in the process of migrating our SQL Server database to an Oracle 8i infrastructure. We may experience interruptions in our systems or our Web site during these transitions. Any interruption or disruption of our systems could have a material adverse effect on our business and financial condition.

    We depend on third parties for software, systems and related services. For example, we rely on Simple Network Communications for our Web site hosting. Several of the third parties that provide software, systems or services to us have limited operating histories and are themselves dependent on reliable delivery of services from others. If the software, systems or related services we currently obtain from third parties do not function properly or are not updated, we would need to purchase these items from other third party providers. This would require an unplanned increase in operating expenses and could cause a disruption in our business.

If we are unable to retain key personnel or attract new personnel we will not be successful.

    Our success will depend to a significant extent on the continued service of our senior executives and other key employees, including sales and marketing personnel, many of whom would be difficult to replace. Our future success and ability to grow our business also depends in large part on our ability to attract and retain additional experienced sales, marketing and technical personnel. If we lost the services of one or more of our executives or key employees or failed to hire the necessary additional people, our ability to implement our business strategy would be adversely affected and our business would suffer.

    Competition for qualified people in the Internet industry is intense. We expect this competition to remain intense, and we may not succeed in attracting or retaining such people. In addition, new employees generally require substantial training. This training will require significant resources and management attention.

Competition for users and advertisers could adversely affect our position in the market and our financial results.

    The market for online users and advertisers on the Internet is rapidly evolving. Competition for members, visitors, sponsors and merchants is intense and is expected to increase over time. Barriers to entry are relatively low. We compete for visitors, traffic, sponsors and online merchants with Web directories, search engines, content sites, online service providers and traditional media companies. We also face competition from other companies maintaining Web sites dedicated to college students as well as high-traffic Web sites sponsored by companies such as CBS, Disney, Excite, Lycos, MTV, Time Warner and Yahoo!

    We also compete with other companies targeting the student population, such as:

    - publishers and distributors of traditional offline media, particularly those targeting college students, such as campus newspapers, other print media, television and radio; and

    - vendors of college student information, merchandise, products and services distributed through online and offline means, including retail stores, mail and schools.

    Increased competition from these and other sources could require us to respond to competitive pressures by establishing pricing, marketing and other programs or seeking out additional strategic alliances or acquisitions that may be less favorable to us than we could otherwise establish or obtain.

    Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. In addition, substantially all of our current advertising customers have established collaborative relationships with other high-traffic Web sites. Our advertising customers might conclude that other Internet businesses, such as search engines, commercial online services and sites that offer professional editorial content are more effective sites for advertising than we are. Moreover, we may be unable to maintain either the level of traffic on our Web site or a stable membership base, which would make our site less attractive than those of our competitors.

    We currently derive substantially all of our revenue from sponsorships, advertising and other promotional services, and our business model depends in part on increasing the amount of such revenue. The market for this type of revenue is highly competitive. We must maintain and increase our traffic to attract sponsors and advertisers and compete successfully for advertising revenue.

    We believe that the primary competitive factors in attracting and retaining users are:

    - quality and pertinence of content and services;

    - brand recognition as well as consumer awareness of our content and services;

    - user affinity and loyalty;

    - demographic focus;

    - variety of value-added services; and

    - critical mass of users.

    We believe that the principal competitive factors in attracting and retaining sponsors and advertisers are:

    - the amount of traffic on a Web site;

    - brand recognition;

    - the demographics of a site's users;

    - the ability to offer targeted audiences;

    - the average duration of user visits; and

    - cost-effectiveness.

    Our competitors may develop content and service offerings that are superior to ours or that achieve greater market acceptance than our services. If our content and service offerings fail to achieve success in the short term, we could suffer an insurmountable loss in market share and brand acceptance.

Our business is subject to seasonal fluctuations that will affect our revenue and operating results and could cause the price of our common stock to decline.

    Our operating results are dependent upon the college student market and they vary seasonally based upon the typical school year. If we are unable to effectively manage our resources in anticipation of the seasonality of our revenue and the increased costs we expect to incur during periods of lower revenue, our business, operating results and financial condition will be materially adversely affected. We tend to experience increased Web site traffic and membership enrollment in the beginning of the fall and winter academic terms, which places a strain on our systems during these periods. Our limited operating history and rapid growth make it difficult for us to fully assess the impact of seasonal factors on our business. However, because our business is dependent upon the student market, we expect that our revenue will be subject to seasonal fluctuations. We expect our revenue to be higher during our first and fourth quarters due to the increased activity associated with the school term. Conversely, the second and third quarters may have relatively less revenue since they include months when schools are not typically in session. In addition, we may undertake activities designed to improve our Web site or other services during periods when school is not in session to prepare for the next school year, increasing our costs during periods of decreased revenue.

    In addition to the seasonality which we experience due to our emphasis on the college market, seasonality in Internet usage and advertising expenditures is also likely to cause fluctuations in operating results from quarter to quarter. Usage on the Internet has typically declined during the summer and year-end vacation and holiday periods. Advertising sales in traditional media, such as broadcast and cable television, generally decline in the first and third quarters of each year. Depending on the extent to which Internet and commercial online services are accepted as an advertising medium, seasonality in the level of advertising expenditures would become more pronounced for Internet-based advertising.

    Due to the factors discussed above, our revenue and operating results are difficult to forecast. We believe that our quarterly revenue, expenses and operating results will vary significantly in the future and that period-to-period comparisons are not necessarily meaningful and are not indicative of future performance. As a result, it is likely that in some future quarter or years our results of operations will fall below the expectations of securities analysts or investors, which would cause the trading price of our common stock to decline.

The ability of colleges and universities to prevent our student representatives from conducting promotional activities on campus could impede our membership growth.

    We currently derive a significant percentage of our membership through promotional activities conducted primarily on universities and college campuses by our student campus representatives. At present, we employ over 1,200 student representatives on over 1,000 college and university campuses nationwide. These student representatives conduct promotional activities on these campuses to recruit new members by, among other things, sponsoring various events and posting digital photos of students and campus events on our online photo gallery.

    Our ability to recruit new members may be impaired if colleges and universities restrict our ability to market on campus. Some colleges and universities have tried to prevent us from conducting promotional activities on campus by sending us cease-and-desist letters and telling our campus representatives to stop their activities. In addition, colleges and universities may enter into exclusive contracts with other online companies that might prohibit us from promoting our Web site on campus. If colleges and universities increasingly prevent our student representatives from conducting promotional activities on campus, the growth in our student membership could suffer.

Our success depends on the protection of our intellectual property rights which may be difficult and costly.

    Our success depends on the protection of our databases and proprietary Web site-related software as well as the goodwill associated with our service marks and other proprietary intellectual property rights. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet and other digital media. Existing laws may not adequately protect our content, our software code or our Internet addresses, commonly referred to as domain names. We have filed applications to register a number of our service marks, but we may not be able to secure registration for these service marks. We have not applied for the registration of all of our service marks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our content, products and services are offered. If we are prevented from using our service marks, we would need to obtain different universal resource locators. We would also need to rebuild our brand identity with our customers and users. Our operating expenses would substantially increase if we had to rebuild our brand identity or reimplement our Web sites.

    We also have invested resources in acquiring domain names for current and potential future use. We may not be entitled to use such names under applicable trademark and similar laws, and other desired domain names may not be available.

    Despite our efforts to protect our proprietary rights, the steps we have taken may not be adequate. Third parties may infringe or misappropriate our copyrights, trademarks or other intellectual property. In addition, others could independently develop substantially equivalent intellectual property. Enforcing our intellectual property rights could entail significant expense and could prove difficult or impossible. In addition, third parties may bring claims of copyright, trademark or service mark infringement, patent violation, misappropriation of creative ideas or formats or other infringement claims against us with respect to our content, including the design and functionality of our Web site or any third-party content carried by us. Any such claims, with or without merit, could prove time-consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies or offering products and services.

Our content and technology offerings could infringe the intellectual property rights of others, and claims against us could be costly and require us to enter into licensing or royalty arrangements and discontinue the use of that content or technology.

    We currently offer online lecture notes for college courses and hire students to produce and post these notes to our Web site. We may be subject to claims that our online lecture notes infringe on the intellectual property rights of professors and universities. In most cases, we have not obtained a license or other authorization to post these lecture notes. From time to time, we have received requests from professors and universities that we remove the lecture notes from our Web site. Professors and universities may assert trademark, copyright, and other types of infringement, unfair competition or trespass claims against us or our student representatives. If we are forced to defend against any such claims or any other claims of infringement of third party intellectual property rights, whether they are with or without merit or are determined in our favor, we may face costly litigation, loss of access to, and use of, some of our content, diversion of managerial resources, or disruption of our operations. As a result of such a dispute, we may be required to develop non-infringing content, enter into royalty or licensing agreements, discontinue use and remove this content from our Web sites, or be forced to pay potentially significant damages for past conduct with respect to this content. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of infringement against us and we are unable to develop non-infringing content or license the infringed or similar content on a timely basis, our business could be materially harmed.

Colleges may attempt to restrict access to our Web site

    We believe a significant portion of our users access our Web site through their local university computer networks. Recently, some universities have begun to restrict access to certain Web sites due to the strains placed on the universities' systems resulting from the high volume of data being uploaded and downloaded to and from these Web sites. Colleges may also attempt to limit access to our Web site due to its content. Given the interactive nature of our Web site, universities may in the future limit access to our site through their networks. If a substantial number of universities restrict access to our Web site, the traffic on our Web site will decrease and our business and financial condition could be materially and adversely harmed.

Third-party technology necessary for the successful operation of our business may not be available on commercially reasonable terms or at all.

    Some of the technology incorporated in our Web site is based on technology licensed from third parties. As we continue to introduce new services, we may need to license additional technology from third parties. If we are unable to timely license needed technology on commercially reasonable terms, we could experience delays and reductions in the quality of our services. If someone makes a claim against us relating to proprietary technology or information, we may seek to license such intellectual property. We may not be able to obtain licenses on commercially reasonable terms, or at all.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to pursue future growth.

    Although we believe that, following this offering, our cash reserves and cash flows from operations will be adequate to fund our operations at least through the next 12 months, we do not have a long enough operating history to know with certainty whether our existing cash and the proceeds of this offering will be sufficient to finance our anticipated growth. Accordingly, these funds may not be adequate and additional funds may be required either during or after that period. We may need to raise additional funds if our estimates of revenue, working capital or capital expenditure requirements change or prove inaccurate, if we are required to respond to unforeseen technological or marketing hurdles or if we choose to take advantage of unanticipated opportunities. Further, additional financing may not be available when required. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then existing stockholders will be reduced. Any new securities issued may have rights, preferences or privileges senior to those securities held by you. If we raise additional funds through the issuance of debt, we may become subject to restrictive covenants. If adequate funds are not available to satisfy either short- or long-term capital requirements, we may be required to limit our operations significantly. Our future capital requirements are dependent upon many factors, including:

    - the rate at which we expand our sales and marketing operations;

    - the extent to which we expand our content and service offerings;

    - the extent to which we develop and upgrade our technology and data network infrastructure; and

    - the response of competitors to our content and service offerings.

We believe that we have a contingent liability of approximately $3.3 million plus interest due to our issuances of securities, which may have been in violation of securities laws.

    We have issued shares or options to purchase shares of our common stock to some of our existing stockholders, our employees, consultants, directors and on-campus representatives. At the time these options were issued, we believed that each of the issuances were exempt from the registration requirements of the Securities Act. However, due to the total number of shares and options issued, the issuance of these shares and options may not have qualified for any exemption from qualification under California and other state securities laws. In addition, we have assumed options issued by Versity.com and converted them into options to purchase shares of our common stock. Our assumption of these options also may not qualify for any exemption from qualification under California and other state securities laws.

    We may be required, or we may elect, at some time in the future, to make a rescission offer, in which we would offer to repurchase from these persons all shares issued pursuant to option exercises by these persons at the purchase or exercise price paid for these shares, plus interest at the rate of 10% per year from the date of issuance until the rescission offer expires. To comply with California and other state securities laws, we may also offer, or be required to offer, to repurchase all unexercised options issued to such persons at 20% of the option exercise price multiplied by the number of shares subject to such options, plus interest at the rate of 10% per year from the date of issuance until the rescission offer expires. We believe we could be required to pay up to approximately $3.3 million plus the total amount of interest on that amount as described above based on the number of securities that may have been improperly issued. As of the date of this prospectus, we are not aware of any claims for rescission against us with respect to the foregoing securities issuances. If we are required to repurchase all of the securities which may have been issued in violation of securities laws, our operating results and liquidity during the period in which such repurchase occurs could be materially adversely affected.

                         Risks Related To Our Industry

If sponsors and merchants do not continue or increase their usage of the Internet as an advertising medium, our revenue may decline or we may not grow.

    We expect to derive a substantial portion of our revenue from sponsorships and advertising for the foreseeable future. The prospects for continued demand and market acceptance for Internet marketing solutions are uncertain. If the Internet does not develop as an effective and measurable medium for advertising, or if it develops more slowly than expected, our business will suffer. Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and may not devote a significant portion of their advertising expenditures to Internet advertising. Moreover, advertisers that have traditionally relied on other advertising media may not advertise on the Internet. In addition, advertising on the Internet is at a much earlier stage of development in international markets as compared to the United States and may not fully develop in these markets.

    As the Internet evolves, advertisers may find Internet advertising to be a less attractive or effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising. This growth may not occur or may occur more slowly than estimated. In addition, if a large number of Internet users use filter software programs that limit or remove advertising from the user's monitor, advertisers may choose not to advertise on the Internet. Moreover, there are no widely accepted standards for measuring the effectiveness of Internet advertising, and standards may not develop sufficiently to support Internet advertising as a significant advertising medium.

    Intense competition in the sale of advertising on the Internet has led different vendors to quote a wide range of rates and offer a variety of pricing models for various advertising services. As a result, we have difficulty projecting future advertising revenue and predicting which pricing models advertisers will adopt. This difficulty could cause us to adopt a pricing model which later proves not to be commercially viable.

Our success depends on continued growth in the use of the Internet and the ability of the Internet infrastructure to support such growth.

    Our industry is new and rapidly evolving. A decrease in the growth of Web usage, particularly usage by college students, would harm our business. The following factors may inhibit growth in Web usage:

    - inadequate Internet infrastructure;

    - security and privacy concerns;

    - inconsistent quality of content and service; and

    - lack of cost-effective, high-speed service.

    Our success depends in large part on the maintenance of the Internet infrastructure, such as a reliable network that provides adequate speed, data capacity and security, and timely development of products that enable reliable Internet access and services, such as high-speed modems. To the extent that the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our Web sites, could grow more slowly than expected or could decline.

    In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to accommodate increased levels of Internet activity. There can be no assurance that the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium will be developed on a timely basis or at all, or, if they are developed, that the Internet will become a viable commercial medium for us or for our affiliates and advertisers. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and e-commerce, our business, our financial condition and the results of our operations would suffer.

Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems.

    A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Moreover, any well-publicized compromise of security could deter people from using the Internet or from using it to conduct transactions that involve transmitting confidential information. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Although we intend to continue to implement industry-standard security measures, there can be no assurance that the measures we implement will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing Web pages that deliver our content and services, any of which could harm our business, our financial condition and the results of our operations.

Our storage or use of personal information about our users may expose us to significant liability.

    If third parties are able to penetrate our network security or otherwise misappropriate our users' personal information, we could be subject to liability. We could be held responsible for third party impersonations of our members or other similar fraud claims. We could also be held responsible for disclosing personal information or images, such as our disclosing such information for unauthorized marketing purposes or for including it in our photo gallery and Web cam section. These claims could result in litigation. Although we carry general liability insurance, this insurance may not be available to cover a particular claim or may be insufficient. Additionally, our user community exists in part because of our members' willingness to provide information about themselves. If claims, litigation, regulation or the acts of third parties reduce our members' willingness to share this information or our ability to use it, the attractiveness of our Web site will decline, which would reduce our ability to generate revenue.

    In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. In 1998, the United States Congress enacted the Children's Online Privacy Protection Act of 1998. The regulations promulgated under this act have made it necessary for us to restrict membership on our sites to individuals who are age 13 or older. In addition, the FTC, the federal government and various states have indicated that each may enact additional regulations regarding the use of personal information unless companies put into place and enforce their own privacy policies. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. Furthermore, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of information regarding Internet users. This directive and regulations enacted by other countries may limit our ability to target advertising or collect and use information internationally.

We may be held liable for our services and user-generated content.

    We host a wide variety of communication, education, commerce and community features that enable our users to exchange information, conduct business and engage in various online activities. Claims could be made against us for obscenity, negligence, defamation, libel, copyright, service mark or trademark infringement, personal injury or on other legal grounds based on the nature and content of information that may be posted online by our users. The law is currently unsettled as to the liability of providers of these online services for the activities of their users. In addition, we could be exposed to liability with respect to the selection of listings that may be accessible through our CollegeClub.com-branded products and properties, or through content and materials that may be posted by users on message boards or in clubs, chat rooms or other interactive community-building services. If any information provided through our services contains errors, third parties could make claims against us for losses incurred in reliance on such information. Our e-mail and other communication services expose us to potential risks, such as liabilities or claims resulting from unsolicited e-mail, voicemail, lost or misdirected messages, illegal or fraudulent use of e-mail or telephone lines, or interruptions or delays in communications service.

    The imposition of potential liability for our content or services could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources or to discontinue some content or service offerings. While we carry general liability insurance, it may not be adequate to compensate us in the event we become liable for our content or services.

We may lose members and our reputation may suffer because of unsolicited bulk e-mail, or spam.

    Unsolicited bulk e-mail, or spam, and our attempts and others' attempts to control spam could harm our business and our reputation. To the extent our spam-blocking efforts are not effective, our systems may become unavailable or may suffer from reduced performance. Spam-blocking efforts by others may also result in others blocking our members' legitimate messages. Additionally, our reputation may be harmed if e-mail addresses with our domain names are used in this manner. Any of these events may cause members to become dissatisfied and discontinue their use of our Web site.

Our systems may fail or be interrupted, limiting our user traffic and harming our business.

    We maintain substantially all of our computer and communications hardware at the facilities of Simple Network Communications in San Diego, California but we are in the process of transitioning the hosting of our Web site to another provider. We may experience interruptions in our systems or our Web site during this transition. Any disruption or interruption of our systems could have a material adverse effect on our business and financial condition. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events at that location. Computer viruses, physical or electronic break-ins and similar disruptions could also cause system interruptions, delays and loss of critical data and could prevent us from providing services.

    The ability of college students to access our Web site directly affects our revenue. In the past we have experienced infrequent system interruptions that made our Web site unavailable. Similar system interruptions may reduce the traffic to our Web site. We expect that these interruptions will continue in the future from time to time. We may need to add additional software and hardware from time to time and otherwise upgrade our systems and network infrastructure to accommodate increased traffic on our Web site and to promote the stability of our network. We are currently in the process of upgrading our systems software and functionality in order to increase the capacity and scalability of our Web site to accommodate increased user traffic. We cannot accurately project the rate or timing of any increases in traffic on our site and, therefore the integration and timing of future upgrades are uncertain. In addition, we cannot guarantee that our current system or functionality upgrades will be completed on a timely basis or that they will not result in system interruptions.

    Our Web site services depend on complex software developed by third parties and us. Software often contains defects, particularly when first introduced or when new versions are released, that cannot be detected until the software is deployed. These defects could:

    - cause service interruptions that damage our reputation;

    - increase our service costs;

    - cause us to lose revenue;

    - discourage advertisers from placing advertisements on our Web site; or

    - divert our development resources.

    Our reliance on third-party telecommunications service providers also exposes us to the risks that those providers will fail to provide service or that their service quality will not be acceptable. In either event, we would likely lose users who are dissatisfied with our service or face reduced traffic. Since we do not have direct control over our telecommunications carriers' network reliability and the quality of their service, we may not be able to provide consistently reliable access for our users.

If we are unable to respond to rapid technology change in the Internet market, we will not remain competitive and may lose users.

    To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our Web site. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing technology in the Internet market, we will not remain competitive. The Internet is characterized by rapid technological change that could render our existing Web site and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

    - license leading technologies useful in our business;

    - enhance our existing services;

    - develop new services and technology that address the increasingly sophisticated and varied needs of college students; and

    - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

    We may experience difficulties that delay or prevent us from being able to do any of the above. Material delays in introducing new technologies and enhancements to our services may cause customers and advertisers to make purchases from or visit the Web sites of our competitors. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

Existing and future regulation of the Internet may slow its growth, resulting in decreased demand for our services and increased costs of doing business.

    We expect more stringent laws and regulations to be enacted due to the increasing popularity and use of the Internet and other online services.

    New and existing laws and regulations are likely to address a variety of issues, including:

    - user privacy and expression;

    - taxation and pricing;

    - the rights and safety of children;

    - intellectual property;

    - information security;

    - anticompetitive practices;

    - the convergence of traditional channels with Internet commerce;

    - property ownership;

    - negligence;

    - defamation;

    - obscenity and indecency;

    - distribution;

    - the characteristics and quality of products and services;

    - online content;

    - data collection;

    - access charges;

    - liability for third party activities; and

    - jurisdiction.

    Regulation could limit growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium.

    Other federal, state, local or foreign laws, regulations and policies, either now existing or that may be adopted in the future, may apply to our business and may subject us to significant liability, significantly limit growth in Internet usage, prevent us from offering particular Internet services or otherwise harm our business, our financial condition and the results of our operations. Although our online transmissions generally originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities.

    We may be subject to Sections 5 and 12 of the Federal Trade Commission Act, or the FTC Act, which regulate advertising in all media, including the Internet, and require advertisers to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading and unfair advertising, and grants the Federal Trade Commission, or the FTC, enforcement powers to impose and seek civil and criminal penalties, consumer redress, injunctive relief and other remedies upon persons who disseminate prohibited advertisements. We could be subject to liability under the FTC Act if we were found to have participated in creating and/or disseminating a prohibited advertisement with knowledge, or had reason to know that the advertising was false or deceptive. The FTC recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet.

    We may also be subject to the provisions of the recently enacted Communications Decency Act, or the CDA, which, among other things, imposes substantial monetary fines and/or criminal penalties on anyone who distributes or displays prohibited material over the Internet or knowingly permits a telecommunications device under its control to be used for such purpose. Although the manner in which the CDA will be interpreted and enforced and its effect on our operations cannot yet be fully determined, the CDA could subject us to substantial liability. The CDA could also limit the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium.

    Increased use of the Internet has burdened the existing telecommunications infrastructure and has led to interruptions in phone service in areas with high Internet use. Several telecommunications companies and local telephone carriers have petitioned the Federal Communications Commission to regulate online service providers in a manner similar to long distance telephone carriers and to impose access fees. If this were to occur, the cost of communicating on the Internet could increase substantially, potentially decreasing the use of the Internet.

    The applicability of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy to the Internet and other online services is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could increase our costs of doing business, discourage Internet communications and reduce demand for our services.

We may be subject to liability for products sold through our Web site.

    Consumers may sue us if any of the products sold through our Web site are defective, fail to perform properly or injure the user. Although we intend to include provisions in our agreements with manufacturers and companies to limit our exposure to liability claims, these limitations may not prevent all potential claims. Liability claims resulting from our sale of products could require us to spend significant time and money in litigation or to pay significant damages.

                         Risks Related To This Offering

The number of shares eligible for public sale after this offering could cause our stock price to decline.

    If our existing stockholders sell their shares of our common stock in the public market following the offering, the market price of our common stock could decline. Moreover, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of the common stock. These sales, and the possibility of these sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Please see "Shares Eligible for Future Sale" for further details regarding the number of shares eligible for public sale after this offering.

The liquidity of our stock is uncertain because it has never been publicly traded, and it could be difficult to sell your shares.

    Prior to this offering, there has been no public market for our common stock. We cannot predict if an active trading market in our common stock will develop or how liquid that market might become. The market price of the common stock may decline below the initial public offering price. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding how the initial public offering price was determined.

We may apply the proceeds of this offering to uses that do not increase our operating results or market value.

    We presently intend to use a portion of the net proceeds from this offering to promote our brand, expand sales and marketing and engage in strategic business alliances and acquisitions. The balance of the net proceeds of this offering will be used for working capital and general corporate purposes, including Web site expansion as more fully described in "Use of Proceeds." General corporate purposes also include expenditures made in the day-to-day operation of our business. Our use of proceeds is subject to change at our management's discretion. The amounts actually expended for each of the purposes listed above may vary significantly depending upon a number of factors, including the progress of our marketing programs, capital spending requirements and developments in Internet commerce.

    We will have broad discretion in how we use the proceeds from this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding how to use the proceeds from this offering, and we may spend these proceeds in ways that do not increase our operating results or market value. Pending our expenditure on any of these uses, we plan to invest the proceeds of this offering in short-term, investment-grade, interest-bearing securities. We cannot predict whether these investments will yield a favorable return.

The market price of our stock may be particularly volatile because of the industry in which we operate.

    The market prices of the securities of Internet-related companies have been especially volatile and have experienced extreme volume fluctuations. Volatility in the market price of our stock could lead to claims against us, including securities class action litigation. If we were the object of any litigation, it could result in substantial costs and a diversion of our management's attention and resources. The trading price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

    - actual or anticipated variations in quarterly results of operations;

    - the introduction of new or enhanced offerings by us or our competitors;

    - changes in financial estimates or recommendations by securities analysts;

    - conditions or trends in the Internet and online commerce industries;

    - changes in the market valuations of other Internet companies;

    - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales of common stock; and

    - general political and economic conditions.

    In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. The trading prices of the stocks of many Internet and technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price earnings ratios may not be sustained. In addition, our stock may not trade at the same levels as other Internet or Internet-related companies' stock.

Our controlling stockholders may make decisions which you do not consider to be in your best interest.

    We anticipate that our principal stockholders, executive officers, directors and entities affiliated with them will beneficially own, in the aggregate,
approximately   % of our outstanding common stock following the completion of this offering. These stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing another entity from acquiring or merging with us. Please see "Management" and "Principal Stockholders" for detailed information on the beneficial ownership of the principal stockholders, executive officers, directors and affiliates.

Anti-takeover provisions in our charter documents and Delaware law could delay, defer or prevent a tender offer or takeover attempt that you consider to be in your best interest.

    Anti-takeover provisions of our restated certificate of incorporation, our restated bylaws and Delaware law could make it more difficult for a third party to acquire us. As a result, we could delay, defer or prevent a takeover attempt or third party acquisition that our stockholders consider in their best interest, including an attempt that might result in a premium over the market price for the shares held by our stockholders. Please see "Description of Capital Stock" for detailed information on these provisions.

You will suffer immediate and substantial dilution in the value of your shares.

    The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock immediately after this offering. The exercise of outstanding options and warrants may result in further dilution. Please see "Dilution" for detailed information on dilution resulting from this offering.

                           FORWARD-LOOKING STATEMENTS

    Many statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere may be forward-looking statements that are not based on historical facts. We may identify these statements by the use of words such as "believe," "expect," "will," "anticipate," "intend" and "plan" and similar expressions. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors." We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the       shares offered
by us will be approximately $      million, assuming an initial public offering
price of $      per share and after deducting the estimated underwriting
discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment is exercised in full, we estimate that such net
proceeds will be approximately $      million.

    We expect to use the net proceeds of this offering to fund the continued growth and expansion of our business, build our brand, expand our Web site and technology infrastructure and for working capital and other general corporate purposes. Additionally, we plan to expand both horizontally into related markets and internationally. We also anticipate future strategic alliances and acquisitions that may require cash investments at closing as well as on an ongoing basis for operations.

    We are not currently able to estimate the allocation of proceeds specifically, and our management will have broad discretion over the allocation of proceeds of this offering. Pending use of the net proceeds of the offering, we intend to invest the funds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain any future earnings to support operations and to finance the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on financial condition, operating results, capital requirements and other factors that our board deems relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999,

    - on an actual basis;

    - on a pro forma basis as if the following had been effected on December 31, 1999:

       (1) the issuances of 5,819,978 shares of our common stock in connection with the acquisition of Versity.com;

       (2) the issuance of 970,874 shares of our Series C-2 convertible preferred stock in connection with our recent strategic relationship with NBC and the conversion of these shares into common stock on a one-for-one basis; and

       (3) the conversion of all outstanding preferred stock into common stock on a one-for-one basis prior to the consummation of this offering; and

    - on a pro forma as adjusted basis to reflect the estimated net proceeds
      from the sale of       shares offered hereby at an assumed initial public
      offering price of $      per share and after deducting the estimated
      underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                       December 31, 1999
                                                              ------------------------------------
                                                                                        Pro Forma
                                                               Actual     Pro Forma    As Adjusted
                                                              --------   -----------   -----------
                                                                         (unaudited)   (unaudited)
                                                               (in thousands, except share data)
Long-term debt, less current portion........................  $  1,353    $  1,353
                                                              --------    --------      --------
Convertible preferred stock:
  Preferred stock, $0.001 par value, 26,213,537 shares
   authorized (actual); 26,213,537 shares authorized (pro
   forma) and 10,000,000 (pro forma as adjusted):
    Series A convertible preferred stock, 1,536,537 shares
     authorized, 1,536,516 shares issued and outstanding
     (actual); no shares authorized, issued or outstanding
     (pro forma and pro forma as adjusted)..................     2,110
    Series B convertible preferred stock, 8,000,000 shares
     authorized, 7,409,566 shares issued and outstanding
     (actual); no shares authorized, issued or outstanding
     (pro forma and pro forma as adjusted)..................    16,478
    Series B-1 convertible preferred stock, 777,000 shares
     authorized, 761,259 issued and outstanding (actual); no
     shares authorized, issued or outstanding (pro forma and
     pro forma as adjusted).................................       521
    Series C convertible preferred stock, 12,700,000 shares
     authorized, 11,322,897 shares issued and outstanding
     (actual); no shares authorized, issued or outstanding
     (pro forma and pro forma as adjusted)..................    36,590
    Series C-1 convertible preferred stock, 1,700,000 shares
     authorized, 1,636,977 shares issued and outstanding
     (actual); no shares authorized, issued or outstanding
     (pro forma and pro forma as adjusted)..................     5,664
                                                              --------    --------      --------
                                                                61,363
Stockholders' equity:
  Common stock, $0.001 par value, 81,700,000 shares
   authorized (actual and pro-forma), 19,972,895 shares
   issued and outstanding (actual); 49,430,962 shares issued
   and outstanding (pro forma); and 120,000,000 shares
   authorized,       shares issued and outstanding (pro
   forma as adjusted).......................................        20          50
  Additional paid-in capital................................    31,070     127,117
  Stock-based compensation..................................    (8,856)     (8,856)
  Accumulated deficit.......................................   (35,002)    (35,002)
                                                              --------    --------      --------
Total stockholders' equity (deficit)........................   (12,768)     83,309
                                                              --------    --------      --------
    Total capitalization....................................  $ 49,948    $ 84,662
                                                              ========    ========      ========

    The table above excludes:

    - 784,422 shares of our common stock issuable upon the exercise of options assumed in connection with our acquisition of Versity.com;

    - up to 3,449,384 additional shares of our common stock that may be issued in connection with our acquisition of Versity.com;

    - up to 464,910 additional shares of our common stock issuable upon the exercise of options that may be issued in connection with our acquisition of Versity.com;

    - 11,722,070 shares of our common stock issuable upon the exercise of options outstanding at December 31, 1999 with a weighted average exercise price of $0.74 per share;

    - 55,435 shares of our common and preferred stock issued on March 27, 2000 under letter agreements with existing stockholders;

    - 2,538,448 shares of our common and preferred stock issuable upon the exercise of warrants outstanding at December 31, 1999 with a weighted average exercise price of $1.50 per share;

    - 1,880,503 shares of our common stock available for issuance under our stock option plans as of December 31, 1999, which amount was increased by an aggregate of 12,000,000 shares in January, February and April 2000 subject to stockholder approval; and

    - 500,000 shares of our common stock issuable under our employee stock purchase plan approved by our board of directors in February 2000 subject to stockholder approval. For a description of our stock option plans, please see "Management--Benefit Plans."

    From January 1, 2000 through April 3, 2000, we have granted additional options to purchase an aggregate of 3,958,667 shares of our common stock with a weighted average exercise price of $2.00 per share under our stock option plans.

    This information in the table above should be read in conjunction with our financial statements and the notes relating to such statements appearing elsewhere in this prospectus. Please see "Management--Benefit Plans," "Description of Capital Stock" and the more detailed financial statements and notes appearing elsewhere in this prospectus.

                                    DILUTION

    Our historical net tangible book value as of December 31, 1999 was approximately $29.0 million, or $1.45 per share, based on the number of common shares outstanding as of December 31, 1999. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 1999.

    Our pro forma net tangible book value as of December 31, 1999 was approximately $35.6 million, or $0.82 per share, based on the pro forma number of shares outstanding as of December 31, 1999 of 42,640,110, calculated after giving effect to the automatic conversion of 22,667,215 shares of our preferred stock outstanding at December 31, 1999 into shares of our common stock on a one-for-one basis.

    Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our
common stock in this offering after giving effect to the sale of       shares in
this offering at an assumed initial public offering price of $      per share.
This represents an immediate increase in pro forma net tangible book value of
$      per share to existing stockholders and an immediate dilution in pro forma
net tangible book value of $      per share to new investors. The following
table illustrates this per share dilution:

Assumed initial public offering price per share............              $
  Pro forma net tangible book value per share as of
   December 31, 1999.......................................   $
  Increase attributable to new investors...................
                                                              ------
Pro forma net tangible book value per share after the
  offering.................................................
                                                                         ------
Net tangible book value dilution per share to new
  investors................................................              $
                                                                         ======

    If the underwriters' over-allotment option is exercised in full, the pro
forma net tangible book value per share after this offering would be $      per
share, the increase in net tangible book value per share to existing
stockholders would be $      per share and the dilution in net tangible book
value to new investors would be $      per share.

    The following table summarizes, on a pro forma basis as of December 31, 1999, after giving effect to the automatic conversion of all outstanding shares of preferred stock into common stock, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors (based upon an assumed
initial public offering price of $      per share and before deducting estimated
underwriting discounts and commissions and estimated offering expenses):

                            Shares Purchased        Total Consideration
                           -------------------      --------------------   Average Price
                            Number    Percent        Amount     Percent      Per Share
                           --------   --------      ---------   --------   -------------
Existing stockholders....                   %       $                 %        $
New investors............
                           -------     -----        --------     -----         ------
  Total..................              100.0%       $            100.0%        $
                           =======     =====        ========     =====         ======

    The tables and calculations above as of December 31, 1999 exclude:

    - 5,819,978 shares of our common stock issued in connection with our acquisition of Versity.com in April 2000;

    - 784,422 shares of our common stock issuable upon the exercise of options issued in connection with our acquisition of Versity.com;

    - up to 3,449,384 additional shares of our common stock that may be issued in connection with our acquisition of Versity.com;

    - up to 464,910 additional shares of our common stock issuable upon the exercise of options that may be issued in connection with our acquisition of Versity.com;

    - 970,874 shares of our Series C-2 preferred stock issued to NBC on March 27, 2000 in connection with a recent strategic relationship;

    - 11,722,070 shares of our common stock issuable upon the exercise of options outstanding at December 31, 1999 with a weighted average exercise price of $0.74 per share;

    - 55,435 shares of our common and preferred stock issued on March 27, 2000 under letter agreements with existing stockholders;

    - 2,538,448 shares of our common and preferred stock issuable upon the exercise of warrants outstanding at December 31, 1999 with a weighted average exercise price of $1.50 per share;

    - 1,880,503 shares of our common stock available for issuance under our stock option plans as of December 31, 1999, which amount was increased by an aggregate of 12,000,000 shares in January, February and April 2000 subject to stockholder approval; and

    - 500,000 shares of our common stock issuable under our employee stock purchase plan as approved by our board of directors in February 2000 subject to stockholder approval. For a description of stock options plans, please see "Management--Benefit Plans."

    From January 1, 2000 through April 3, 2000, we have granted additional options to purchase an aggregate of 3,958,667 shares of our common stock with a weighted average exercise price of $2.00 per share under our stock option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes beginning on page F-1 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 30 of this prospectus. The selected consolidated statement of operations data for each of the three years ended December 31, 1999, and the selected consolidated balance sheet data at December 31, 1998 and 1999, are derived from our audited financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected consolidated statement of operations data for the year ended December 31, 1996, and the selected consolidated balance sheet data at December 31, 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 1995, and the selected consolidated balance sheet data at December 31, 1995, are derived from unaudited financial statements not included in this prospectus. Our unaudited financial statements have been prepared on a basis consistent with the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of such data. The historical results are not necessarily indicative of results to be expected for any future periods.

    The unaudited pro forma information assumes the conversion of all outstanding shares of preferred stock into common stock and reflects our acquisitions of Collegestudent.com, Campus24 and Versity.com and has been derived from our unaudited pro forma combined condensed financial statements included elsewhere in this prospectus. The unaudited pro forma combined condensed statement of operations data is derived from our statement of operations data combined with the statement of operations data of Collegestudent.com, Campus24 and Versity.com for the year ended December 31, 1999, giving effect to the acquisitions as if they had occurred on January 1, 1999. The unaudited pro forma combined condensed balance sheet data presents our balance sheet data combined with the balance sheet data of Versity.com as of December 31, 1999, giving effect to the acquisition as if it had occurred on December 31, 1999. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                                                         Year Ended December 31,                     Pro
                                          -----------------------------------------------------     Forma
                                            1995        1996       1997       1998       1999       1999
                                          ---------   --------   --------   --------   --------   ---------
                                          unaudited                                               unaudited
Statement of Operations Data:
Total revenue:..........................   $     1    $   196    $   802    $   332    $  2,913   $  4,079
Costs and expenses:
  Product development and technology....       112        269        859        763       3,483      6,896
  Sales and marketing...................       186      1,012      1,319        930      12,503     15,247
  General and administrative............       138        974        807        868       7,010     10,055
  Depreciation and amortization.........         1        145        354        344       1,498     15,916
  Stock-based compensation..............        --         --      1,545      1,156       4,151      4,794
                                           -------    -------    -------    -------    --------   --------
    Total expenses......................       437      2,400      4,884      4,061      28,645     52,908
                                           -------    -------    -------    -------    --------   --------
Loss from operations....................      (436)    (2,204)    (4,082)    (3,729)    (25,732)   (48,829)
Other income (expense), net.............         7        (29)      (130)       (94)        (33)      (116)
                                           -------    -------    -------    -------    --------   --------
Net loss................................   $  (429)   $(2,233)   $(4,212)   $(3,823)   $(25,765)  $(48,945)
                                           =======    =======    =======    =======    ========   ========
  Basic and diluted net loss per
   share................................   $ (0.03)   $ (0.15)   $ (0.27)   $ (0.24)   $  (1.57)  $  (1.00)
                                           =======    =======    =======    =======    ========   ========
Shares used in per share calculations:
  Basic and diluted.....................    15,000     15,009     15,372     16,035      16,388     49,035
                                           =======    =======    =======    =======    ========   ========

                                                           As of December 31,                        Pro
                                          -----------------------------------------------------     Forma
                                            1995        1996       1997       1998       1999       1999
                                          ---------   --------   --------   --------   --------   ---------
                                          unaudited                                               unaudited
Balance Sheet Data:
  Cash and cash equivalents.............   $     7    $    56    $    --    $   409    $ 29,740   $ 36,290
  Working capital (deficit).............         5       (305)    (1,533)    (3,982)     24,669     30,868
  Total assets..........................        28        585        415      1,251      56,432     85,677
  Total liabilities.....................        23      1,737      2,024      5,393       7,837      8,301
  Convertible preferred stock...........        --         --      2,108      2,110      61,363         --
  Total stockholders' equity
   (deficit)............................         5     (1,152)    (3,717)    (6,252)    (12,768)    77,376

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN ANY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

Overview

    We are an integrated communications, education and media Internet company that operates the leading online destination targeting college students. Our members constitute a valuable demographic group because many buying habits are set during the college years. We provide our members with an integrated communications solution, an interactive online community, academic tools, engaging content and specialized online commerce opportunities that expand and enrich a college student's experience and provide our sponsors and merchants with access to an attractive demographic group. In addition to being a leader in facilitating student-to-student interaction, we have, through the development of proprietary technologies and strategic relationships, established a centralized hub that acts as an intermediary between students and key elements of the college experience. Our ability to track and aggregate key demographic data such as consumer preferences, interests and buying patterns is valuable to advertisers and sponsors in targeting their marketing message and developing new products.

    We have incurred significant net losses and negative cash flows from operations since our inception. As of December 31, 1999, we had an accumulated deficit of $35.0 million. We intend to continue to make significant financial investments in our company, including product, technology and infrastructure development and hiring new personnel. As a result, we believe that we will continue to incur significant operating losses and negative cash flows for the foreseeable future.

    Our revenue is principally generated from the sale of marketing campaigns for sponsors and merchants targeting college students. Revenue includes fees for sponsorships and other marketing programs under contracts in which we commit to provide customers with promotional opportunities in addition to revenue from traditional banner advertising. These sponsorship agreements typically provide for the delivery of special content, services or promotional offers. We also charge fees to design and develop promotional programs that we technologically integrate into our Web site. In addition to fixed fees earned under these contracts, we typically receive incremental payments for traffic driven to an advertiser's site. Fees from these types of contracts, including any up-front nonrefundable fees specified in the contract relating to the up-front design work, are recognized on a straight-line basis over the life of the contract. We also derive revenue from short-term contracts for banner advertisements, buttons and textlinks. Under these contracts, we guarantee advertisers a minimum number of impressions for which we will receive a fixed fee. This form of revenue is recognized at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight-line basis over the term of the contract. To the extent that minimum guaranteed impression levels or other obligations are not met, we defer recognition of the corresponding revenue until guaranteed levels are achieved. In accordance with EITF 99-17, we have not recognized revenue related to barter transactions.

    We also generate commerce revenue by charging transaction fees to merchants based on a percentage of purchase price, for lead generation or for product positioning on our Web site. We structure our commerce relationships so that we do not directly incur the cost and challenges of product fulfillment and distribution. To date we have generated limited commerce revenue.

    In the past, we expanded the scope of our business to include professional design and hosting of third-party Web sites in order to meet our financial obligations; however, we no longer perform these services. Instead, we currently focus on building the communications, education, commerce and community features of our Web site.

Acquisition of Versity.com

    In April 2000, we acquired privately held Versity.com, a leading provider of Web-based educational tools for the college student market. Versity.com's products include online lecture notes and class management tools for both faculty and students. In connection with this acquisition, we issued 5,819,978 shares of our common stock and options to acquire 784,422 shares of our common stock in exchange for all outstanding shares of Versity.com's capital stock and outstanding options and warrants to acquire Versity.com capital stock. Up to 3,449,384 additional shares of our common stock and options to acquire up to 464,910 additional shares of our common stock may be issued to Versity.com stockholders and optionholders in the event that we do not meet specified valuation milestones.

    Versity.com is a Delaware corporation, incorporated in February 1999, and introduced its first product, Class Notes, in February 1999. Versity.com had total revenue of $9,000 for the period from inception to June 30, 1999 and $22,000 for the six months ended December 31, 1999. Versity.com's total operating expenses were $0.6 million for the period from inception through June 30, 1999 and $5.6 million for the six month period ended December 31, 1999. As of December 31, 1999, Versity.com had an accumulated deficit of $6.3 million. As of December 31, 1999, Versity.com had 140 employees.

    We are accounting for the Versity.com acquisition using the purchase method of accounting. Under the purchase method, the purchase price of $32.9 million is allocated to the assets acquired and liabilities assumed from Versity.com.
$22.2 million of the purchase price is being recorded on our balance sheet as intangible assets and goodwill. As a result, we expect to record amortization expenses of $4.9 million for 2000, $7.4 million for 2001 and $7.4 million for 2002. These charges will delay and thereafter reduce our profitability.

Results of Operations

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

    TOTAL REVENUE. Our total revenue increased to $2.9 million for the year ended December 31, 1999 from $0.3 million for the year ended December 31, 1998. The increase was primarily related to the increased number of sponsors and advertisers purchasing space on our Web site as well as increased sales and marketing efforts. Our revenue decreased to $0.3 million for the year ended December 31, 1998 from $0.8 million for the year ended December 31, 1997. During 1997, we had $0.7 million in professional Web site design and hosting services revenue, generated to provide working capital and support the growth of our Web site. We did not generate revenue from professional services in 1998 as we focused our efforts on enhancing the features of our Web site and gaining members. In 1999, one customer accounted for over 17% of our revenue under a one-time licensing of our software. In 1998 and 1997, no customer accounted for over 10% of revenue. We derive all of our revenue from operations in the United States.

    PRODUCT DEVELOPMENT AND TECHNOLOGY. Product development and technology expenses consist primarily of employee compensation and outside consulting services relating to developing and enhancing the features and functionality of our Web site. Product development and technology expenses increased to $3.5 million for the year ended December 31, 1999 from $0.8 million for the year ended December 31, 1998 and $0.9 million for the year ended December 31, 1997. This increase is primarily due to increased hiring of production and technology personnel and the use of outside consultants to further enhance our Web site. To date, all internal product development costs have been expensed as incurred. We believe that significant investment in product development is required to remain competitive. As a result, we expect to incur increased product development expenses in absolute dollars in future periods.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of advertising and other marketing-related expenses, including distribution costs, compensation and employee-related expenses, sales commissions and travel costs. Sales and marketing expenses increased to $12.5 million for the year ended December 31, 1999 from $0.9 million for the year ended December 31, 1998. This increase is primarily due to higher advertising and distribution costs associated with our aggressive brand-building strategy and an increase in compensation expense associated with growth in our direct sales force and marketing personnel. Sales and marketing expenses decreased to $0.9 million for the year ended December 31, 1998 from $1.3 million for the year ended
December 31, 1997. This decrease is primarily due to a decrease in personnel in sales and marketing as we de-emphasized our professional services to focus on our CollegeClub.com Web site. We anticipate that sales and marketing expenses will increase in future periods as we continue to pursue an aggressive brand-building strategy through advertising and distribution, expand operations and build our direct sales organization.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of personnel and related costs for corporate functions including accounting and finance, human resources, facilities and legal. General and administrative expenses increased to $7.0 million for the year ended
December 31, 1999 from $0.9 million for the year ended December 31, 1998 and $0.8 million for the year ended December 31, 1997. These increases are primarily due to the hiring of additional personnel and related recruitment fees in addition to increased outside consulting, legal and accounting fees required to grow our business. We expect general and administrative expenses to increase as a result of an increase in personnel and increased fees for professional services.

    DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment is provided over their estimated useful lives, generally two to three years using the straight-line method. Intangible assets, which consist primarily of goodwill resulting from businesses acquired, are being amortized over a period of approximately three years using the straight-line method. Depreciation and amortization expenses increased to $1.5 million for the year ended December 31, 1999 from $0.3 million for the year ended December 31, 1998 and $0.4 million for the year ended December 31, 1997. The increase in 1999 reflects the growth in capital additions as well as goodwill amortization relating to our acquisitions of Collegestudent.com and Campus24.

    STOCK-BASED COMPENSATION. Stock-based compensation represents the aggregate differences, at the dates of the grant, between the respective exercise prices of the stock options and the deemed fair value of the underlying stock. Stock-based compensation is amortized using the graded amortization method over the vesting period of the related options, which is generally five years. Stock-based compensation expenses increased to $4.2 million for the year ended December 31, 1999 from $1.2 million for the year ended December 31, 1998. This increase is primarily due to increased options granted to new and existing employees as well as an increase in fair market value of the underlying stock. Stock-based compensation expenses decreased to $1.2 million for the year ended December 31, 1998 from $1.5 million for the year ended December 31, 1997. This decrease was due to a reduction in the number of employees hired in 1998.

    OTHER INCOME (EXPENSE) NET. Other expense, net, decreased to $(33,000) for the year ended December 31, 1999 from other expense, net, of $(94,000) for the year ended December 31, 1998 and $(130,000) for the year ended December 31, 1997. This decrease is primarily due to increased interest income earned on cash proceeds from issuances of convertible preferred stock that offset interest expenses relating to capital equipment leases.

    PROVISION FOR INCOME TAXES. No provision for federal or state income taxes was recorded through December 31, 1999 as we incurred net operating losses from inception through that date. As of December 31, 1999, we had approximately
$25.8 million for both federal and state net operating loss carry forwards which expire on various dates beginning 2011 and 2004, respectively. Due to the uncertainty regarding the ultimate use of the net operating loss carry forwards, we have not recorded any benefit for the losses and a valuation allowance has been recorded for the entire amount of net deferred tax assets. In addition, annual use of our net operating losses will be limited due to cumulative changes in ownership as required under Section 382 of the Internal Revenue Code.

Liquidity and Capital Resources

    We have funded our operations and met our capital requirements primarily through issuance of convertible debt, long term debt, convertible preferred stock and common stock, which resulted in cumulative proceeds of $56.3 million through December 31, 1999. We had $29.7 million in cash and cash equivalents at December 31, 1999 as compared to $0.4 million at December 31, 1998.

    In September 1999, we entered into a master lease agreement to provide financing for the acquisition and lease of up to $2.3 million of computer equipment and software. The lease will expire in January 2003. As of February 2000, the lease facility was fully drawn. We issued to the lessor warrants to purchase 60,000 shares of common stock at a price equal to $3.56 per share, exercisable over a period of seven years. The master lease agreement does not include any financial covenants.

    Net cash used in operating activities increased to $19.1 million for the year ended December 31, 1999 from $1.0 million for the year ended December 31, 1998. This increase was primarily due to the increased operating net loss, offset in part by increased non-cash charges including depreciation, amortization and stock-based compensation charges. Net cash used in operating activities decreased to $1.0 million for the year ended December 31, 1998 from $1.9 million in 1997. This decrease was primarily due to a decrease in operating net loss, offset in part by decreased non-cash charges relating to stock-based compensation charges.

    Net cash used in investing activities increased to $1.9 million for the year ended December 31, 1999 from $0.3 million for the year ended December 31, 1998 and $14,000 for the year ended December 31, 1997. This increase was primarily due to increased purchases of property and equipment and issuance of notes receivable, partially offset by cash acquired in business combinations. We expect to continue to invest in capital equipment and information systems to support the growth of our Web site. Specifically, we anticipate investing approximately $5.0 million in the purchase of hardware and software during the first half of 2000 to accommodate such growth. We expect to fund these expenditures through a combination of third-party financing and working capital.

    Net cash provided by financing activities increased to $50.4 million for the year ended December 31, 1999 from $1.7 million for the year ended December 31, 1998. Of this increase, approximately $7.0 million of the net proceeds were received through the sale of Series B and B-1 convertible preferred stock, approximately $27.0 million of the net proceeds were received through the sale of Series C convertible preferred stock and approximately $17.9 million of the net proceeds were received through the issuance of convertible debt that has since converted into Series B and Series C convertible preferred stock offset, in part by payments of $1.5 million on long-term debt and capital lease obligations in 1999. Net cash provided by financing activities decreased to $1.7 million for the year ended December 31, 1998 from $1.8 million for the year ended December 31, 1997. The net cash provided by financing activities for 1998 was primarily due to the issuance of long-term debt of $1.6 million and the issuance of common stock of $0.1 million. The net cash provided by financing activities for 1997 was primarily due to the issuance of long-term debt of $0.4 million and the proceeds from the sale of Series A convertible preferred stock of $1.4 million and common stock of $0.1 million.

    We expect that the net proceeds from this offering, together with available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We cannot guarantee, however, that the assumption underlying our projections for revenue and expenses will prove to be accurate. If we fail to achieve our projected revenue targets or encounter unexpected costs or strategic opportunities, we may seek additional funds to support our working capital requirements, increase our staffing, make significant capital expenditures, make acquisitions of complementary businesses, products and technologies and expand our sales and marketing programs or for other purposes. Adequate funds may not be available when needed or may not be available on favorable terms. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If insufficient funds are available, we may be unable to support our working capital requirements, enhance our Web site and brand, make acquisitions of complementary business or respond to actions by competitors, any of which could materially harm our business, operating results and financial condition.

Quarterly Results of Operations

    The following table sets forth our unaudited quarterly statement of operations data for the six quarters ended December 31, 1999. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus, and in the opinion of management, include all adjustments necessary for a fair presentation of the results of operations for such periods. These results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.

                                                                          Quarter Ended
                                    ------------------------------------------------------------------------------------------
                                      Sept. 30,         Dec. 31,       Mar. 31,    June 30,      Sept. 30,         Dec. 31,
                                         1998             1998           1999        1999           1999             1999
                                    --------------   --------------   ----------   ---------   --------------   --------------
                                                                          (in thousands)
Statement of Operations Data
Total revenue.....................      $  56           $   207        $    97      $   215       $   488          $  2,113
Costs and expenses:
  Product development and
   technology.....................        157               305            301          521         1,125             1,536
  Sales and marketing.............        207               489            754        1,987         4,105             5,657
  General and administration......        146               514            510        1,090         1,302             4,108
  Depreciation and amortization...         65                83            120          126           261               991
  Stock-based compensation........        253               212            172        1,417         1,112             1,450
                                        -----           -------        -------      -------       -------          --------
    Total expenses................        828             1,603          1,857        5,141         7,905            13,742
Loss from operations..............       (772)           (1,396)        (1,760)      (4,926)       (7,417)          (11,629)
Other income (expense), net.......         (9)              (49)           (12)        (114)           96                (3)
                                        -----           -------        -------      -------       -------          --------
Net loss..........................      $(782)          $(1,445)       $(1,772)     $(5,040)      $(7,321)         $(11,632)
                                        =====           =======        =======      =======       =======          ========

    We have historically experienced seasonality, with use of our Internet services being somewhat lower during the months in which students are not at school. We believe seasonality favorably impacts usage of our Web site during the first and fourth calendar quarters. We may experience seasonal fluctuations in our total revenue and the risks associated with those fluctuations in the future.

    In addition, our revenue and operating results are likely to vary significantly from quarter to quarter in the future due to a number of factors, many of which are beyond our control. These factors include:

    - the ability to attract and retain new members, customers and advertisers;

    - new sites, services or products introduced by us or our competitors;

    - the timing and uncertainty of sales cycles;

    - the mix of online advertisements sold;

    - seasonal weakness in advertising sales;

    - the level of Web and online service usage;

    - the ability to attract, integrate and retain qualified personnel;

    - technical difficulties or system downtime affecting the Internet generally or the operation of our business; and

    - general economic conditions as well as economic conditions specific to Internet companies.

    Our revenue for the foreseeable future will be substantially dependent on advertising and sponsorship contracts, many of which are short-term and subject to cancellation without penalty until shortly before delivery. In addition, we derive a material portion of our revenue from sales of advertising to a limited number of customers. Accordingly, the loss of any advertising relationship, or the cancellation or deferral of advertising orders, could harm our results in any one quarter. As a result of these and other factors, period-to-period comparisons of our operating results should not be relied upon as an indication of future performance.

Recent Accounting Pronouncements

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We do not currently engage or plan to engage in any derivative or hedging activities.

Disclosures About Market Risk

    Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of interest rates in the United States, particularly since the majority or our investments are in short-term debt securities issued by corporations. We place our investments with high quality issuers and limit the amount of credit exposure to any one issuer. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure.

    We do not have any foreign currency hedging or other derivative financial instruments as of December 31, 1999.

                                    BUSINESS

The Company

    We are an integrated communications, education and media Internet company that operates the leading online destination targeting college students. We offer both students and educators proprietary Web-based communication, education, commerce and community tools as well as engaging content that enhance and simplify the college experience. We have registered over 2 million members and during January 2000 our Web site generated approximately 227 million page views according to PC Data. During the same period, Media Metrix rated our Web site as the stickiest site on the Internet for users ages 18 through 24 as measured by minutes per user per month.

    We provide centralized access to what we believe is the world's largest online community of students to sponsors and merchants, as well as to college faculty and staff. We attract students through the combination of our over 1,200 student marketing representatives, word-of-mouth and advertising. We serve and retain students by offering them an integrated suite of proprietary communication, education and community tools as well as exclusive commerce offerings. We derive revenue primarily from the sale of sponsorships, advertising and other promotional services and also generate fees from our various commerce relationships.

    Through the development of proprietary technologies and strategic relationships, we have established a centralized hub that acts as an intermediary between students and key elements of the college experience, such as:

    - OTHER STUDENTS. Our proprietary technology allows students to instantly identify other students based on specific search criteria such as major, school, location, interests and hobbies. After identifying students based upon these profiles, users can then choose to communicate directly with them using our proprietary instant messenger or universal integrated e-mail and voicemail system which can be accessed either through the Internet or telephonically. We also provide other communications tools that allow students to share their college experience with each other.

    - CAMPUS BOOKSTORES. Through our exclusive relationship with the National Association of College Stores, our proprietary turn-key commerce infrastructure enables campus bookstores at over 100 universities such as Cornell and Princeton to sell books, school supplies and apparel over the Internet.

    - LENDERS AND FINANCIAL AID OFFICES. Through our eStudentLoan.com division we provide students centralized access to various student loan providers including Bank of America and The Student Loan Corporation, an affiliate of Citibank. We also provide financial aid offices at various universities with access to software and Web-based technology that enables them to more effectively manage the financial aid process.

    - FACULTY AND ADMINISTRATORS. We provide professors, administrators and students with Web-based access to class-specific information and course management tools currently used throughout a number of campuses such as Stanford and Harvard. We also offer student-generated lecture notes for over 6,900 classes on campuses throughout the country.

    In order to provide our members with leading services and product offerings, we have entered into key strategic alliances. Specifically, we have formed a relationship with Sony Corporation of America to provide us with proprietary content and advice regarding the development of the broadband market as well as to assist in potential international expansion. Similarly, we have entered into strategic alliances with Ericsson to extend our proprietary tools to wireless consumer devices and with NBC to promote us within their online and broadcast networks.

Industry Background

    THE INTERNET HAS EMERGED AS A GLOBAL MEDIUM FOR COMMERCE, COMMUNITY,
     ADVERTISING AND EDUCATION

    The Internet has emerged as a significant global medium enabling millions of people to communicate and conduct commerce. The number of Internet users, the amount of time they spend online and the amount of commerce transacted over the Internet is growing rapidly. Jupiter Communications estimates that the number of Internet users worldwide will grow from 232 million at the end of 1999 to approximately 498 million by the end of 2003. Jupiter Communications also estimates that online consumer commerce in the United States will increase from $14.9 billion in 1999 to $78.0 billion by the year 2003.

    The interactive nature of the Internet and its real-time communication abilities has resulted in dramatic growth in online communities. Online communities are groups of people united by common interests who congregate at Web sites, news groups or other online locales. Members of these communities can create relevant content for other users who share common interests. Leading communities develop a loyal following of registered active users who typically disclose personal information and preferences to other users and the entity maintaining the Web site. This information enhances member interaction, personalizes the online experience and encourages repeat visits.

    Online communities provide a forum for sponsors and merchants to reach demographically concentrated audiences with targeted and personalized messages or offerings. Internet advertisers can quickly adjust advertising content in response to market factors, current trends and consumer feedback. Jupiter Communications estimates that Internet advertising in the United States will grow from $3.2 billion in 1999 to more than $11.5 billion in 2003.

    Education is a major component of United States domestic spending, representing over $584 billion for the 1997-98 school year according to the National Center for Education Statistics. Education impacts most of society, yet we believe only a small amount of educational content and services are currently delivered via the Internet. We believe that there are a number of opportunities for the Internet to automate and facilitate traditional educational processes. The Internet provides the ability for students, educators and administrators to communicate and share information more efficiently, which we believe enhances and simplifies the educational process.

    COLLEGE STUDENTS SEEK AN INTEGRATED INTERNET SOLUTION

    College students face numerous challenges and demands unique to the college experience. Students are attempting to balance social and financial issues with academic demands and are seeking solutions that simplify and enhance their lives. Increasingly, college students, with their propensity to adopt new technologies, are using the Internet to enhance the educational experience, simplify the academic process and buy and sell goods and services more conveniently. Jupiter Communications' research indicates the following:

    - the average college student spends approximately 7.8 hours a week online;

    - Internet penetration among college students was 90% in 1999, and is expected to increase to 95% in 2003; and

    - in 1998 college students made online purchases of $429 million, with this number expected to grow to $2.5 billion in 2002.

    We believe that a significant opportunity exists to provide an Internet-based integrated education-based community, communications and commerce solution to college students.

    COLLEGE STUDENTS ARE AN IMPORTANT AUDIENCE TO SPONSORS AND MERCHANTS

    College students represent a significant and growing segment of the online audience. They also represent an important demographic group to sponsors and merchants because we believe the college years are the period during which lifetime buying habits and brand loyalties are established. According to the United States Census Bureau, as of September 1999, there were over 15.5 million college students attending colleges and universities in the United States. In 1998, Jupiter Communications estimated that annual college student spending power was approximately $120 billion. Furthermore, the National Association of College Stores estimates that for the 1998-1999 academic year approximately
$9 billion was spent in college bookstores in the United States and Canada, and according to the National Center for Education Statistics, more than $40.9 billion in financial aid was awarded in the 1995-96 school year. From a marketing perspective, college students have traditionally been challenging to reach due to students' active and mobile lifestyles, their unpredictable consumption of conventional media and their susceptibility to trends.

The CollegeClub.com Solution

    We focus on the unique communication, education, commerce and community demands of college students. We provide our members with an integrated communications solution, an interactive online community, academic tools, engaging content and specialized online commerce opportunities that enhance and simplify the student's experience. We also provide our sponsors and merchants with access to an attractive demographic group. In addition, we connect students with campus bookstores, financial aid services and faculty in a way that optimizes the educational experience. Key elements of our solution include the following:

    WE DELIVER VALUE TO COLLEGE STUDENTS

    COMMUNICATION AND COMMUNITY. We provide an integrated and comprehensive communications platform to our members. Our Web site offers numerous interactive tools that promote connectivity among our members, including our proprietary universal messaging system which includes free integrated voicemail and e-mail and fosters interaction and community among our members. Through our emphasis on member connectivity, we have created an online community that attracts users and builds member loyalty. For example, our users have generated over 200,000 online clubs where they exchange ideas on subjects ranging from third-century Shamanism to hip-hop music.

    EDUCATION. We provide students with numerous academic-related tools including class-specific lecture notes, study guides, diagnostic tools, testing strategies and research utilities that improve the learning experience. Our Web site allows students to better organize their academic activities by providing centralized online access to course information such as class schedules, assignments, office hour postings and grades. By allowing students to connect with each other as well as with professors, our educational tools extend the educational process beyond the classroom.

    STUDENT-ORIENTED CONTENT. We offer our members engaging content that appeals to the college demographic. We typically do not develop our own content; rather, we aggregate student-oriented online content that is either user-generated or provided by third parties. We derive much of our user-generated content through our community features such as message boards, online chat, members' personal Web pages and online polls. We also use selected third-party-generated content from entertainment and information sites favored by our members. Student-generated and selected third-party content, combined with the dynamic nature of our community, enables us to consistently offer our members engaging material even as trends and preferences change. As a result, in January 2000, our Web site generated approximately 227 million page views according to PC Data.

    COMMERCE. We tailor our commerce offerings to match our members' preferences and offer goods and services complementary to our content and community at discounts or other favorable terms available only to our members. Through our Web site we provide students with discounts on products and services from over 50 merchants. To receive a discount, our members are required to access a co-branded version of our merchants' Web sites through our Web site. We also offer localized online auction and classified advertising services focused exclusively on college students. In addition, we also offer a loyalty program that allows users to earn points redeemable in specified auctions.

    WE DELIVER VALUE TO SPONSORS AND MERCHANTS

    We offer our sponsors and merchants access to what we believe is the largest online community of college students. Our users constitute an important demographic because many buying habits are set during the college years. Our ability to track and aggregate key demographic data such as preferences, interests and buying patterns is valuable to sponsors and merchants in targeting their marketing message. Some of our advertising customers include Gateway, General Motors and Warner Brothers. Additionally, we provide sponsors and merchants with the option to integrate offline marketing activities with their online programs. Our campus representatives distribute flyers, posters and other promotional materials and conduct campus-based marketing activities for sponsors and merchants.

    The Student Savings Center feature of our Web site attracts students looking for convenience and value. Through the Student Savings Center, participating merchants can offer their products or services via online commerce, auctions and classified advertisements. In addition, we allow merchants to target specific segments of our audience by matching their offerings with related content throughout our Web site. Some of the leading companies offering products or services to our members include Clinique, Federated Stores and OfficeMax.

    WE DELIVER BENEFITS TO EDUCATORS AND ADMINISTRATORS

    Our proprietary solution enables educators and administrators to more efficiently manage traditional educational processes. Our classroom automation tools allow educators to use the Internet to improve communication with students and augment the learning experience by distributing class-related information such as course schedules and grades and by offering students centralized access to educational material. Our solution also provides an online link between financial aid offices, students and financial aid lenders, allowing school administrators to streamline the financial aid process. Additionally, through our exclusive relationship with the National Association of College Stores, we provide campus bookstores with a comprehensive online commerce solution. Using an integrated solution, college bookstores establish online stores quickly with relatively little investment in additional technology infrastructure or personnel.

Strategy

    Our goal is to be the leader in online communication, education and commerce for students, educators and alumni. We intend to achieve this goal by pursuing the following strategies:

    Extend our anytime, anywhere, anyone communications platform. We will continue to evolve our proprietary communications platform to capitalize on emerging technological trends and to address the needs of our technologically savvy users. We intend to expand access to our communications platform through various devices using wireless, telephony and broadband networks. We will enhance the ability of our users to customize and personalize our communications platform to their specific needs. To this end, we have entered into a strategic alliance with Ericsson to extend our proprietary tools to wireless consumer devices.

    Increase the number of educational tools and services we offer. We will continue to expand our educational solutions that simplify and enhance the college experience for students, faculty and educational institutions. We intend to continue to improve the functionality of the online tools we currently offer, including lecture notes for students and course management tools for professors, and to introduce new educational-focused features as well.

    Expand our unique online commerce program. We intend to continue to make online commerce an integrated and valuable part of CollegeClub.com. We plan to utilize our exclusive relationship with the National Association of College Stores to increase the number of college bookstores that use our Web-based commerce solution to transact online with their customers. We also intend to increase the number of our online commerce partners to compliment and extend the variety of products and services available through the college bookstores. We also plan to expand our proprietary online auction services which enable students to transact locally.

    Enhance our offerings through strategic alliances and acquisitions. We plan to continue to acquire and partner with companies that provide our users with increased functionality and product breadth. For example, since June 1999, we have made a number of key acquisitions including Campus24, CollegeBeat.com, Collegestudent.com and Versity.com. Additionally, we will pursue strategic partnerships with established leaders in a variety of markets. For example, since September 1999, we have entered into strategic relationships with Ericsson, NBC and Sony.

    Expand internationally. We believe our communications tools and community features offer benefits to, and can be utilized by, students throughout the world. Therefore we plan to launch localized versions of our Web site in various countries worldwide. We intend to leverage our strategic relationships with Ericsson and Sony to facilitate our international expansion.

    Expand into related markets. We plan to extend our leading position in the online college market vertically by taking advantage of our unique combination of proprietary technology and community building expertise. We intend to apply our experience in developing online communities to expand into the high school and alumni markets.

Products and Services

    We offer our members proprietary Web-based communication, educational, commerce and community tools, and user-generated and third party content that enhance and simplify the student experience. Some of these tools and features are described below:

    COMMUNICATION FEATURES

Feature                                                         Description
---------------------------------------  ----------------------------------------------------------
Universal Messaging....................  We provide each registered member with free integrated voicemail and e-mail. Members can access both their
                                         voicemail and e-mail via either the Internet or any
                                         touch-tone phone.

                                         VOICEMAIL.  Our proprietary voicemail is accessible
                                         through a nationwide toll-free number. E-mail may be
                                         accessed through the voicemail system using text-to-speech technology, and voicemail may be accessed over the
                                         Internet through streaming audio technologies.

    COMMUNICATION FEATURES (CONT.)

Feature                                                         Description
---------------------------------------  ----------------------------------------------------------
                                         E-MAIL.  Our proprietary e-mail system is accessible via
                                         the Web, providing our members with access to their e-mail from any Internet-enabled computer. Our members can also
                                         set up our mail system to consolidate messages from most
                                         other e-mail accounts, including university-based
                                         accounts, making all of their e-mail accessible via the
                                         Web or touch-tone telephone.

Instant Messenger......................  Our proprietary Web-based Instant Messenger allows members to communicate in real-time with other members who are
                                         also logged onto our Web site. One of the key features of
                                         our Instant Messenger is that it does not require a
                                         download, making it immediately accessible to our entire
                                         member base.

Chat...................................  Our customized chat functionality allows members to participate in real-time chat with multiple community
                                         members. Use of this functionality does not require a
                                         download. We have hosted chat sessions each month,
                                         including sessions with nationally recognized celebrities, students and industry professionals.

    EDUCATIONAL FEATURES

Feature                                                         Description
---------------------------------------  ----------------------------------------------------------
Class Notes and Academic Research......  Our members can access online lecture notes for over 6,900 classes at over 145 universities across the country. All
                                         notes are prepared by students enrolled in the subject
                                         class. We also integrate pertinent research links with
                                         these class-specific lecture notes.

Course and Professor Evaluations.......  Our members can read course and professor evaluations provided by students.

Scholarship Finder.....................  Our members can use our proprietary engine to search for scholarship awards. This scholarship engine sources awards from a number of different databases, containing thousands of scholarship offers.

Classroom Automation Tools.............  Professors can use our proprietary classroom automation tools to manage their teaching activities online,
                                         including listing class assignments, posting office hours, administering quizzes and posting grades. These tools
                                         allow our members to receive and submit assignments,
                                         review grades, check class schedules and communicate with
                                         classmates.

    COMMERCE FEATURES

Feature                                                         Description
---------------------------------------  ----------------------------------------------------------
Campus Bookstores......................  We have developed proprietary technology that provides campus bookstores with online commerce capabilities.
                                         Students can buy textbooks, software, electronics and
                                         other goods from their local campus bookstore through
                                         CollegeClub.com or the campus bookstore's own Web site.

Shop Online............................  With over 50 participating merchants, this area provides members with discounts on thousands of items. Members can
                                         browse the listings by store or brand, and comparison shop for the best deal.

Local Auctions.........................  We have built a proprietary, localized auction service that allows our members to buy and sell goods at the
                                         campus level as well as nationally.

Local Discounts........................  Our members are offered discounts from thousands of local restaurants and merchants.

Student Loan Analysis Engine...........  We have built a loan analysis engine that allows students to compare loan programs from major national lenders such
                                         as Bank of America and the Student Loan Corporation, an
                                         affiliate of Citibank, as well as smaller regional
                                         lenders.

    COMMUNITY FEATURES

Feature                                                         Description
---------------------------------------  ----------------------------------------------------------
Clubs..................................  Our members have created over 200,000 clubs in over 245 different special interest and course-specific categories
                                         to provide centralized forums for group communication.
                                         Members can join existing clubs or create new ones through our user-friendly club-generating system.

Who's Online...........................  Through our proprietary Who's Online feature, users can identify and sort all logged-on members by school, gender, age, major, location, keyword or any combination thereof.
                                         Using our Instant Messenger, members can communicate real-
                                         time with other identified logged-on members.

Profile System.........................  User-generated member profiles display general information and can include additional detailed information such as
                                         their personal characteristics, club affiliations and
                                         other interests. Each member controls the personal
                                         information that can be accessed by others and is
                                         protected by the company's privacy policy.

Match U................................  Our proprietary Match U. service matches members who have similar information in their personal profiles. The
                                         communication tools on our Web site allow matched members
                                         to connect with each other in a number of ways.

    COMMUNITY FEATURES (CONT.)

Feature                                                         Description
---------------------------------------  ----------------------------------------------------------
CCLive.................................  We have developed a proprietary Web-cam feature where students can view online video feeds from over 250 members nationwide.

C-Points...............................  Our proprietary loyalty program allows members to earn points for doing various activities on our Web site, such
                                         as referring new members, building home pages, voting in
                                         polls and posting to our message boards. Members use
                                         points to bid on items in our C-Points auction area.

Home Page Builder......................  We provide our members with a home page builder that allows them to create and edit personal home pages using a simple template or a more advanced drag-and-drop
                                         technology.

Message Boards.........................  Our proprietary message boards allow users to read or respond to our members' postings. Message boards are
                                         integrated throughout our Web site, allowing members to
                                         easily respond to or create new discussions at any time.

Photo Gallery..........................  We have created an area of our Web site, featuring over
                                         1,000 campus-specific photo galleries, in which our
                                         members have uploaded over 700,000 photographs.

Community Channels.....................  Our channels provide our members with areas to read and respond to topic-based content created by other students.
                                         They also allow sponsors to provide topic-specific
                                         articles and promotions. Our current channels include
                                         Entertainment, Jobs, College, Love, Local, Games and
                                         Money.

Live Help..............................  We provide our members with real-time customer service through online chat or a toll-free number, offering
                                         assistance 24 hours a day, 7 days a week.

    We continually update our Web site to respond to member feedback and to evolving user needs, trends and technologies. We intend to continue to enhance the functionality of our existing features as well as add additional online features to provide maximum benefit to our members.

Advertising and Sales

    Substantially all of our revenue is currently generated from the sale of marketing campaigns for sponsors and merchants targeting college students. Our online sponsorship opportunities primarily consist of the following:

    - CHANNEL AND SECTION SPONSORSHIPS. Advertisers may sponsor specific member channels, or provide integrated editorial and promotional content;

    - SPONSORED PRODUCT AND SERVICE OFFERINGS. We allow companies to provide online products and services that are targeted to college students. We allow our users to access and utilize our sponsors' products and services directly through our Web site;

    - BANNER ADVERTISING. Our advertisers may purchase banner advertising throughout our Web site or in specific sections:

    - PERMISSION MARKETING AND OPT-IN E-MAIL ADVERTISING. During member registration and throughout our Web site, we provide our users with the opportunity to opt-in, or request, specific information about products or subjects of interest; and

    - WEEKLY E-MAIL ADVERTISING. We distribute weekly online newsletters to our members that include community news, editorial content, advertising and promotional messages.

    Our offline sponsorship opportunities primarily consist of the following:

    - ON-CAMPUS MARKETING PROGRAMS. Our extensive network of on-campus marketing representatives are able to promote our advertisers' products through table-top displays, flyer distribution or other on-campus events; and

    - VOICEMAIL AUDIO ADVERTISEMENTS. Merchants can purchase short audio advertisements that are played when members retrieve messages from their free voicemail accounts. Callers can be transferred directly to a merchant's call center with the press of a button.

    In addition, we collect members' demographic information regarding their buying patterns and interests, allowing us to provide better targeting for our advertisers. We currently perform polling, trend-tracking and other analyses to capture data reflecting the habits and attitudes of our members. We are currently aggregating user data and intend to make this data available generically on a subscription basis. We do not intend to disclose individual user data except when users request specific information from an advertiser or sponsor.

Online Commerce

    Through a combination of our proprietary technologies and strategic relationships with campus bookstores, local and national merchants and student loan providers, we believe that we are well-positioned to capitalize on online commerce opportunities in the college student market. We intend to leverage these relationships and technologies to generate commerce revenue, capture valuable consumer data and enhance the user experience. We structure these relationships so that we do not directly incur the cost and challenges of product fulfillment and distribution. We currently have a number of online commerce programs, including:

    - CAMPUS BOOKSTORES. We have entered into an exclusive technology and marketing relationship with the National Association of College Stores. Our proprietary technology enables campus bookstores to quickly and efficiently establish an online presence. Using this Web-based technology, bookstores can sell books, school supplies and apparel to students, alumni and others online. We generally receive a fee for each online transaction conducted by the bookstore. As of February 29, 2000, campus bookstores at over 100 universities were using our proprietary technology, including Cornell and Princeton.

    - STUDENT LOANS. We provide our members with a proprietary loan analysis tool that allows them to identify student loan packages based on individual criteria and preferences. We also offer financial aid administrators a unique online tool that enables them to recommend specific loan programs and provide other financing advice to students. We earn a fee from each lead that we provide to commercial loan providers.

    - STUDENT SAVINGS CENTER. We have contracts with national and online merchants who offer our members special discounts on products and services relevant to college students and complimentary to our other commerce offerings. In the Shop Online area of our Web site, our members can search for discounts by either vendor or product. We receive a transaction fee on each purchase made through our Web site. As of February 29, 2000, we had contracts with over 50 national and online merchants, including Clinique, Federated Stores and OfficeMax.

    - STUDENT AUCTIONS AND CLASSIFIEDS. Through our online auction and classified services, members are able to identify and purchase goods that are available on a local, regional or national basis. Auctions and classifieds services are currently offered for free to our members; however, in the future, we intend to collect a fee for each transaction.

Marketing

    We intend to maintain our position as the largest online destination targeting college students by executing an integrated marketing plan. This plan consists of on-campus and off-campus marketing efforts designed to expand brand awareness and membership, as well as to increase member retention and usage of our Web site.

    CAMPUS MARKETING. As of February 29, 2000, our campus marketing organization consisted of over 1,200 student representatives on over 1,000 campuses, managed by approximately 70 regional coordinators. We work with our student marketing representatives to develop grassroots promotional activities to recruit new members. These initiatives include tabling, event sponsorships and our online photo gallery where our representatives post digital photos of students and campus events.

    OFF-CAMPUS MARKETING. Our off-campus marketing programs include traditional and online promotional efforts. Traditional marketing activities include campus newspaper, print media, television and radio advertising. Online marketing consists of preferred Web-site listings, keyword listings on search engines, promotional sponsorships, opt-in e-mail and other direct marketing.

Technology and Systems

    We have implemented a combination of proprietary and commercially available licensed technologies across our Web properties. Our Web site is built on industry standard technologies. The business logic of the site is contained in a variety of proprietary programs that handle user interface, member communication, content management, and online ordering. We expect to add additional servers and capacity as needed in the long-term. Our system includes redundant hardware on mission critical components, which we believe can survive the failure of several entire servers with little or no downtime. We are currently migrating our SQL Server database to an Oracle 8i infrastructure to increase our long-term scalability. We expect little or no disruptions to the site during this migration.

    We are in the process of transitioning the hosting of our website from Simple Network Communications in San Diego, California to another provider and expect to complete such transition during the second quarter of 2000. Currently, eStudentLoan.com is hosted at Frontier Global Center in Herndon, Virginia, and CollegeStore.com is hosted in-house in Austin, Texas; however, in the future we may transition all of our Web properties to another provider.

Competition

    The market for online users and advertisers on the Internet is rapidly evolving. With relatively low barriers to entry, competition for members, visitors, advertisers, sponsors and online merchants is intense and is expected to increase over time. We face competition from and compete for visitors, traffic, sponsors and online merchants with Web directories, search engines, content sites, online service providers, and traditional media companies. We compete with sites, and sites with content specific sections, that are primarily focused on targeting college students online. We may also face online competition in the future from search engine providers, content sites, commercial online services, sites maintained by Internet service providers, traditional media companies, such as CBS, Disney, Excite, Lycos, MTV, Time Warner and Yahoo!, many of which have recently made significant acquisitions or investments in Internet companies and other entities that attempt to establish communities on the Internet by developing their own or purchasing one of our competitors. We also compete directly and indirectly with other companies targeting the student population, such as:

    - publishers and distributors of traditional offline media, particularly those targeting college students, such as campus newspapers, other print, television and radio; and

    - vendors of college student information, merchandise and products and services distributed through online and offline means, including retail stores, mail and schools.

    We believe that the principal competitive factors in attracting and retaining college students as community members and attracting advertisers and online merchants are:

    - the growth and maintenance of a critical mass of members and high Web site traffic;

    - brand recognition;

    - the quality and breadth of content, product and service offerings;

    - the ability to target a specific demographic; and

    - the cost-effectiveness of the advertising medium.

    We believe that the strong CollegeClub.com brand, combined with our leading position in online traffic in our market, our ability to offer value-added services in communications, education and commerce areas to our members, our ability to deliver a demographically-attractive audience to advertisers and sponsors are our principal competitive advantages.

    Many of our competitors, current and potential, have longer operating histories, sufficiently greater financial, technical and marketing resources than we do. In addition, many of these current and potential competitors can devote substantially greater resources to product development, marketing and promotional campaigns and Web site and systems development than we can.

Employees

    As of February 29, 2000, we had a total of 255 full-time employees. In addition, we have over 1,200 student campus representatives. The student representatives work as independent contractors and are compensated based on peformance.

Legal Proceedings

    Except as set forth below, we are not currently a party to any material legal proceeding. In addition to the proceeding described below, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

    On April 6, 2000, a former consultant filed a complaint against CollegeClub.com and Michael Pousti in California Superior Court for the County of San Diego, alleging breach of contract and fraud. The plaintiff seeks, among other things, compensatory and punitive damages, attorney's fees and an option to purchase 300,000 shares of CollegeClub.com common stock at a per share exercise price of $0.22. Although CollegeClub.com intends to vigorously defend its position, there can be no assurance that a favorable outcome will be obtained or that, if the matter were resolved in favor of the plaintiff, there would not be a material adverse effect on CollegeClub.com.

Facilities

    Our primary administrative sales and marketing facility is located in San Diego and consists of approximately 40,000 square feet. We also lease additional office space in Austin, Chicago, New York, Menlo Park and Washington, D.C. We believe our existing facilities meet our current needs and that we will be able to obtain additional commercial space as needed.

                                   MANAGEMENT

Executive Officers and Directors

    Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers, key employees and directors.

Name                                       Age                            Position
----                                     --------   -----------------------------------------------------
Michael C. Pousti, Jr..................     33      Chief Executive Officer, Chairman of the Board of
                                                    Directors, Co-Founder and Office of the President

James B. DeBello.......................     41      Office of the President, Chief Operating Officer and
                                                    Director

Ruby L. Randall........................     37      Office of the President

Eric D. Rindahl........................     32      Chief Financial Officer

Donald R. Freda, Jr....................     48      Executive Vice President, Campus Marketing and
                                                    Director

Monte M. Brem..........................     31      Senior Vice President, Corporate Development

Raffaele G. Fazio......................     30      Vice President, Legal and Secretary

Debra M. Gibb..........................     43      Vice President, Internet Technology

Jody L. Zevenbergen....................     37      Vice President, Accounting and Treasurer

Eric B. Berman.........................     28      General Manager, San Diego and Co-Founder

Charles E. Miller......................     27      General Manager, Austin

Lawrence S. Clark(1)(2)................     41      Director

Eric Di Benedetto(1)(2)................     34      Director

Stephen C. Lake(2).....................     40      Director

------------------------

(1) Member of the compensation committee.

(2) Member of the audit committee.

    Michael C. Pousti, Jr. has been our Chief Executive Officer and Chairman of our board of directors since 1996. In addition, Mr. Pousti is a member of the Office of the President. From July 1996 to January 2000, Mr. Pousti also served as our President. Prior to co-founding CollegeClub.com, Mr. Pousti was the President and Chief Executive Officer of Productivity Solutions Corporation, a client/server transactional software firm that was sold to Unisys Corporation. As a college student at the University of California at San Diego, Mr. Pousti founded an Internet company that assisted students in their search for financial aid. Mr. Pousti attended the University of California at San Diego from 1984 to 1987.

    James B. DeBello is a member of our Office of the President and has been our Chief Operating Officer since April 1999. In addition, Mr. DeBello has been a member of our board of directors since April 1999. Prior to joining us, from November 1998 to April 1999, Mr. DeBello served as Chief Operating Officer at Wireless Knowledge LLC, an Internet technology company jointly formed by Microsoft and Qualcomm, Inc. to deliver wireless data services. From
October 1996 to November 1998, Mr. DeBello served as Vice President and General Manager of the Eudora Internet Software division of Qualcomm, Inc. Prior to working at Qualcomm, from September 1989 to October 1996, Mr. DeBello served as President and Chief Executive Officer of Solectek Corporation, a company he founded which developed wireless Internet working products.

Mr. DeBello currently serves on the board of directors of Mitek Systems, Inc. Mr. DeBello received a B.A. from Harvard University in 1980 and an M.B.A. from the Harvard Graduate School of Business in 1986.

    Ruby L. Randall is a member of the Office of the President where she is responsible for our sales and marketing efforts. Ms. Randall also served as our Chief Marketing Officer from September 1999 to January 2000. Prior to joining us, from October 1996 to August 1999, Ms. Randall was Vice President of Marketing and New Media at the Upper Deck Company, LLC, a sports-licensing company, where she oversaw marketing, new media, business development and product development. Prior to working at Upper Deck, from June 1990 to September 1996, Ms. Randall held several positions with Twentieth Century Fox Home Entertainment, including Vice President of Marketing. Ms. Randall received a B.A. from the University of Rochester in 1984 and an M.B.A. from the University of California at Los Angeles in 1990.

    Eric D. Rindahl has served as our Chief Financial Officer since May 1999. Prior to joining us, Mr. Rindahl was a principal with Roth Capital Partners from July 1997 to May 1999 where he focused on the telecommunications and Internet industries. Prior to that, from October 1994 to July 1997, Mr. Rindahl was Vice President and a founding principal of Toronto Dominion Capital, a $500 million private equity fund. Prior to Toronto Dominion Capital, Mr. Rindahl worked for the mergers and acquisitions and private equity groups at Toronto Dominion Securities and for Arthur Andersen LLP. Mr. Rindahl received a B.A. from the University of California at Irvine in 1989 and an M.B.A. from New York University in 1993.

    Donald R. Freda, Jr. has served as our Executive Vice President of Campus Marketing since December 1998. Mr. Freda has served as a member of our board of directors since February 1999 and previously served on our board from July 1997 to May 1998. Prior to joining us, from May 1997 to November 1998, Mr. Freda served as President and Chief Executive Officer of Questcom Corporation, a company which sold Internet Web sites. From January 1981 to January 1997,
Mr. Freda served as the President and Chief Executive Officer of Vector Marketing Corporation, a company he founded which recruits and provides sales training to college students. Mr. Freda attended Widener University from 1969 to 1972.

    Monte M. Brem has served as our Senior Vice President of Corporate Development since April 2000. Mr. Brem has served as our Vice President of Corporate Development since May 1999. Prior to joining us, from September 1997 to May 1999 Mr. Brem served as a Vice President in the Corporate Finance Department of Roth Capital Partners, focusing on the Internet sector. From August 1995 to September 1997, Mr. Brem worked as a corporate associate with the law firm of Gibson, Dunn & Crutcher LLP. Mr. Brem received a. B.S. from San Diego State University in 1991, a J.D. from the University of San Diego School of Law in 1995, and an M.B.A. from the University of San Diego School of Business in 1995.

    Raffaele G. Fazio has served as our Vice President of Legal and Secretary since October 1999. Prior to joining us, Mr. Fazio worked as a corporate associate with the law firm of Gibson, Dunn & Crutcher LLP from September 1996 to October 1999. From August 1995 to September 1996, Mr. Fazio served as a law clerk to the Honorable Frederick J. Martone of the Arizona Supreme Court.
Mr. Fazio received a B.A. from the University of Arizona in 1991 and a J.D. from the University of Arizona School of Law in 1995.

    Debra M. Gibb has served as our Vice President of Internet Technology since May 1999. Prior to joining us, Ms. Gibb served as Director of Information Technology at Qualcomm, Inc. from September 1997 to May 1999. From
February 1996 to August 1997, Ms. Gibb served as Director of Operations and Information Technology for First Virtual Holdings, Inc. Prior to that, from July 1995 to

February 1996, Ms. Gibb served as Director of Operations and Information Technology for BioData, Inc., an internet technology consulting firm. Ms. Gibb received an A.S. from Bay Path College in 1977.

    Jody L. Zevenbergen has served as our Vice President of Accounting and Treasurer since July 1999. Prior to joining us, from January 1998 to July 1999, Mr. Zevenbergen was an Audit Senior Manager at Ernst & Young LLP. From
June 1990 to January 1998, Mr. Zevenbergen was an Audit Manager at Deloitte & Touche, LLP. Mr. Zevenbergen received a B.A. from the California State University at Fresno in 1990 and is a Certified Public Accountant.

    Eric B. Berman is one of our co-founders and has served as the General Manager of our San Diego Office since November 1999. From November 1998 to November 1999, Mr. Berman served as our Vice President of Corporate Development. Prior to that, Mr. Berman served as our Director of Business Development from November 1997 to November 1998 and as our Director of National Accounts from November 1996 to November 1997. From June 1996 to November 1996, Mr. Berman worked as our Director of New Media and Content, and from September 1995 to June 1996, Mr. Berman served as our Director of Sales. Mr. Berman received a B.A. from the University of California at San Diego in 1993.

    Charles E. Miller has served as the General Manager of our Austin office since December 1999. From June 1996 to December 1999, Mr. Miller served as President and Chief Executive Officer of Collegestudent.com, Inc., a company that he co-founded which operated a college oriented Web site focused on local college communities, which we acquired in December 1999. Prior to that, from December 1992 to March 1994, Mr. Miller served as President at Fibercom Services, Inc., a telecommunications consulting company that he co-founded and eventually sold to Concord Network Services in Chicago, Illinois. Mr. Miller received a B.S. and B.A. in 1995 and an M.A. in 1996 from the University of Texas.

    Lawrence S. Clark has been a member of our board of directors since
October 1999. Mr. Clark has been the Senior Vice President of Corporate Development for Sony Pictures Entertainment, Inc. since April 1997. As the Senior Vice President, Mr. Clark works with senior executives and operating management on corporate planning, integration and execution of new strategic businesses and financing and risk management initiatives, including strategic alliances, new media ventures, investments and startups. Prior to joining Sony Pictures Entertainment, Inc., Mr. Clark was a Director, International at The Carlyle Group, a leveraged buyout fund from February 1995 to April 1997. Prior to that, Mr. Clark co-founded Global Film Equity Corp., an entertainment-focused investment bank, and held corporate finance positions at the investment banking firms of Salomon Brothers Inc. and Goldman, Sachs & Co. Mr. Clark serves on the board of The Bulldog Group, an enterprise-wide digital asset management software and services company. Mr. Clark received a B.A. from Duke University in 1981 and an M.B.A. from the Fuqua School of Business at Duke University in 1987.
Mr. Clark also served in the United States Marine Corps as an Infantry and Intelligence Officer.

    Eric Di Benedetto has been a member of our board of directors since
June 1999. Mr. Di Benedetto is a founder and general partner of Convergence Partners, L.P., an Internet venture capital firm established in April 1997. Prior to founding Convergence Partners, Mr. Di Benedetto was the managing director of U.S. venture capital funds managed by BANEXI, the merchant banking arm of Banque Nationale de Paris from 1991 to 1997. Prior to that, Mr. Di Benedetto was a workout and restructuring specialist with the PARGESA/Lambert Brussels Group, an international investment holding company, and he was a mergers and acquisitions associate covering defense electronics for Bankers Trust Co. Mr. Di Benedetto serves on the board of the following private companies: Adauction.com, Inc., B2Bworks, Inc., L3Sites, Inc., Magnifi, Inc. and US Creative, Inc. Also, Mr. Di Benedetto represents Convergence Partners, L.P. on the board of campsix (DE), Inc., a full-service business-to-business Internet incubator based in San Francisco. Mr. Di Benedetto previously served as a director of Signio, Inc., acquired by Verisign, Inc., AdForce, Inc., acquired by CMGI, Inc. and Decisive Technology, Inc., acquired by MessageMedia, Inc. Mr. Di Benedetto received an M.B.A. from E.S.S.E.C. in France in 1989.

    Stephen C. Lake has been a member of our board of directors since
June 1999. Since January 2000, Mr. Lake has been Chief Executive Officer of eFrenzy, Inc., an Internet company that operates an online marketplace for buying and selling services. From January 1997 to January 2000, Mr. Lake served as Senior Vice President of Corporate Development for iVillage, Inc., a company that sponsors a Web site dedicated to the interests and needs of women, and was responsible for strategic development, networking marketing, membership, business metrics and market research. Prior to working at iVillage, from January 1994 to December 1997, Mr. Lake worked at Reuters, where he was a founding executive of Reuters NewMedia and held a variety of strategic and financial positions. Mr. Lake also co-managed various venture capital investments for Reuters that included investments in Yahoo!, Infoseek and CBS Sportsline. Mr. Lake received a B.A. from the University of Wales, Bangor in the United Kingdom in 1980, an M.B.A. from the Theseus Institut in France in 1992 and is a chartered accountant in the United Kingdom.

Classes of the Board

    Prior to the consummation of this offering, we expect that our certificate of incorporation and bylaws will be amended to provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result a portion of our board will be elected each year. To implement this classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. After these initial terms, directors will be elected for three-year terms.

Board Committees

    The audit committee of the board of directors was established in June 1999 and reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The current members of the audit committee are Messrs. Lake, Di Benedetto and Clark.

    The compensation committee of the board of directors was established in June 1999 and recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our compensation plans. The current members of the compensation committee are Messrs. Clark and Di Benedetto.

Director Compensation

    Prior to our completion of this offering, our directors did not receive cash compensation for their service as members of the board of directors, although they were reimbursed for the reasonable expenses of attending the meetings of the board of directors or committees. In addition, Mr. Lake was issued options to purchase 93,546 shares of common stock in June 1999 with an exercise price of $0.86 per share and options to purchase an additional 93,546 shares of common stock in April 2000 with an exercise price of $2.00 per share. Under our 2000 stock incentive plan, each individual who first becomes a non-employee member of the board of directors at any time after the completion of this offering will receive an option to purchase 50,000 shares of common stock on the date such individual joins the board of directors, provided such individual has not previously been employed by us or any parent or subsidiary corporation. In addition, on the date of each annual stockholders' meeting beginning in 2001, each non-employee member of the board of directors will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served as a non-employee member of the board of directors for at least six months. Please see "--Benefit Plans."

Compensation Committee Interlocks and Insider Participation

    Our compensation committee currently consists of Messrs. Clark and Di Benedetto. Messrs. Clark and Di Benedetto have never been an officer or employee of us at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in June 1999, the board of directors as a whole made decisions relating to compensation of our executive officers. Messrs. Pousti, DeBello and Freda participated in all such discussions and decisions concerning the compensation of our executive officers except those regarding their own respective compensation.

Executive Compensation

    The following table sets forth all compensation received during the year ended December 31, 1999 by our Chief Executive Officer and each of our other most-highly compensated executive officers whose salary and bonus exceeded $100,000 for services rendered in all capacities to us during 1999. Other annual compensation for Mr. Pousti includes repayment of a note payable for $346,273 and accrued interest of $50,283. Mr. DeBello commenced his employment as Chief Operating Officer in April 1999 at a base salary of $225,000. Mr. DeBello's bonus includes a signing bonus of $100,000. Mr. Rindahl commenced his employment as Chief Financial Officer in May 1999 at a base salary of $150,000. Other annual compensation for Mr. Rindahl includes a loan in the amount of $100,000.

                           Summary Compensation Table

                                                                                     Long-Term
                                                                                    Compensation
                                                                                       Awards
                                                                                    ------------
                                              Annual Compensation                      Shares
                                             ---------------------   Other Annual    Underlying
Name and Principal Position                   Salary       Bonus     Compensation     Options
---------------------------                  ---------   ---------   ------------   ------------
Michael C. Pousti, Jr. ....................  $102,878    $ 22,361      $396,556             0
  Chief Executive Officer, Chairman of the
  Board of Directors, Co-Founder and Office
  of the President

James B. DeBello ..........................   161,250     166,103             0       813,276
  Office of the President, Chief Operating
  Officer and Director

Eric D. Rindahl ...........................    95,833      17,689       100,000       363,000
  Chief Financial Officer

Donald R. Freda, Jr. ......................   154,686     210,083             0        95,619
  Executive Vice President,
  Campus Marketing and Director

Option Grants in Last Fiscal Year

    The following table sets forth information regarding options granted to the executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 1999. We have not granted any stock appreciation rights.

    Each option represents the right to purchase one share of common stock. The options shown in this table are incentive stock options and non-statutory stock options granted under our stock option plan. Except for options granted to Mr. DeBello, all stock options vest over a 60-month period with a one-year cliff. Upon the one-year anniversary of the employee's service, the grant becomes 20% vested and thereafter vests monthly. Mr. DeBello's stock options vest over a 48-month period with a six-month cliff. Upon the six-month anniversary of Mr. DeBello's service, the grant became 12.5% vested and thereafter has vested monthly. Upon the closing of this offering, we will immediately accelerate that number of Mr. DeBello's unvested options with a fair market value of $500,000. Pursuant to the terms of their offer letters, Messrs. DeBello and Rindahl's options will become fully vested in the event of a change of control with the consent of the Chief Executive Officer. In the year ended December 31, 1999, we granted options to purchase an aggregate of 7,418,787 shares of common stock.

                                               Individual Grants                   Potential Realizable
                                -----------------------------------------------      Value at Assumed
                                Number of                                          Annual Rates of Stock
                                Securities   % of Total                           Price Appreciation for
                                Underlying    Options                                   Option Term
                                 Options      Granted     Exercise   Expiration   -----------------------
Name                             Granted      in 1999      Price        Date          5%          10%
----                            ----------   ----------   --------   ----------   ----------   ----------
Michael C. Pousti, Jr.........        --          --%      $  --            --     $     --     $     --

James B. DeBello..............   813,276        11.0        0.22      05/17/09      112,522      285,154

Eric D. Rindahl...............   300,000         4.0        0.22      05/17/09       41,507      105,187
                                  63,000         0.8        1.14      08/25/09       45,167      114,463

Donald R. Freda, Jr...........    95,619         1.3        0.22      05/17/09       13,230       33,526

    The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Aggregated Option Exercises in the Year Ended December 31, 1999 and Year-End Option Values

    The following table sets forth information concerning the number and value of unexercised options held by each of the executive officers listed in the Summary Compensation Table at December 31, 1999. None of these executive officers exercised options to purchase common stock during the year ended December 31, 1999.

                                                     Number of
                                               Securities Underlying         Value of Unexercised
                                              Unexercised Options at         In-the-Money Options
                                                 December 31, 1999           at December 31, 1999
                                            ---------------------------   ---------------------------
Name                                        Exercisable   Unexercisable   Exercisable   Unexercisable
----                                        -----------   -------------   -----------   -------------
Michael C. Pousti, Jr.....................    464,274        204,081      $1,504,248      $  661,222

James B. DeBello..........................    152,489        660,787         494,064       2,140,950

Eric D. Rindahl...........................          0        363,000               0       1,118,160

Donald R. Freda, Jr.......................    650,880              0       2,108,851               0

    There was no public trading market for the common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options listed above has been calculated on the basis of $3.46 per share, which is the assumed fair value of the common stock at December 31, 1999, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

Benefit Plans

    2000 STOCK INCENTIVE PLAN

    INTRODUCTION. Our 2000 Stock Incentive Plan is intended to serve as a comprehensive equity incentive plan for our officers, employees, non-employee board members and other individuals in our service. Our 2000 plan was adopted by our board in February 2000 and is subject to the approval of our stockholders. Our 2000 plan will become effective on the date the underwriting agreement for this offering is signed. At that time, all outstanding options under our existing stock option plan will be transferred to our 2000 plan, and no further option grants will be made under that earlier plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2000 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

    SHARE RESERVE. 26,700,000 shares of common stock have been authorized for issuance under our 2000 plan. Such share reserve consists of the number of shares that were carried over from our existing stock option plan, including the shares subject to outstanding options thereunder, plus an additional increase of approximately 6,000,000 shares. The number of shares of common stock reserved for issuance under our 2000 plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 5% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 6,250,000 shares. In addition, no participant in our 2000 plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares of common stock per calendar year.

    EQUITY INCENTIVE PROGRAMS. Our 2000 plan is divided into five separate components:

    - the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 85% of the fair market value of those shares on the grant date;

    - the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

    - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

    - the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

    - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

    ELIGIBILITY. The individuals eligible to participate in our 2000 plan include our officers and other employees, our non-employee board members and any consultants we hire.

    ADMINISTRATION. The discretionary option grant program and the stock issuance program will be administered by the compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance and the exercise or issue price payable per share, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

    PLAN FEATURES.  Our 2000 plan will include the following features:

    - The exercise price for the shares of common stock subject to option grants made under our 2000 plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase. The issue price for shares issued under the stock issuance program may be paid in cash or, with the approval of our compensation committee, through a full-recourse promissory note. Alternatively, the shares may be issued as a bonus for past services, without any cash outlay required of the recipient.

    - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the 1996 plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

    - Shares of common stock may be issued directly under our 2000 plan at an issue price not less than 85% of the market price of the shares at the time of issuance. The issued shares may be vested or subject to a vesting schedule pursuant to which those shares will vest in one or more installments over the recipient's period of service or the attainment of personal or corporate performance milestones.

    - Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our existing stock option plan contain any stock appreciation rights.

    - The 2000 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

       - In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

       - The compensation committee will have complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

       - The compensation committee will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.

       - The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

       - The options currently outstanding under our existing stock option plan will immediately vest in the event we are a party to a merger, consolidation or sale of substantially all our assets or more than 50% of our outstanding voting stock, unless those options are assumed by the acquiring entity or otherwise continued in effect and our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity or otherwise continued in effect.

    SALARY INVESTMENT OPTION GRANT PROGRAM. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is to be reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

    AUTOMATIC OPTION GRANT PROGRAM. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 50,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on our board for at least six months.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 50,000 share automatic option grant will vest in a series of 4 successive annual installments upon the optionee's completion of each year of board service over the 4-year period measured from the grant date. The shares subject to each annual 10,000 share automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon significant changes in control or of ownership or upon the optionee's death or disability while a board member.

    DIRECTOR FEE OPTION GRANT PROGRAM. Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

    Our 2000 plan will also have the following features:

    - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

    - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

    - The board may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will terminate no later than February 2010.

    EMPLOYEE STOCK PURCHASE PLAN

    INTRODUCTION. Our Employee Stock Purchase Plan was adopted by the board in February 2000. Subject to stockholder approval, the plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

    SHARE RESERVE. 500,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 1% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 1,250,000 shares.

    OFFERING PERIODS. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period may have a duration in excess of 24 months and will start on the date the underwriting agreement for this offering is executed and will end on the last business day in April 2002. The next offering period will start on the first business day in May 2002, and subsequent offering periods will be set by our compensation committee.

    ELIGIBLE EMPLOYEES. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of May and November each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

    PAYROLL DEDUCTIONS. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. However, a participant may not purchase more than 1,250 shares on any purchase date, and not more than 150,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

    RESET FEATURE. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the 24-month offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

    CHANGE IN CONTROL. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

    PLAN PROVISIONS. The following provisions will also be in effect under the plan:

    - The plan will terminate no later than the last business day of April 2010.

    - The board may at any time amend, suspend or discontinue the plan. However, some amendments may require stockholder approval.

Employment Agreements

    All of our current employees have entered into agreements with us which contain specific restrictions and covenants. These provisions include covenants relating to the protection of our confidential information, the assignment of inventions, and restrictions on competition and soliciting our clients, employees, or independent contractors.

    In March 1999, we entered into an employment offer letter with James B. DeBello, our Chief Operating Officer and a member of the Office of the President. Under the offer letter, Mr. DeBello's annual compensation was set at a base salary of $225,000 with a target bonus of up to 50% of his base salary. We also paid Mr. DeBello a signing bonus of $100,000, payable in either stock or cash at his discretion. In addition, we granted Mr. DeBello an option under our 1996 Stock Option Plan to purchase 813,276 shares of our common stock at an exercise price of $0.22 per share. The option vests under a four-year vesting schedule, with 12.5% of the option shares vesting after the first six months of continuous service and the remaining balance of the shares vesting in forty-two equal monthly installments under the terms of the offer letter. In the event of a change of control with the consent of the Chief Executive Officer, all of Mr. DeBello's option shares will become fully vested. Upon the closing of this offering, we will immediately accelerate that number of unvested options with a fair market value of $500,000. In the event that Mr. DeBello's employment is terminated without cause after the first six months of his employment, he will receive his base salary at a rate of $225,000 per year for twelve months.

    In May 1999, we entered into an employment offer letter with Eric D. Rindahl, our Chief Financial Officer. Under the terms of the offer letter, Mr. Rindahl's annual compensation was set at $150,000. In addition, we also granted Mr. Rindahl an option under our 1996 Stock Option Plan to purchase 300,000 shares of our common stock at an exercise price of $.22 per share. The option vests under a five-year vesting schedule, with 20% of the option shares vesting after the first twelve months of continuous service and the remaining balance of the shares vesting in forty-eight equal monthly installments. In addition, under the offer letter, Mr. Rindahl became eligible to receive an additional option to purchase up to 60,000 shares of common stock, provided that he satisfies performance goals. In the event of a change of control with the consent of the Chief Executive Officer, all of Mr. Rindahl's option shares will become fully vested. Under the offer letter, we also agreed to loan Mr. Rindahl $100,000 for a period of three years at the applicable federal rate of interest on the date of the loan.

Limitation of Liability and Indemnification Matters

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and officers to the fullest extent permitted by law. Prior to the consummation of this offering, we intend to have entered into agreements to indemnify some of our directors and executive officers. At present, there is no pending litigation or proceeding involving any director or officer where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Sales of Securities

    Since January 1997, we issued the following securities in private placement transactions: 3,479,724 shares of common stock in connection with the acquisition of Collegestudent.com in December 1999; 1,536,516 shares of Series A preferred stock at $1.37 per share from November 1997 through January 1998; 5,141,736 shares of Series B preferred stock at $2.85 per share from May through July 1999; 1,769,922 shares of Series B preferred stock and 761,259 shares of Series B-1 preferred stock for $1.4 million and other non-cash consideration in connection with the strategic alliance with Sony in September 1999; 11,600,397 shares of Series C preferred stock at $3.46 per share in December 1999; warrants exercisable for 464,370 shares of Series C preferred stock from August 1999 through November 1999. None of the below listed executive officers, directors and holders of more than 5% of our outstanding common stock or their affiliates have Series C-1 or Series C-2 preferred stock or warrants exercisable for shares of our common or Series B preferred stock. The table below does not set forth stock issuances prior to January 1, 1997. Some of the shares listed below were issued in connection with contractual agreements with Sony and the Convergence entities.

Executive Officers                                                        Preferred Stock                  Warrants
Directors and 5%                               Common      ---------------------------------------------   --------
Stockholders                                    Stock      Series A   Series B    Series B-1   Series C    Series C
------------------                           -----------   --------   ---------   ----------   ---------   --------
Donald R. Freda, Jr........................     150,000    223,482            0          0             0         0
Convergence entities.......................       6,613          0    1,459,647          0       581,997    22,543
Sony Corporation of America................           0          0    1,774,383    763,178       300,025    14,451
Abode Development LLC......................   2,394,380          0            0          0             0         0
Seligman entities..........................           0          0            0          0     2,202,341   108,381

    Eric Di Benedetto, a member of our board of directors, is a general partner in Convergence Partners. Lawrence S. Clark, a member of our board of directors, is Senior Vice President of Corporate Development for Sony Pictures Entertainment. Charles E. Miller, the General Manager of our Austin office, is a 25% stockholder of Abode Development LLC. Mr. Freda's shares of Series A preferred stock include 34,665 shares that he transferred by gift to members of his immediate family and 183,003 shares that he transferred by gift to individuals that are not members of his immediate family.

    In connection with the preferred stock financings referenced above, we entered into agreements with the investors providing for registration rights with respect to their shares. For a more complete description of the rights we granted to these stockholders, see "Description of Securities--Registration Rights."

    For additional information regarding the ownership of our of securities by executive officers, directors and holders of more than 5% of our outstanding common stock, please see "Principal Stockholders."

Employment Agreements with Directors and Executive Officers

    We have entered into employment agreements with each of Messrs. DeBello and Rindahl. Please see "Management--Employment Agreements" for more details regarding these agreements.

Indebtedness of Directors and Executive Officers

    In September 1996, we executed promissory notes in the aggregate principal amount of $50,000 payable to Michael C. Pousti, Jr., our Chief Executive Officer. Under the terms of each of the notes, we agreed to repay the principal amount, together with interest accruing annually at

10.0%, upon the earlier of December 31, 2005 or our receiving financing from outside investors in excess of $5,000,000. As of December 31, 1999, we had repaid the total amount outstanding owed to Mr. Pousti under the notes.

    In April, May, October, November and December 1997, we executed promissory notes in the aggregate principal amount of $228,000 payable to Mr. Pousti. Under the terms of each of the notes, we agreed to repay the principal amount, together with interest accruing annually at 10.0%, upon the earlier of December 31, 2005 or our receiving financing from outside investors in excess of $5,000,000. As of December 31, 1999, we had repaid the total amount outstanding owed to Mr. Pousti under the notes.

    In October 1997, we executed a promissory note in the principal amount of $100,000 payable to Donald R. Freda, Jr., our Executive Vice President of Campus Marketing. Under the terms of the note, we agreed to repay the principal amount, together with interest accruing annually at 10.0%, upon the earlier of December 31, 2005 or our receiving financing from outside investors in excess of $5,000,000. As of December 31, 1999, we had repaid the total amount outstanding owed to Mr. Freda under the notes.

    In January, February, March and April 1998, we executed promissory notes in the aggregate principal amount of $228,000 payable to Mr. Pousti. Under the terms of each of the notes, we agreed to repay the principal amount, together with interest accruing annually at 10.0%, upon the earlier of December 31, 2005 or upon our receiving financing in excess of $5,000,000. As of December 31, 1999, we had repaid the total amount outstanding owed to Mr. Pousti under the note.

    In July 1999, Eric D. Rindahl, our Chief Financial Officer, executed a promissory note in the principal amount of $100,000. Under the terms of the note, Mr. Rindahl agreed to repay the principal amount, together with interest accruing annually at 4.98%, by June 10, 2002. As of December 31, 1999, this amount is still outstanding.

Option Agreements with Directors

    In June 1999 and April 2000, we granted Stephen C. Lake options to purchase 93,546 shares and 93,546 shares, respectively of our common stock with an exercise price of $0.86 and $2.00, respectively per share. Under the terms of the grant, the options vest over a four year period.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of April 3, 2000, and as adjusted to reflect the sale of the shares of common stock offered hereby, by:

    - each person (or group of affiliated persons) who we know owns beneficially 5% or more of our common stock;

    - our executive officers listed in the Summary Compensation Table;

    - each of our directors; and

    - all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules and regulations of the Commission. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below includes the number of shares underlying options which are exercisable within 60 days from April 3, 2000. Percentage ownership is based on 43,947,406 shares of common stock outstanding at April 3, 2000, assuming the conversion of all outstanding shares of preferred stock into common stock. The address for those individuals for which an address is not otherwise indicated is: 1010 Second Avenue, Suite 600, San Diego, California 92101.

                                                                      Number of
                                                                        Shares         Percentage of
                                                                      Underlying          Shares
                                                                     Options and        Outstanding
                                                                       Warrants     -------------------
Name and Address                                 Number of Shares    Beneficially    Before     After
of Beneficial Owner                             Beneficially Owned      Owned       Offering   Offering
-------------------                             ------------------   ------------   --------   --------
Abode Development L.L.C.(1) ..................       2,394,380                0        5.5%          %
  Charles Eben Miller
  715 West 23rd Street, Suite M
  Austin, TX 78705
Convergence Partners(2) ......................       2,048,257           22,543        4.7
  Eric DiBenedetto
  3000 Sand Hill Road
  Building 2, Suite 235
  Menlo Park, CA 94025
J&W Seligman(3) ..............................       2,202,341          108,381        5.2
  Paul Wick
  125 University Avenue
  Palo Alto, CA 94301
Sony Corporation of America(4) ...............       2,837,586           14,451        6.5
  Lawrence C. Clark
  550 Madison Avenue, 12th Floor
  New York, NY 10022
Mitra Isfahani ...............................       3,500,000               --        8.0
  1761 Calle Delicada
  La Jolla, California 92037
Michael C. Pousti, Jr.........................      10,130,975          519,555       24.0
James B. DeBello(5)...........................               0          237,206          *
Eric D. Rindahl...............................               0           78,650          *
Donald R. Freda, Jr...........................         155,814          739,380        2.0
Stephen C. Lake...............................               0           23,387          *
All directors and executive officers as a           15,172,632        1,708,017       37.0%          %
  group (12 persons)..........................

------------------------

*  Represents less than 1%.

(1) Charles Eben Miller is the General Manager of our Austin office and is the managing member of Abode Development L.L.C.

(2) Includes 1,969,480 shares and a warrant to purchase 21,676 shares held by Convergence Ventures I and 78,777 shares and a warrant to purchase 867 shares held by Convergence Entrepreneurs Fund I. Convergence Ventures I and Convergence Entrepreneur Fund I are part of an affiliated group of investment partnerships referred to collectively as Convergence Partners. Mr. Di Benedetto, a member of our board of directors, is a general partner of Convergence Partners. In such capacity, Mr. Di Benedetto may be deemed to beneficially own the shares held of record by Convergence Ventures I and Convergence Entrepreneur Fund I. Mr. Di Benedetto disclaims beneficial ownership of such shares, except to the extent he holds a pecuniary interest, if any in such shares.

(3) Includes 1,507,870 shares and a warrant to purchase 74,241 shares held by Seligman New Technologies Fund Inc., 293,645 shares and a warrant to purchase 14,415 shares held by Seligman Communications and information
    Fund Inc. and 400,826 shares and a warrant to purchase 19,725 shares held by Seligman Investment Opportunities Fund-NTV Portfolio. Seligman New Technologies Fund Inc., Seligman Communications and Information Fund Inc., and Seligman Investment Opportunities Fund-NTV Portfolio are part of an affiliated group of investment funds referred to collectively as J&W Seligman & Co.

(4) Includes 2,837,586 shares and a warrant to purchase 14,451 shares held by Sony Corporation of America. Lawrence S. Clark, a member of our board of directors, is a Senior Vice President of Corporate Development of Sony Pictures Entertainment, Inc. In such capacity, Mr. Clark may be deemed to beneficially own the shares held of record by Sony. Mr. Clark disclaims beneficial ownership of such shares, except to the extent he holds a pecuniary interest, if any, in such shares.

(5) Excludes options to purchase a number of shares of our common stock with a market value equal to $500,000 which will become vested upon the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

    The following information describes our common stock and preferred stock and anti-takeover and indemnification provisions of our certificate of incorporation and our bylaws (as will be in effect upon the closing of this offering). This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the receipt of the requisite board of directors and stockholder approvals and upon the closing of this offering in accordance with the terms of the certificate.

    Our authorized capital stock as of December 31, 1999 consisted of 81,700,000 shares of common stock and 24,713,537 shares of preferred stock, which was increased to 26,213,537 shares in March 2000. As of December 31, 1999, there were outstanding 19,972,895 shares of common stock and 22,667,215 shares of preferred stock. Such shares were held of record by a total of 413 stockholders.

    Upon the closing of this offering:

    - our certificate of incorporation will be amended and restated to provide for total authorized capital stock consisting of 120,000,000 shares of common stock and 10,000,000 shares of preferred stock; and

    - all shares of preferred stock will convert into shares of common stock on a one-for-one basis, and a total of 42,640,110 shares of common stock and no shares of preferred stock will be outstanding based on the number of shares outstanding as of December 31, 1999 and assuming no exercise of the underwriters' over-allotment option, after giving effect to the sale of common stock we are offering.

Common Stock

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

    Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, powers, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. Please see "--Anti-Takeover Effects of Selected Provisions of Delaware Law and our Certificate of Incorporation and Bylaws" for a detailed description of the possible uses and effects of the Company's authorized but unissued shares of preferred stock.

Options

    As of December 31, 1999, options to purchase a total of 11,722,070 shares of common stock were outstanding, all of which are subject to lock-up agreements entered into with the underwriters or with us. Options to purchase a total of 12,880,503 shares of common stock remain which may be granted under the company's stock option plans. Please see "Management--Benefit Plans" and "Shares Eligible for Future Sale" for a detailed description of our Stock Option Plan and the options.

Common Stock Warrants

    We have outstanding warrants to purchase a total of 2,538,448 shares of common stock, at a weighted average exercise price of $1.50 per share. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of specific events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrants grant to the holders registration rights with respect to the Common Stock issuable upon their exercise, which are described below. All of these warrants will be exercisable immediately prior to this offering. Warrants to purchase 150,000 shares expire upon the completion of this offering, warrants to purchase 150,000 shares expire in May 2003, warrants to purchase 397,410 shares expire in June 2004, warrants to purchase 313,215 shares expire in August 2004, warrants to purchase 145,375 shares expire in October 2004, warrants to purchase 11,780 shares expire in November 2004, warrants to purchase 1,150,668 shares expire in December 2004, warrants to purchase 100,000 shares expire in March 2005, warrants to purchase 60,000 shares expire in April 2006 and warrants to purchase 60,000 shares expire in September 2006.

Registration Rights

    Under the terms of the Series A preferred stock subscription agreements, after the closing of this offering the holders of 1,536,516 shares of common stock will be entitled to rights with respect to the registration of their shares under the Securities Act of 1933. Under the terms of the subscription agreements, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of the offering subject to the registration to limit the number of shares included in such registration.

    Under the terms of a third amended and restated investors' rights agreement dated March 27, 2000, after the closing of this offering the holders of 33,270,726 shares of common stock and the holders of warrants to purchase 328,773 shares of common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Under the agreement, Convergence Partners I, LP and its affiliates, Sony Corporation of America and its affiliates and funds controlled by J. & W. Seligman & Co. Incorporated may each demand that we register 25% or greater of their shares subject to the agreement, subject to conditions and limitations. In addition, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of at least 300,000 shares of common stock issued in connection with the acquisition of Versity.com and holders of at least 300,000 shares of our Series B and B-1 preferred stock and all holders of our Series C, C-1 and C-2 preferred stock are entitled to notice of such registration and are entitled to include shares of common stock in the registration, subject to conditions and limitations. Finally, stockholders holding 2% or greater of the securities subject to the agreement may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

Anti-Takeover Effects of Selected Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    In addition, anti-takeover and indemnification provisions of our certificate and bylaws, which provisions will be in effect upon the closing of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    BOARD OF DIRECTORS VACANCIES. Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

    STAGGERED BOARD. Upon the consummation of this offering, we expect that our bylaws will provide that our board will be classified into three classes of directors beginning at the next annual meeting of stockholders. Please see "Management--Classes of the Board" for more information regarding the staggered board.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our certificate provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by the President, Chief Executive Officer or Chairman of the board of directors or a majority of the board of directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than such anniversary, notice by the stockholder, to be timely, must be so received a reasonable time before the solicitation is made.

The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Limitation of Liability and Indemnification Matters

    Our certificate provides that, except to the extent prohibited by the Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under the Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock purchases or redemptions;

    - for any transaction from which the director derived an improper personal benefit.

    Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. The certificate eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, the certificate provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have applied for liability insurance for our officers and directors.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is       .

Listing

    We have applied to list our common stock on the Nasdaq National Market under the symbol "CLBS."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

    After the offering,       shares of our common stock will be outstanding,
assuming that the underwriters do not exercise the over-allotment option. Of
these shares, all of the       shares sold in this offering will be freely
tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

    The following table shows approximately when the shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete, including shares which may be issued upon exercise of outstanding warrants, will be eligible for sale in the public market:

                                           Number of
                                        Shares Eligible
                                          for Future
Relevant Dates                               Sale                        Comment
--------------                          ---------------   --------------------------------------
On effective date.....................     1,830,224      Shares eligible for sale under
                                                          Rule 144(k)
90 days after effective date..........       347,667      Additional shares eligible for sale
                                                          under Rules 144 and 701
180 days after effective date.........    21,292,297      All shares subject to expired lock-up
                                                          agreements; additional shares eligible
                                                          for sale under Rules 144 or 701
At various times more than 180 days
  after effective date................    28,579,644      Additional shares becoming eligible
                                                          for sale under Rule 144 more than
                                                          180 days after the effective date

Rule 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately       shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and are subject to the availability of current public information about us.

Rule 144(K)

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of, or consultant to us who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares.

Stock Plans

    As of April 3, 2000, options to purchase a total of 15,680,737 shares of common stock were outstanding. All of these option holders have either entered into a 180 day lock-up agreement with Deutsche Bank Securities Inc. or are subject to a market stand-off provision, which allows the Company to restrict the sale of shares obtained through the exercise of options for up to 180 days from the date of this offering.

    As soon as practicable after the completion of this offering, we intend to file a registration statement under the Securities Act covering the 27,200,000 shares of our common stock reserved for issuance under our equity incentive plans, including the 15,908,976 currently outstanding options. Such registration statement will automatically become effective upon filing. Accordingly, subject to the exercise of such options, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up period expires.

Lock-up Agreements

    Our directors and officers and our stockholders who hold 42,394,682 shares in the aggregate, together with the holders of options to purchase approximately 15,680,737 shares of common stock and the holders of warrants to purchase 2,175,423 shares of common stock, have entered into lock-up agreements with us or with Deutsche Bank Securities Inc. pursuant to which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. We have entered into a similar agreement, except that we may, without such consent, grant options and sell shares pursuant to our employee benefits plans described in this prospectus. Deutsche Bank
Securities Inc. may release the shares subject to the lock-up agreements in whole or in part at any time without prior public notice. However, Deutsche Bank Securities Inc. has no current plans to effect such a release.

Registration Rights

    Holders of approximately 33,270,726 shares of common stock and warrants to purchase approximately 328,773 shares of common stock have the right, subject to conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. Please see "Description of Capital Stock--Registration Rights" for a detailed description of the registration rights.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wit SoundView Corporation and Roth Capital Partners, have severally agreed to purchase from us the following respective numbers of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              Number of
Underwriter                                                    Shares
-----------                                                   ---------
Deutsche Bank Securities Inc................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Wit SoundView Corporation...................................
Roth Capital Partners.......................................
                                                               -------
    Total...................................................
                                                               =======

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

    The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $
      per share under the public offering price. The underwriters may allow, and
these dealers may re-allow, a concession of not more than $      per share to
other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

    We have granted to the underwriters an option, exercisable not later than
30 days after the date of this prospectus, to purchase up to       additional
shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on
which the       shares are being offered.

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is currently expected to be approximately 7% of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                             Total Fees
                                                             -------------------------------------------
                                                             Without Exercise of   With Full Exercise of
                                                               Over-Allotment         Over-Allotment
                                             Fee Per Share         Option                 Option
                                             -------------   -------------------   ---------------------
Fees paid by CollegeClub...................     $                  $                     $

    In addition, we estimate that our share of the total expenses of this offering, excluding the underwriting discounts and commissions, will be
approximately $      .

    We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

    Each of our officers and directors and substantially all our stockholders and holders of options and warrants to purchase our stock, has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of our common stock held by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with representatives of the underwriters, except that we may grant options and sell shares pursuant to our 1996 Stock Option Plan, our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan without such consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

    The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    In order to facilitate the offering of our common stock, the underwriters may engage in transactions to stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than the underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to       shares for our employees, family members of
employees and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

    A prospectus in electronic format is being made available on an Internet Web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on Wit Capital's Web site and any information contained on any other Web site maintained by Wit Capital is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by CollegeClub.com or any underwriter in its capacity as underwriter and should not be relied upon by investors.

    In June 1999, we sold shares of our Series B preferred stock in a private placement at a price of $2.85 per share. Each of the shares of Series B preferred stock is convertible at the option of the holder into one share of our common stock. In June 1999, we issued a warrant to Roth Capital Partners to purchase 268,773 shares of our Series B preferred stock at an exercise price of $3.42 per share in connection with the services rendered to us in the private sale of our Series B preferred stock.

    In December 1999, we sold shares of our Series C preferred stock in a private placement at a price of $3.46 per share. Each of the shares of Series C preferred stock is convertible at the option of the holder into one share of our common stock. In this private placement, BT Investment Partners, Inc. and ABS Employees' Venture Fund Limited Partnership, affiliates of Deutsche Bank Securities Inc., purchased 433,526 shares and 393,800 shares, respectively, of Series C preferred stock for an aggregate purchase price of $2,862,548. In addition, employees of Deutsche Bank Securities Inc. or its affiliates purchased an aggregate of 22,283 shares of Series C preferred stock and US Development Capital Investment Company, in which Deutsche Bank Securities Inc. has approximately a 4.9% beneficial ownership interest, purchased 289,017 shares of Series C preferred stock for an aggregate purchase price of $999,999. BT Investment Partners, Inc., ABS Employees' Venture Fund Limited Partnership, US Development Capital Investment Company and the employees of Deutsche Bank Securities Inc. or its affiliates purchased the Series C preferred stock on the same terms as the other investors in the private placement. The National Association of Securities Dealers, Inc. may deem the aggregate value of the difference between the price paid per share for the Series C preferred stock and the initial offering price per share of our common stock to be additional underwriting compensation received in connection with this offering. If this is deemed to be underwriting compensation, these shares of Series C preferred stock, and the common stock issued upon conversion thereof, could not be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year after the effective date of this offering, except to officers or partners of the underwriters and members of the selling group and their officers or partners.

    In December 1999, we issued a warrant to Deutsche Bank Securities Inc. to purchase 340,000 shares of our Series C preferred stock at an exercise price of $3.46 in connection with the services rendered to us in the private sale of our Series C preferred stock. The National Association of Securities Dealers, Inc. may deem the aggregate value of the difference between the exercise price per share for the Series C preferred stock and the initial offering price per share of our common stock to be additional underwriting compensation received in connection with this offering. If this is deemed to be underwriting compensation, these shares of Series C preferred stock issuable upon exercise of the warrant, and the common stock issued upon conversion thereof, could not be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year after the effective date of this offering, except to officers or partners of the underwriters and members of the selling group and their officers or partners.

Pricing of this Offering

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

    - prevailing market conditions;

    - our results of operations in recent periods;

    - the present stage of our development;

    - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

    - estimates of our business potential.

    The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    Brobeck, Phleger & Harrison LLP, San Diego, California, will pass upon the validity of the shares of common stock offered by this prospectus. Morrison & Foerster LLP, Irvine, California is acting as legal counsel to the underwriters in connection with this offering.

                                    EXPERTS

    The financial statements of CollegeClub.com as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of CollegeStudent.com, a development stage enterprise, as of December 31, 1998 and for the period from inception, February 19, 1998, through December 31, 1998 included in this prospectus have been included in reliance on the report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as discussed in
Note 1 to the financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Versity.com, a development stage enterprise, as of June 30, 1999 and for the period from inception, February 2, 1999, through June 30, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules and amendments to the registration statement, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to CollegeClub and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

    You may read and copy all or any portion of the registration statement or any other information us files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Commission's Web site (http://www.sec.gov).

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial information.

                         Index to Financial Statements

COLLEGECLUB.COM, INC.
Financial Statements for the years ended December 31, 1997,
  1998 and 1999
Report of Independent Accountants...........................   F-2
Financial Statements
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Deficit..........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-8
COLLEGESTUDENT.COM, INC.
Financial Statements for the period from February 19, 1998
  (inception) through December 31, 1998
Report of Independent Accountants...........................  F-26
Financial Statements
  Balance Sheet.............................................  F-27
  Statement of Operations...................................  F-28
  Statement of Changes in Stockholders' Deficit.............  F-29
  Statement of Cash Flows...................................  F-30
  Notes to Financial Statements.............................  F-31
Financial Statements (unaudited) for the nine months ended
  September 30, 1999
  Balance Sheet.............................................  F-40
  Statement of Operations...................................  F-41
  Statement of Cash Flows...................................  F-42
  Notes to Financial Statements.............................  F-43
CAMPUS24, INC.
Financial Statements (unaudited) for the period from
  February 2, 1999 (inception) through July 28, 1999
  Balance Sheet.............................................  F-44
  Statement of Operations...................................  F-45
  Statement of Cash Flows...................................  F-46
  Notes to Financial Statements.............................  F-47
VERSITY.COM, INC.
Financial Statements for the period from February 2, 1999
  (inception) through June 30, 1999 and for the period from
  February 2, 1999 (inception) through December 31, 1999
  (unaudited)
Report of Independent Accountants...........................  F-48
Financial Statements
  Balance Sheets............................................  F-49
  Statements of Operations..................................  F-50
  Statements of Stockholders' Deficit.......................  F-51
  Statements of Cash Flows..................................  F-52
  Notes to Financial Statements.............................  F-53
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
  (Unaudited)...............................................  F-63
  Unaudited Pro Forma Combined Condensed Balance Sheet as of
   December 31, 1999........................................  F-65
  Unaudited Pro Forma Combined Condensed Statement of
   Operations for the year ended December 31, 1999..........  F-66
  Notes to Unaudited Pro Forma Combined Condensed Financial
   Statements...............................................  F-67

                       Report of Independent Accountants

To the Board of Directors and Stockholders of CollegeClub.com, Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of CollegeClub.com, Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the index under Item 16(b) on page II-7 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Diego, California
February 11, 2000, except as to Note 16, which is as of April 18, 2000

                             CollegeClub.com, Inc.

                          Consolidated Balance Sheets

                           December 31, 1998 and 1999

                                                                 1998           1999
                                                              -----------   ------------
Assets
Current assets
  Cash and cash equivalents.................................  $   409,000   $ 29,740,000
  Accounts receivable, net..................................      198,000      1,249,000
  Other current assets......................................       18,000        164,000
                                                              -----------   ------------
    Total current assets....................................      625,000     31,153,000

Property and equipment, net.................................      580,000      4,225,000
Advances to employees.......................................           --        100,000
Goodwill and other intangible assets, net...................           --     19,561,000
Other assets................................................       46,000      1,393,000
                                                              -----------   ------------
    Total assets............................................  $ 1,251,000   $ 56,432,000
                                                              ===========   ============
Liabilities, Convertible Preferred Stock and Stockholders'
  Deficit
Current liabilities
  Accounts payable..........................................  $ 1,536,000   $  3,681,000
  Accrued interest..........................................       16,000         16,000
  Accrued wages, benefits and related taxes.................      167,000        563,000
  Accrued liabilities.......................................       45,000        858,000
  Software license deposit (Note 8).........................      500,000             --
  Current portion of long-term debt.........................    1,561,000             --
  Current portion of capital lease obligation...............      782,000        622,000
  Deferred revenue..........................................           --        744,000
                                                              -----------   ------------
    Total current liabilities...............................    4,607,000      6,484,000

Accrued interest............................................       74,000             --
Capital lease obligation, net of current portion............      160,000      1,348,000
Long-term debt..............................................      552,000          5,000
                                                              -----------   ------------
    Total liabilities.......................................    5,393,000      7,837,000
                                                              -----------   ------------
Commitments and contingencies (Note 10 and Note 16)

Convertible preferred stock
  Preferred stock, $.001 par value, authorized 26,213,537
   shares:
   Series A convertible preferred stock, designated
   1,536,537 shares, 1,536,516 shares issued and outstanding
   at December 31, 1998 and 1999; liquidation preference of
   $2,110,000...............................................    2,110,000      2,110,000
  Series B convertible preferred stock, designated 8,000,000 shares, none and 7,409,566 shares issued and outstanding
   at December 31, 1998 and 1999, respectively; liquidation
   preference of $21,120,000................................           --     16,478,000
  Series B-1 convertible preferred stock, designated 777,000 shares, none and 761,259 issued and outstanding at
   December 31, 1998 and 1999, respectively; liquidation
   preference of $2,604,000.................................           --        521,000
  Series C convertible preferred stock, designated
   12,700,000 shares, none and 11,322,897 shares issued and
   outstanding at December 31, 1998 and 1999, respectively;
   liquidation preference of $58,766,000....................           --     36,590,000
  Series C-1 convertible preferred stock, designated
   1,700,000 shares, none and 1,636,977 shares issued and
   outstanding at December 31, 1998 and 1999, respectively;
   liquidation preference of $8,496,000.....................           --      5,664,000
                                                              -----------   ------------
                                                                2,110,000     61,363,000
Stockholders' deficit
  Common stock $.001 par value authorized 81,700,000 shares,
   16,167,757 and 19,972,895 shares issued and outstanding
   at December 31, 1998 and 1999, respectively..............       16,000         20,000
  Paid-in capital...........................................    4,426,000     31,070,000
  Unearned compensation.....................................   (1,457,000)    (8,856,000)
  Accumulated deficit.......................................   (9,237,000)   (35,002,000)
                                                              -----------   ------------
    Total stockholders' deficit.............................   (6,252,000)   (12,768,000)
                                                              -----------   ------------
    Total liabilities, convertible preferred stock and
     stockholders' deficit..................................  $ 1,251,000   $ 56,432,000
                                                              ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             CollegeClub.com, Inc.

                     Consolidated Statements of Operations

              For the Years Ended December 31, 1997, 1998 and 1999

                                                         1997           1998           1999
                                                     ------------   ------------   ------------
Revenues, net
  Advertising, sponsorship and service.............  $   802,000    $   332,000    $  2,413,000
  License..........................................           --             --         500,000
                                                     -----------    -----------    ------------
                                                         802,000        332,000       2,913,000

Operating expenses
  Production and technology, net of stock-based
   compensation expense of $177,000, $98,000 and
   $231,000, respectively..........................      859,000        763,000       3,483,000
  Selling and marketing, net of stock-based
   compensation expense of $716,000, $447,000 and
   $2,304,000, respectively........................    1,319,000        930,000      12,503,000
  General and administrative, net of stock-based
   compensation expense of $652,000, $611,000 and
   $1,616,000, respectively........................      807,000        868,000       7,010,000
  Depreciation and amortization....................      354,000        344,000       1,498,000
  Stock-based compensation.........................    1,545,000      1,156,000       4,151,000
                                                     -----------    -----------    ------------
                                                       4,884,000      4,061,000      28,645,000
                                                     -----------    -----------    ------------
    Loss from operations...........................   (4,082,000)    (3,729,000)    (25,732,000)
                                                     -----------    -----------    ------------
Other income (expense)
  Interest income..................................           --             --         186,000
  Interest expense.................................     (136,000)       (91,000)       (537,000)
  Other, net.......................................        6,000         (3,000)        318,000
                                                     -----------    -----------    ------------
Net loss...........................................  $(4,212,000)   $(3,823,000)   $(25,765,000)
                                                     ===========    ===========    ============
Net loss per common share..........................  $     (0.27)   $     (0.24)   $      (1.57)
                                                     ===========    ===========    ============
Basic and diluted common equivalent shares.........   15,371,994     16,034,576      16,387,676
                                                     ===========    ===========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             CollegeClub.com, Inc.

                Consolidated Statements of Stockholders' Deficit

              For the Years Ended December 31, 1997, 1998 and 1999

                                       Common Stock
                                  ----------------------     Paid-in        Unearned      Accumulated
                                    Shares       Amount      Capital      Compensation      Deficit         Total
                                  -----------   --------   ------------   -------------   ------------   ------------
Balance at December 31, 1996....  15,100,000    $15,000    $    35,000                    $(1, 202,000)  $ (1,152,000)
Issuance of common stock for
  cash on exercise of stock
  options.......................     465,417      1,000        101,000                                        102,000
Compensatory stock options
  (Note 13).....................                             2,295,000     $  (889,000)                     1,406,000
Issuance of warrants............                               139,000                                        139,000
Net loss........................                                                            (4,212,000)    (4,212,000)
                                  ----------    -------    -----------     -----------    ------------   ------------
Balance at December 31, 1997....  15,565,417     16,000      2,570,000        (889,000)     (5,414,000)    (3,717,000)
Issuance of common stock for
  cash on exercise of stock
  options.......................     302,307         --         66,000                                         66,000
Issuance of common stock for
  cash..........................     300,033         --         66,000                                         66,000
Compensatory stock options
  (Note 13).....................                             1,585,000        (568,000)                     1,017,000
Issuance of warrants............                               139,000                                        139,000
Net loss........................                                                            (3,823,000)    (3,823,000)
                                  ----------    -------    -----------     -----------    ------------   ------------
Balance at December 31, 1998....  16,167,757     16,000      4,426,000      (1,457,000)     (9,237,000)    (6,252,000)
Conversion of Series C
  convertible preferred stock
  into common stock.............     277,500         --        960,000                                        960,000
Issuance of common stock
  associated with the
  Collegestudent acquisition
  (Note 5)......................   3,479,724      4,000     12,036,000                                     12,040,000
Issuance of common stock for
  cash on exercise of stock
  options.......................      29,670         --         34,000                                         34,000
Issuance of common stock for
  services rendered.............      18,244         --         63,000                                         63,000
Compensatory stock options
  (Note 13).....................                            11,550,000      (7,399,000)                     4,151,000
Issuance of warrants (Notes 8,
  9, 12 and 15).................                             2,001,000                                      2,001,000
Net loss........................                                                           (25,765,000)   (25,765,000)
                                  ----------    -------    -----------     -----------    ------------   ------------
Balance at December 31, 1999....  19,972,895    $20,000    $31,070,000     $(8,856,000)   $(35,002,000)  $(12,768,000)
                                  ==========    =======    ===========     ===========    ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             CollegeClub.com, Inc.

                     Consolidated Statements of Cash Flows

              For the Years Ended December 31, 1997, 1998 and 1999

                                                             1997          1998           1999
                                                          -----------   -----------   ------------
Cash flows from operating activities
  Net loss..............................................  $(4,212,000)  $(3,823,000)  $(25,765,000)
  Adjustments to reconcile net loss to net cash used in
   operating activities
    Depreciation and amortization.......................      354,000       344,000      1,498,000
    Loss on disposition of asset........................           --            --          1,000
    Non-cash compensation, expenses and gains...........    1,544,000     1,157,000      5,248,000
    Increase (decrease) in cash resulting from changes
     in
      Accounts receivable, net..........................       (7,000)     (190,000)      (873,000)
      Other current assets..............................           --       (18,000)      (766,000)
      Other assets......................................           --       (45,000)    (1,259,000)
      Accounts payable..................................      315,000       882,000      1,404,000
      Accrued interest..................................       12,000        76,000        225,000
      Accrued wages, benefits and related taxes.........       32,000       134,000        211,000
      Deferred revenue..................................           --            --        744,000
      Software license deposit..........................           --       500,000       (500,000)
      Other accrued liabilities.........................       76,000       (51,000)       725,000
                                                          -----------   -----------   ------------
        Net cash used in operating activities...........   (1,886,000)   (1,034,000)   (19,107,000)
                                                          -----------   -----------   ------------
Cash flows from investing activities
  Purchases of property and equipment...................      (14,000)     (256,000)    (2,209,000)
  Issuance of advances to employees.....................           --            --       (100,000)
  Cash acquired in business acquisitions................           --            --        376,000
                                                          -----------   -----------   ------------
        Net cash used in investing activities...........      (14,000)     (256,000)    (1,933,000)
                                                          -----------   -----------   ------------
Cash flows from financing activities
  Proceeds from issuance of convertible debt............           --            --     17,855,000
  Proceeds from issuance of long-term debt..............      421,000     1,622,000             --
  Proceeds from issuance of Series A convertible
   preferred stock......................................    1,389,000         2,000             --
  Proceeds from issuance of Series B convertible
   preferred stock......................................           --            --      6,515,000
  Proceeds from issuance of Series B-1 convertible
   preferred stock......................................           --            --        476,000
  Proceeds from issuance of Series C convertible
   preferred stock......................................           --            --     26,953,000
  Proceeds from issuance of common stock................      102,000       132,000         34,000
  Payments on long-term debt............................           --            --       (602,000)
  Payments on capital lease obligation..................      (68,000)      (57,000)      (860,000)
                                                          -----------   -----------   ------------
        Net cash provided by financing activities.......    1,844,000     1,699,000     50,371,000
                                                          -----------   -----------   ------------
        Net increase (decrease) in cash.................      (56,000)      409,000     29,331,000
Cash and cash equivalents at beginning of year..........       56,000            --        409,000
                                                          -----------   -----------   ------------
Cash and cash equivalents at end of year................  $        --   $   409,000   $ 29,740,000
                                                          ===========   ===========   ============

     The accompanying notes are an integral part of these consolidated financial statements.

                             CollegeClub.com, Inc.

              For the Years Ended December 31, 1997, 1998 and 1999

                                                             1997          1998           1999
                                                          -----------   -----------   ------------
Non-cash investing and financing activities
  Acquisition of property and equipment through capital
   lease agreements.....................................  $   219,000   $   262,000   $  1,882,000
                                                          ===========   ===========   ============
  Conversion of subordinated convertible notes and
   unpaid accrued interest to Series A convertible
   preferred stock......................................                $   719,000
                                                                        ===========
  Conversion of subordinated convertible notes and
   unpaid accrued interest to Series B convertible
   preferred stock......................................                              $  8,318,000
                                                                                      ============
  Purchase of Campus24, Inc. in exchange for Series B
   convertible preferred stock..........................                              $  1,111,000
                                                                                      ============
  Issuance of Series B and B-1 convertible preferred
   stock in conjunction with in-kind contributions and
   equipment from strategic partnership.................                              $  6,248,000
                                                                                      ============
  Conversion of subordinated convertible notes and
   unpaid accrued interest to Series C convertible
   preferred stock......................................                              $ 10,597,000
                                                                                      ============
  Conversion of Series C convertible preferred stock to
   common stock.........................................                              $    960,000
                                                                                      ============
  Purchase of Collegestudent.com, Inc. in exchange for
   Series C-1 convertible preferred stock, common stock
   and forgiveness of debt..............................                              $ 18,154,000
                                                                                      ============
  Issuance of warrants..................................  $   139,000   $   139,000   $  2,001,000
                                                          ===========   ===========   ============
  Services rendered in exchange for common stock........                              $     63,000
                                                                                      ============
Supplemental disclosures of cash flow information
  Cash paid for interest................................  $   124,000   $    55,000   $    245,000
                                                          ===========   ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             CollegeClub.com, Inc.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999

1. Organization, Nature of Business and Basis of Presentations

    CollegeClub.com, Inc., formerly known as Public Online Communication Corporation (the "Company"), is an integrated communications and media Internet company that operates an online destination targeting college students. The Company derives revenues primarily from the sale of sponsorships, advertising and other promotional services and also generates fees from various commerce relationships.

2. Reincorporation

    Effective September 28, 1999, the Company changed its state of incorporation from California to Delaware. There was no impact on the Company's financial condition or results of operations as a result of the reincorporation.

3. Summary of Significant Accounting Policies

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

    REVENUE RECOGNITION

    Fees generated from sponsorships and other marketing programs are recognized on a straight-line basis over the life of each contract. Advertising revenue based on the delivery of impressions is recognized at the lesser of straight-line over the contracted period or as the related impressions are displayed, provided no significant obligations remain and the collection of the related receivable is probable. Commerce revenue includes transaction-based fees earned from reselling products and services on behalf of the Company's business partners, which is recognized upon the completion of the underlying related contractual obligations.

    Web site professional services consist of domain development, enhancement and maintenance. Web site professional services revenue is recognized when the related services are performed provided no significant obligations remain and the collection of the related receivable is probable.

    Income from one-time-charge licensed software is recognized when the program is shipped with a deferral for post-contract customer support. This deferral is earned over the support period. Any payments received in advance of revenue being earned are recorded as deferred revenue.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At
December 31, 1999, the Company held $21,206,000 in interest bearing cash accounts. This amount is included in cash and cash equivalents, the fair value of which approximates cost.

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

3. Summary of Significant Accounting Policies (Continued)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, capital lease obligations and long-term debt. The carrying amounts of these instruments approximate fair value.

    ADVERTISING COSTS

    The cost of advertising is expensed as incurred. For the years ended December 31, 1997, 1998 and 1999, the Company incurred advertising expense of $78,000, $5,000 and $1,407,000, respectively.

    CERTAIN RISKS AND CONCENTRATIONS

    The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. The risks include failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

    The Company's financial instruments that are subject to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables.

    At times, cash balances held at financial institutions were in excess of federally insured limits. To date, the Company has experienced no losses in connection with such deposits.

    The Company's customers are concentrated in the United States. The Company generally does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

    For the year ended December 31, 1999, the Company had sales to one customer which represented 17% of total net revenues.

    As of December 31, 1999, the Company had amounts due from three major customers, which represented 61% of the net accounts receivable.

    EARNINGS (LOSS) PER COMMON SHARE

    Basic earnings (loss) per common share is calculated by dividing net income
(loss) for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income (loss) for the period by the weighted-average number of common shares outstanding during the period, increased by dilutive potential common shares ("dilutive securities") that were outstanding during the period. Dilutive securities include the Company's Series A convertible preferred stock, Series B convertible preferred stock, Series B-1 convertible preferred stock, Series C convertible preferred stock, Series C-1 convertible preferred stock and Series C-2 convertible preferred stock, options issued under the

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

3. Summary of Significant Accounting Policies (Continued)
Company's 1996 Stock Option Plan and warrants to purchase stock as may be issued by the Company from time to time. Dilutive securities are included in the calculation of diluted earnings per common share using the treasury stock method. During the years ended December 31, 1997, 1998 and 1999, all dilutive securities were excluded from the calculation of diluted loss per share, as their effect would have been antidilutive.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation. Depreciation of property and equipment is provided over their estimated useful lives, generally two to three years, using the straight-line method. Repair and maintenance costs are expensed as incurred. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any, based on expected discounted future cash flows.

    INTANGIBLE ASSETS

    Intangible assets consists of goodwill resulting from acquired businesses, technology and strategic contracts, all of which are being amortized over the estimated useful lives of two and one-half to three years using the straight-line method. Amortization expense totaled $786,000 for the year ended December 31, 1999.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair value of the Company's common stock at the date of grant. If the Company issues options to employees in fixed amounts and with fixed exercise prices at less than the fair value of the Company's common stock, compensation expense is recorded for such difference over the period the related options are earned. The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, through disclosure only (Note 13). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

    INCOME TAXES

    Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

3. Summary of Significant Accounting Policies (Continued)
    COMPREHENSIVE INCOME

    The Company reports all components of comprehensive income in the financial statements in the period in which they are recognized. During the years ended December 31, 1997, 1998 and 1999, the Company did not have any components of comprehensive income other than net loss.

    SEGMENT INFORMATION

    Management has determined that its operations can be aggregated into one reportable segment. Additionally, as the Company operates its Web site within the U.S., no segment disclosures, other than sales to significant customers, have been included in the accompanying notes to the consolidated financial statements.

    RECLASSIFICATIONS

    Certain reclassifications were made to prior year's consolidated financial statements to conform to the current year presentation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Composition of Certain Financial Statement Captions

    ACCOUNTS RECEIVABLE

                                                         1998         1999
                                                       ---------   -----------
Accounts receivable..................................  $198,000    $1,404,000
Less allowance for doubtful accounts.................        --      (155,000)
                                                       --------    ----------
                                                       $198,000    $1,249,000
                                                       ========    ==========

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

4. Composition of Certain Financial Statement Captions (Continued) PROPERTY AND EQUIPMENT

                                                        1998          1999
                                                     -----------   -----------
Computers and software.............................  $1,138,000    $4,890,000
Equipment..........................................     200,000       370,000
Furniture and fixtures.............................      83,000       385,000
Leasehold improvements.............................       3,000       131,000
                                                     ----------    ----------
                                                      1,424,000     5,776,000
Less accumulated depreciation......................    (844,000)   (1,551,000)
                                                     ----------    ----------
Property and equipment, net........................  $  580,000    $4,225,000
                                                     ==========    ==========

    Depreciation expense with respect to property and equipment for the years ended December 31, 1997, 1998 and 1999 was $354,000, $344,000 and $709,000,
respectively. Included in the table above at December 31, 1998 and 1999 are property and equipment under capital leases of $1,137,000 and $3,019,000, respectively, with accumulated depreciation of $740,000 and $1,267,000, respectively.

    GOODWILL AND INTANGIBLE ASSETS

                                                       1998          1999
                                                     ---------   ------------
Goodwill...........................................  $     --    $10,861,000
Technology.........................................        --      4,743,000
Strategic contracts................................        --      4,743,000
                                                     --------    -----------
                                                           --     20,347,000
Less accumulated amortization......................        --       (786,000)
                                                     --------    -----------
                                                     $     --    $19,561,000
                                                     ========    ===========

    ACCRUED LIABILITIES

                                                           1998       1999
                                                         --------   ---------
Accrued legal settlement (Note 11).....................  $    --    $500,000
Other..................................................   45,000     358,000
                                                         -------    --------
                                                         $45,000    $858,000
                                                         =======    ========

5. Acquisitions

    COLLEGEBEAT.COM, INC.

    In June 1999, the Company acquired the assets of CollegeBeat.com, Inc., which primarily maintained a Web site that offered college students free e-mail access and other online services.

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

5. Acquisitions (Continued)
The purchase price was equal to $250 per active user acquired through February 15, 2000. Based upon the users acquired, the Company issued a total of 100,087 shares of Series B convertible preferred stock with an estimated fair value of $425,000.

    The acquisition was accounted for as a purchase. The purchase price was allocated to identifiable assets of approximately $5,000 based on their estimated fair value, with the excess of the purchase price over the fair value of such assets reflected as goodwill of approximately $420,000, which is being amortized over three years.

    CAMPUS24, INC.

    In July 1999, the Company acquired all outstanding shares of common and preferred stock of Campus24, Inc. ("Campus24"), a Delaware corporation that commenced operations in February 1999 and primarily administered a Web site that facilitated person-to-person trading of personal items in an auction format.

    In consideration, the Company issued 389,925 shares of Series B convertible preferred stock with an estimated fair value of approximately $1,111,000. The acquisition was accounted for as a purchase with goodwill being amortized over a period of three years.

    The purchase price was allocated to identifiable assets and liabilities based on their estimated fair values, with the excess of the purchase price over the fair value of such net assets acquired reflected as goodwill, as follows:

Cash........................................................  $  176,000
Other current assets........................................       1,000
Property and equipment......................................      22,000
Other assets................................................       1,000
Goodwill....................................................     911,000
                                                              ----------
                                                              $1,111,000
                                                              ==========

    The unaudited pro forma results of operations below represents the effect on the Company's results of operations as if the acquisition of Campus24 had occurred on January 1, 1999, instead of on the acquisition date.

                                                               Unaudited
                                                              ------------
Net revenue.................................................  $  2,915,000
Net loss....................................................   (26,165,000)
Net loss per common share...................................  $      (1.60)

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

5. Acquisitions (Continued)
    COLLEGESTUDENT.COM, INC.

    In December 1999, the Company acquired all outstanding shares of common and preferred stock of Collegestudent.com, Inc. ("Collegestudent"), a business that primarily maintains a Web site focused on developing online campus communities that provide student-oriented material for the college market targeted to college students.

    The Company also assumed all outstanding stock options. In conjunction with the acquisition all outstanding warrants to purchase common shares of Collegestudent were canceled.

    In consideration, the Company issued 1,636,977 shares of Series C-1 convertible preferred stock with an estimated fair value of approximately $5,664,000 and 3,479,724 shares of common stock with an estimated fair value of approximately $12,040,000. The acquisition was accounted for as a purchase.

    The purchase price was allocated to identifiable assets and liabilities based on their estimated fair values, with the excess of the purchase price over the fair value of the net liabilities acquired reflected as intangible assets, as follows:

Cash........................................................  $   200,000
Other current assets........................................      209,000
Property and equipment......................................      110,000
Other assets................................................       90,000
Technology..................................................    4,743,000
Strategic relationships.....................................    4,743,000
Goodwill....................................................    9,486,000
Liabilities assumed.........................................   (1,227,000)
                                                              -----------
Purchase price..............................................  $18,354,000
                                                              ===========

    The unaudited pro forma results of operations below represents the effect on the Company's results of operations for the years ended December 31, 1998 and 1999 as if the acquisition of Collegestudent had occurred as of January 1, 1998, instead of on the acquisition date.

                                                                  1998
                                                              ------------
                                                              (unaudited)
Net revenue.................................................  $    599,000
Net loss....................................................   (10,972,000)
Net loss per common share...................................  $      (0.56)

                                                                  1999
                                                              ------------
                                                              (unaudited)
Net revenue.................................................  $  4,047,000
Net loss....................................................   (34,154,000)
Net loss per common share...................................  $      (1.72)

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

6. Letter of Credit

    The Company was extended an irrevocable standby letter of credit of $1,000,000 by a bank, which acts as an additional security for the Company's San Diego office lease agreement. The letter of credit is automatically renewed until the end of the lease term of November 2006. As a condition, the bank required the Company to invest $1,000,000 in the form of a 30-day certificate of deposit that will continue to roll over for the term of the lease.

7. Strategic Relationship

    During September 1999, the Company entered into an agreement with a strategic partner and a number of the partner's affiliates. The agreement called for an equity investment by the partner, whereby the Company sold to the partner 1,769,922 shares of Series B convertible preferred stock at a price of $2.85 per share and 761,259 shares of Series B-1 convertible preferred stock at a price of $3.42 per share in exchange for $1,400,000 in cash, $130,000 of tangible equipment and a commitment to deliver certain proprietary content and promotional items from the partner as well as online promotion throughout the partner's network of Web sites for a period of three years. The estimated fair value of the future promotional commitments of approximately $6,118,000 has been recorded as a reduction of convertible preferred stock and will be recognized as selling and marketing expense as the services are delivered.

8. Software Agreement

    In November 1998, the Company entered into a software agreement with a note holder whereby the Company agreed to license an Internet product suitable for marketing to the agricultural industry and other prospective customers in a form and format essentially the same as has been developed for the Company's Web site. In consideration for the software, the Company received $500,000 in cash and upon delivery, the note holder forgave $800,000 of previously issued promissory notes. In conjunction with the sale, the Company issued warrants to purchase 885,129 shares of common stock at $0.22 per share. The estimated fair value of the warrants was recorded as a reduction of revenues under the agreement for the year ended December 31, 1999.

    Under the terms of the agreement, the note holder was entitled to additional warrants if the Company did not obtain at least $3,000,000 of financing by a specified date. The Company did not obtain the required financing; however, the number of warrants to be issued had been in dispute. In January 2000, the parties agreed in principal for the Company to issue additional warrants to purchase 265,538 shares of the Company's common stock at $0.22 per share. The estimated fair value of approximately $918,000 is included in general and administrative expense in the Company's statement of operations for the year ended December 31, 1999.

    As a result of issuing the additional warrants, the Company issued 4,461, 1,919, 25,966, and 23,089 shares of Series B convertible preferred stock, Series B-1 convertible preferred stock, Series C convertible preferred stock and common stock, respectively, to comply with anti-dilution agreements with certain stockholders. The estimated fair value of those additional shares, $282,000, in aggregate, will be included in general and administrative expense in the Company's statement of operations for the year ending December 31, 2000.

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

9. Long Term Debt

    Long-term debt consists of the following:

                                                            1998         1999
                                                         -----------   --------
10% subordinated convertible notes, principal and
  interest due April 30, 1999..........................  $   34,000     $   --
8% subordinated convertible notes, principal and
  interest due December 31, 1999.......................   1,527,000         --
8% subordinated convertible notes, principal and
  interest due June 30, 2000...........................      25,000         --
10% notes payable, principal and interest due
  December 31, 2005....................................     527,000         --
10% notes payable, principal and interest due
  April 12, 2001.......................................          --      5,000
                                                         ----------     ------
                                                          2,113,000      5,000
Less current portion...................................  (1,561,000)        --
                                                         ----------     ------
  Total long-term debt.................................  $  552,000     $5,000
                                                         ==========     ======

    At December 31, 1998, notes payable consisted of borrowings from related parties. As a result of financing obtained in June 1999, principal and accrued interest of $527,000 and $91,000, respectively, was paid to the noteholders.

    During 1999, the Company issued approximately $6,596,000 in subordinated convertible notes, which bore interest at a rate equal to 8% per annum. In June 1999, all outstanding subordinated convertible notes were voluntarily converted into 2,941,689 shares of Series B convertible preferred stock at a rate equal to one share per $2.85 of principal and interest payable, or approximately $8,384,000. In conjunction with this conversion, the noteholders were issued warrants to purchase 128,638 shares of Series B convertible preferred stock at $2.85 per share, which expire in June 2004. The estimated fair value of these warrants of $69,000 is included in the net loss for the year ended December 31, 1999. Also during 1999, the Company issued approximately $10,460,000 in subordinated convertible notes, which bore interest at a rate equal to 10% per annum. Such subordinated convertible notes were voluntarily converted into 3,062,825 shares of Series C convertible preferred stock at a rate equal to one share per $3.46 of principal and interest payable, or approximately $10,597,000. In conjunction with this conversion, the noteholders were issued warrants to purchase 151,155 shares of Series C convertible preferred stock at $3.46 per share, which expire in October 2004. The estimated fair value of these warrants of $68,000 is included in the net loss for the year ended December 31, 1999.

10. Commitments and Contingencies

    LEASE COMMITMENTS

    The Company currently leases property and equipment under non-cancelable capital leases and leases office facilities under operating leases. Capital leases are collateralized by the underlying equipment.

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

10. Commitments and Contingencies (Continued)
    Future minimum commitments as of December 31, 1999 are as follows:

                                                       Capital      Operating
Year Ending December 31,                               Leases        Leases
------------------------                             -----------   -----------
2000...............................................  $  874,000    $  844,000
2001...............................................     766,000       742,000
2002...............................................     763,000       667,000
2003...............................................      47,000       691,000
2004...............................................          --       714,000
Thereafter.........................................          --     1,435,000
                                                     ----------    ----------
                                                      2,450,000    $5,093,000
                                                                   ==========
Less imputed interest..............................    (480,000)
                                                     ----------
Present value of net minimum lease payments........   1,970,000
Less current portion...............................    (622,000)
                                                     ----------
Long-term capital lease obligations................  $1,348,000
                                                     ==========

    Rent expense under all operating leases for the years ended December 31, 1997, 1998 and 1999 was $221,000, $77,000 and $595,000, respectively.

    LEASE SETTLEMENTS

    The Company is currently finalizing negotiations with various lessors to settle amounts due for capital leases, which were in default. As of December 31, 1999, the principal portion of capital leases in default was $69,000, which is included in the current portion of leases payable.

    JOINT MARKETING AGREEMENT

    In June 1999, the Company entered into a joint marketing agreement with a company that primarily develops and sells student planners. Under the terms of the agreement, the Company is required to issue up to 71,052 shares of the Series B convertible preferred stock as consideration for providing marketing initiatives for the Company's online services in connection with the student planners and the Company's registered users.

    In addition, the Company is required to pay $3.00 for every new user brought in by additional marketing efforts performed by the said business.

11. Legal Proceedings

    In December 1999, the Company settled and subsequently paid $500,000 to a competitor who filed a complaint against the Company for, among other things, false advertising and interference with contractual relationships.

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

11. Legal Proceedings (Continued)
    The Company is also, from time to time, subject to legal proceedings and claims, which arise, in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

12. Convertible Preferred Stock and Warrants

    STOCK SPLIT

    Effective August 1999, the Board of Directors approved a three-for-one stock split. All share and per share information in the consolidated financial statements has been adjusted to reflect the stock split on a retroactive basis.

    PREFERRED STOCK

    The Series A convertible preferred ("Series A") stockholders, Series B convertible preferred ("Series B") stockholders, Series B-1 convertible preferred ("Series B-1") stockholders, Series C convertible preferred ("Series C") stockholders, Series C-1 convertible preferred ("Series C-1") stockholders and Series C-2 convertible preferred ("Series C-2") stockholders have the following rights and privileges:

    DIVIDENDS

    The Series A, Series B, Series B-1, Series C, Series C-1 and Series C-2 stockholders are not entitled to receive any dividends unless declared by the Company's Board of Directors. In the event that dividends are declared by the Company's Board of Directors, the Series A, Series B, Series B-1, Series C, Series C-1 and Series C-2 stockholders are entitled to receive dividends in cash at the rate per annum of $0.1099, $0.2280, $0.2736, $0.2768, $0.2768 and
$0.2768, respectively.

    LIQUIDATION PREFERENCES

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including a change in control, the Series C, Series C-1 and Series C-2 stockholders will receive prior to and in preference of any payment to the Series A, Series B and Series B-1 stockholders and the holders of common stock, an amount of $5.19 per share for Series C and for Series C-1 and $5.07 for Series C-2 for one year after the issuance of the Series C and thereafter, $3.46 per share, as adjusted to reflect any subsequent stock dividends, stock splits or recapitalizations, and all declared and unpaid dividends to the data fixed for distribution. The Series A, Series B and Series B-1 stockholders are entitled to receive, out of the assets of the Company available for distribution to its shareholders, in preference to the holders of the common stock, an amount of $1.37, $2.85 and $3.42 per share of Series A, Series B and Series B-1 stock then outstanding, respectively, as adjusted to reflect any subsequent stock dividends, stock splits or recapitalizations, and all declared and unpaid dividends to the date fixed for distribution. The remaining assets of the Company following the initial distribution to the preferred stockholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each such holder.

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

12. Convertible Preferred Stock and Warrants (Continued)
    ANTIDILUTION

    The conversion price of each series of preferred stock is subject to adjustment in the event the Company issues additional shares of capital stock for consideration less than the conversion price then in effect. For the first year following the issuance of the Series C stock, the conversion price will be reduced to equal the applicable consideration paid in any subsequent issuance, to a minimum conversion price of $2.85. Thereafter, the adjustment will be made according to a broad-based, weighted average formula. The weighted average formula is based on outstanding shares of common stock (including outstanding stock options), Series A, Series B, Series B-1 and Series C on a fully-diluted basis. No adjustment will be made, however, in connection with issuances of common stock (i) upon conversion of preferred stock, (ii) to employees, consultants and directors at not less than fair market value and otherwise on terms approved by the board of directors, (iii) as a dividend or distribution on the preferred stock, (iv) in connection with issuances of capital stock at fair market value as consideration in an acquisition or asset purchase approved by the board of directors, and (v) in connection with any borrowing from a commercial lending institution or in connection with the lease of equipment or property approved by the board of directors.

    VOTING

    Each holder of the Series A, Series B, Series B-1, Series C and Series C-2 stock is entitled to a number of votes equal to the number of shares of common stock into which each share of such stock is convertible. The shares of the Series C-1 are non-voting, except as required by law.

    CONVERSION

    Holders of the Series A, Series B, Series B-1, Series C, Series C-1 and Series C-2 may convert their shares into common stock at any time following the date of issuance of such share at the then applicable conversion rate and without payment of further consideration into fully paid and nonassessable shares of common stock of the Company.

    AUTOMATIC CONVERSION

    Each share of Series A, Series B, Series B-1, Series C and Series C-1 will convert automatically into common stock upon written consent of the majority of holders or in the event of a firm commitment initial public offering of common stock with aggregate gross proceeds of at least $20,000,000, provided that the per share public offering price (before any underwriting commissions) is at least 1.75 times the applicable Series C conversion price. Each share of Series C-2 will convert automatically into common stock upon written consent of the majority of holders or in the event of the completion of an initial public offering with aggregate gross proceeds of at least $20,000,000, provided that the per share public offering price (before any underwriting commissions) is at least $6.05.

                             CollegeClub.com, Inc.
             Notes to Consolidated Financial Statements (Continued)
                           December 31, 1998 and 1999

12. Convertible Preferred Stock and Warrants (Continued)

    The following summarizes issuances of convertible preferred stock for the three years in the period ended December 31, 1999.

                                            Series A                   Series B                Series B-1
                                           Convertible               Convertible              Convertible
                                         Preferred Stock           Preferred Stock          Preferred Stock
                                     -----------------------   ------------------------   --------------------
                                      Shares       Amount       Shares        Amount       Shares     Amount
                                     ---------   -----------   ---------   ------------   --------   ---------
Balance at December 31, 1996.......
Issuance of Series A convertible
  preferred stock for cash.........  1,011,516   $1,389,000
Issuance of Series A convertible
  preferred stock upon conversion
  of subordinated convertible notes
  and unpaid accrued interest (Note
  9)...............................    523,544      719,000
                                     ---------   ----------
Balance at December 31, 1997.......  1,535,060    2,108,000
Issuance of Series A convertible
  preferred stock for cash.........      1,456        2,000
                                     ---------   ----------
Balance at December 31, 1998.......  1,536,516    2,110,000
Issuance of Series B convertible
  preferred stock for cash, less
  direct costs incurred upon
  issuance of $681,000.............                            2,195,662   $ 5,579,000
Issuance of Series B convertible
  preferred stock upon conversion
  of subordinated convertible notes
  and unpaid accrued interest
  (Note 9).........................                            2,941,689     8,318,000
Issuance of Series B convertible
  preferred stock for services
  rendered.........................                                4,386        13,000
Issuance of Series B convertible
  preferred stock associated with
  Campus24, Inc. acquisition
  (Note 5).........................                              389,925     1,111,000
Issuance of Series B convertible
  preferred stock associated with
  CollegeBeat, Inc. acquisition
  (Note 5).........................                              100,087       425,000
Issuance of Series B convertible
  preferred stock associated with
  joint marketing agreement (Note
  10)..............................                                7,895        23,000
Issuance of Series B and B-1
  convertible preferred stock
  associated with strategic
  partnership agreement
  (Note 7).........................                            1,769,922     1,009,000    761,259    $521,000
Issuance of Series C convertible
  preferred stock for cash, less
  direct costs incurred upon
  issuance of $2,587,000...........
Issuance of Series C convertible
  preferred stock upon conversion
  of subordinated convertible notes
  and unpaid accrued interest
  (Note 9).........................
Conversion of Series C convertible
  preferred stock into common
  stock............................
Issuance of Series C-1 convertible
  preferred stock associated with
  CollegeStudent acquisition
  (Note 5).........................
                                     ---------   ----------    ---------   -----------    -------    --------
Balance at December 31, 1999.......  1,536,516   $2,110,000    7,409,366   $16,478,000    761,259    $521,000
                                     =========   ==========    =========   ===========    =======    ========

                                              Series C                  Series C-1
                                            Convertible                 Convertible
                                          Preferred Stock             Preferred Stock
                                     --------------------------   -----------------------
                                       Shares         Amount       Shares       Amount
                                     -----------   ------------   ---------   -----------
Balance at December 31, 1996.......
Issuance of Series A convertible
  preferred stock for cash.........
Issuance of Series A convertible
  preferred stock upon conversion
  of subordinated convertible notes
  and unpaid accrued interest (Note
  9)...............................

Balance at December 31, 1997.......
Issuance of Series A convertible
  preferred stock for cash.........

Balance at December 31, 1998.......
Issuance of Series B convertible
  preferred stock for cash, less
  direct costs incurred upon
  issuance of $681,000.............
Issuance of Series B convertible
  preferred stock upon conversion
  of subordinated convertible notes
  and unpaid accrued interest
  (Note 9).........................
Issuance of Series B convertible
  preferred stock for services
  rendered.........................
Issuance of Series B convertible
  preferred stock associated with
  Campus24, Inc. acquisition
  (Note 5).........................
Issuance of Series B convertible
  preferred stock associated with
  CollegeBeat, Inc. acquisition
  (Note 5).........................
Issuance of Series B convertible
  preferred stock associated with
  joint marketing agreement (Note
  10)..............................
Issuance of Series B and B-1
  convertible preferred stock
  associated with strategic
  partnership agreement
  (Note 7).........................
Issuance of Series C convertible
  preferred stock for cash, less
  direct costs incurred upon
  issuance of $2,587,000...........   8,537,572    $26,953,000
Issuance of Series C convertible
  preferred stock upon conversion
  of subordinated convertible notes
  and unpaid accrued interest
  (Note 9).........................   3,062,825     10,597,000
Conversion of Series C convertible
  preferred stock into common
  stock............................    (277,500)      (960,000)
Issuance of Series C-1 convertible
  preferred stock associated with
  CollegeStudent acquisition
  (Note 5).........................                               1,636,977   $5,664,000
                                     ----------    -----------    ---------   ----------
Balance at December 31, 1999.......  11,322,897    $36,590,000    1,636,977   $5,664,000
                                     ==========    ===========    =========   ==========

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

12. Convertible Preferred Stock and Warrants (Continued)

    WARRANTS

    In exchange for services rendered during the year ended December 31, 1999, the Company issued warrants to purchase 268,773 shares of Series B convertible preferred stock, 313,214 shares of Series C convertible preferred stock, and 366,000 shares of common stock. In connection with a lease commitment, the Company issued warrants to purchase 60,000 shares of Series B convertible preferred stock. The warrants are generally immediately vested, have exercise prices ranging from $0.22 to $3.56 per share and expire between January 2002 and September 2006.

13. Stock Option Plan

    The 1996 Stock Option Plan (the "Plan") permits the granting of incentive and non-statutory stock options to the Company's employees, consultants, and directors; 12,900,000 shares of common stock are reserved under the Plan. Any person who is not an employee on the effective date of grant of an option may be granted only a non-statutory stock option. Incentive stock options may be granted for a term not to exceed ten years, and generally vest over a five year period. The exercise price under each non-statutory stock option shall not be less than 85% of the fair market value of the Company's common stock on the effective date of grant of the stock option.

    The following table summarizes stock option activity for the years ended December 31, 1997, 1998 and 1999:

                                                               Weighted-Average
                                                   Shares       Exercise Price
                                                 -----------   ----------------
Outstanding, December 31, 1996.................   2,178,636         $0.22
  Granted......................................   2,563,479         $0.22
  Exercised....................................    (465,417)        $0.22
  Canceled.....................................    (421,077)        $0.22
                                                 ----------

Outstanding, December 31, 1997.................   3,855,621         $0.22
  Granted......................................   1,773,588         $0.22
  Exercised....................................    (302,307)        $0.22
  Canceled.....................................    (225,111)        $0.22
                                                 ----------

Outstanding, December 31, 1998.................   5,101,791         $0.22
  Granted......................................   7,418,787         $1.07
  Exercised....................................    (174,005)        $0.58
  Canceled.....................................    (624,503)        $0.39
                                                 ----------

Outstanding, December 31, 1999.................  11,722,070         $0.74
                                                 ==========

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

13. Stock Option Plan (Continued)
    The following table summarizes information regarding options outstanding and exercisable at December 31, 1999:

                               Weighted-Average
                                  Remaining
Exercise        Options        Contractual Age         Options        Weighted-Average
 Prices       Outstanding          (Years)           Exercisable       Exercise Price
--------      -----------      ----------------      -----------      ----------------
 $0.22         6,840,018             8.03             3,618,116            $0.22
 $0.34           229,272             9.92               229,272            $0.34
 $0.86           419,679             9.54                24,697            $0.86
 $1.14           868,483             9.61               292,080            $1.14
 $1.43           236,349             9.69                45,000            $1.43
 $1.71         1,370,948             9.64                 5,400            $1.71
 $1.83           150,861             9.70               124,044            $1.83
 $1.92            43,605             9.46                32,703            $1.92
 $2.00         1,562,855             9.87                 8,934            $2.00
              ----------                              ---------
              11,722,070             9.50             4,380,246            $0.37
              ==========                              =========

    During 1997, 1998 and 1999, the Company recorded $1,406,000, $1,017,000 and
$4,151,000, respectively, in compensation expense for certain options to purchase shares of common stock granted to employees and non-employees. The valuation of the options granted to non-employees is estimated using the Black-Scholes option pricing model.

    Unearned compensation has been charged for the value of options granted to employees on the measurement date based on the intrinsic value method. These amounts are amortized over the vesting period. The unamortized portion of unearned compensation is shown as a reduction of stockholders' equity in the accompanying consolidated balance sheet.

    If the Company had elected to recognize compensation expense based upon the fair value at the grant date for employee awards under this plan, the Company's pro forma net loss would be changed to $(4,215,000), $(3,826,000) and $(26,177,000) for the years ended December 31, 1997, 1998 and 1999, respectively. Basic and diluted net loss per share would not have changed from the amounts reported for the years ended December 31, 1997 and 1998. For the year ended December 31, 1999, the basic and diluted net loss per share would have changed to $(1.60). The fair value of employee stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31, 1997, 1998 and 1999: dividend yield of 0%, expected volatility of 0%, risk free interest rates of approximately 4.6% to 7.6% and expected lives of three years.

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

14. Income Taxes

    Deferred tax assets comprise the following:

                                                      1998           1999
                                                   -----------   ------------
Net operating loss carryforwards.................  $ 2,202,000   $ 10,227,000
Nonqualified stock options.......................      920,000      1,650,000
Software license deposit.........................      199,000             --
Accruals and other...............................       29,000        395,000
Depreciation.....................................       95,000        (47,000)
                                                   -----------   ------------
                                                     3,445,000     12,225,000
Less valuation allowance.........................   (3,445,000)   (12,225,000)
                                                   -----------   ------------
  Net deferred tax asset.........................  $        --   $         --
                                                   ===========   ============

    Based upon the lack of prior earnings history of the Company and other available evidence, management has recorded a full valuation allowance for deferred tax assets as it is more likely than not that such assets will not be realized.

    The reconciliation of income tax computed by applying the statutory federal income tax rate (34%) to loss before income taxes to the Company's actual income tax provision is as follows:

                                          1997          1998          1999
                                       -----------   -----------   -----------
Benefit computed at statutory federal
  rate...............................  $ 1,432,000   $ 1,299,000   $ 8,699,000
State income tax benefits, net of
  federal effect.....................      237,000       202,000     1,261,000
Meals and entertainment disallowed
  and other..........................      (12,000)       (1,000)     (162,000)
Nondeductible stock option
  compensation.......................      (28,000)     (105,000)     (879,000)
Nondeductible goodwill...............           --            --      (239,000)
Increase in valuation allowance......   (1,629,000)   (1,395,000)   (8,680,000)
                                       -----------   -----------   -----------
Tax expense..........................  $        --   $        --   $        --
                                       ===========   ===========   ===========

    At December 31, 1999, the Company has federal and California net operating loss carryforwards of approximately $25,807,000 and $25,802,000, respectively, which expire beginning in 2011 and 2004, respectively.

    Pursuant to Section 382 of the Internal Revenue Code, annual use of the Company's net operating losses will be limited due to cumulative changes in ownership. However, management does not expect that the annual limitation will result in any loss of tax benefits.

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

15. Related Party Transactions

    TRANSACTIONS WITH EMPLOYEES

    In June 1999, the Company entered into an agreement with an employee whereby the employee borrowed $100,000 in exchange for a promissory note. The principal and interest at a rate equal to 4.98% per annum, are payable June 2002.

    STOCKHOLDER'S SALES

    The Company sells Web site advertising through a stockholder of the Company. During the years ended December 31, 1998 and 1999, gross sales of $113,000 and $437,000, respectively, were sold to third parties through the stockholder. The stockholder was paid commissions of $30,000 and $133,000, respectively, related to these sales.

    SETTLEMENT AGREEMENT

    During December 1999, the Company received notification from a stockholder alleging that the Company was in breach of an online recruiting agreement entered into in 1996. Subsequent to year end as a result of a settlement agreement, the Company issued the stockholder warrants to purchase 100,000 shares of common stock at $3.46 per share in settlement of such dispute.

16. Subsequent Events

    BUILDING SUBLEASE

    In January and February 2000, the Company entered into two sublease agreements, whereby the Company subleased a portion of their facilities for terms and conditions consistent with the Company's primary lease. The subleases provide for a base monthly rent and expire in April 2001.

    STRATEGIC RELATIONSHIP

    In March 2000, the Company entered into an agreement with a strategic partner and its affiliates. The Company sold 970,874 shares of Series C-2 convertible preferred stock in exchange for online promotion throughout the partner's network of Web sites for a period of one year.

    VERSITY.COM, INC.

    In April 2000, the Company acquired all of the outstanding common and preferred stock of Versity.com, Inc. ("Versity"), a company that primarily operates an online academic community for college students that provides free lecture notes, research resources and collaborative study tools to aggregate a loyal user base. In exchange for all of the outstanding common and preferred stock of Versity, the Company issued 5,819,978 shares of common stock and assumed options to purchase 784,422 shares of common stock. The number of shares and options to purchase shares of the Company's common stock are subject to adjustment if certain milestones are not met.

    RESCISSION OFFER

    The Company has determined that certain amounts related to options are subject to a potential rescission offer. The rescission offer will include an offer to repurchase shares purchased pursuant

                             CollegeClub.com, Inc.

                           December 31, 1998 and 1999

16. Subsequent Events (Continued)
to option exercises at the exercise price, plus interest at an annual rate of 10% from the date of issuance. To comply with California Securities Law, the Company will also offer to repurchase all unexercised options issued to such persons at 20% of the option exercise price multiplied by the number of shares subject to such options, plus interest at an annual rate of 10% per year from the date of issuance. Management estimates that the Company could be required to pay up to approximately $3,300,000 plus interest pursuant to the rescission offer.

    LEGAL PROCEEDINGS

    In April 2000, a former consultant filed a complaint against the Company in California Superior Court for the County of San Diego, alleging breach of contract and fraud. The plaintiff seeks, among other things, compensatory and punitive damages, attorney's fees and an option to purchase 300,000 shares of common stock at an exercise price of $0.22 per share. Although the Company intends to vigorously defend its position, there can be no assurance that a favorable outcome will be obtained or that, if the matter were resolved in favor of the plaintiff, there would not be a material adverse effect on the Company.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Collegestudent.com, Inc.:

    In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Collegestudent.com, Inc. (a development stage enterprise) (the "Company") at December 31, 1998, and the results of its operations and its cash flows for the period from inception (February 19, 1998) through December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Austin, Texas
November 5, 1999

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                                 Balance Sheet

                                                              December 31,
                                                                  1998
                                                              -------------
Assets
Current assets:
  Cash and cash equivalents.................................    $  580,430
  Accounts receivable, net of allowance of $15,008..........        80,309
  Receivable from related party.............................        12,064
  Receivable from preferred stockholders....................       175,000
  Prepaid expenses..........................................        15,000
                                                                ----------
    Total current assets....................................       862,803
Property and equipment, net.................................        14,701
                                                                ----------
    Total assets............................................    $  877,504
                                                                ==========
Liabilities, Convertible Preferred Stock and Stockholders'
  Deficit
Current liabilities:
  Accounts payable..........................................    $   45,712
  Accrued professional fees.................................        31,268
  Accrued liabilities.......................................        12,185
  Accrued compensation......................................        25,761
  Deferred revenue..........................................        18,616
  Deposits..................................................        28,000
                                                                ----------
    Total current liabilities...............................       161,542
                                                                ----------
Commitments and contingencies (Note 5)

Convertible preferred stock: no par value; 20,000,000 shares authorized, 3,196,539 shares issued and outstanding,
  aggregate liquidation preference of $469,891..............     1,225,000
                                                                ----------
                                                                 1,225,000
Stockholders' deficit
  Common stock: no par value; 80,000,000 shares authorized,
   7,460,000 shares issued and outstanding..................            --
  Deficit accumulated during the development stage..........      (509,038)
                                                                ----------
  Total stockholders' deficit...............................      (509,038)
                                                                ----------
    Total liabilities, convertible preferred stock and
     stockholders' deficit..................................    $  877,504
                                                                ==========

   The accompanying notes are an integral part of these financial statements.

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                            Statement of Operations

                                                                 From Inception
                                                              (February 19, 1998)
                                                                    through
                                                               December 31, 1998
                                                              --------------------
Revenues....................................................       $ 266,596
                                                                   ---------

Operating expenses:
  General and administrative................................         427,432
  Research and development..................................          18,779
  Sales and marketing.......................................         318,010
                                                                   ---------
    Total operating expenses................................         764,221
Loss from operations........................................        (497,625)
Other expenses, net.........................................         (11,413)
                                                                   ---------
Net loss incurred during development stage..................       $(509,038)
                                                                   =========

   The accompanying notes are an integral part of these financial statements.

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                 Statement of Changes in Stockholders' Deficit

                                                                               Deficit
                                                                             Accumulated
                                                          Common Stock          During          Total
                                                      --------------------   Development    Stockholders'
                                                       Shares      Amount       Stage          Deficit
                                                      ---------   --------   ------------   -------------
Issuance of common stock to founders (February 18,
  1998).............................................  7,460,000   $    --     $      --       $      --
Net loss incurred during development stage..........         --        --      (509,038)       (509,038)
                                                      ---------   -------     ---------       ---------
Balance at December 31, 1998........................  7,460,000   $    --     $(509,038)      $(509,038)
                                                      =========   =======     =========       =========

   The accompanying notes are an integral part of these financial statements.

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                            Statement of Cash Flows

                                                                 From Inception
                                                              (February 19, 1998)
                                                                    through
                                                                  December 31,
                                                                      1998
                                                              --------------------
Cash flows from operating activities:
  Net loss incurred during development stage................       $ (509,038)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization...........................           25,000
    Provision for doubtful accounts.........................           15,008
    Changes in current assets and liabilities:
      Accounts receivable...................................          (95,317)
      Receivable from related party.........................          (12,064)
      Prepaid expenses......................................          (15,000)
      Accounts payable......................................           45,712
      Accrued professional fees.............................           31,268
      Accrued liabilities...................................           12,185
      Accrued compensation..................................           25,761
      Deferred revenue......................................           18,616
      Deposits..............................................           28,000
                                                                   ----------
        Net cash used in operating activities...............         (429,869)
                                                                   ----------
Cash flows from investing activities:
  Purchase of property and equipment........................          (39,701)
                                                                   ----------
        Net cash used in investing..........................          (39,701)
                                                                   ----------
Cash flows from financing activities:
  Proceeds from issuance of redeemable convertible preferred
   stock....................................................        1,050,000
                                                                   ----------
        Net cash provided by financing......................        1,050,000
                                                                   ----------
        Net increase in cash and cash equivalents...........          580,430
Cash and cash equivalents at beginning of period............               --
                                                                   ----------
Cash and cash equivalents at end of period..................       $  580,430
                                                                   ==========
Non-cash financing activity:
  Receivable from preferred stockholders....................       $  175,000
                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                         Notes to Financial Statements

Note 1--Organization and Description of Business

    Collegestudent.com, Inc. (the "Company") was incorporated in Texas on February 19, 1998 (date of inception). In conjunction with the formation of the Company, the founders received 7,460,000 shares of the Company's no par value common stock in exchange for contributions of intellectual property. A third party also contributed cash of approximately $150,000 in exchange for 1,020,000 shares of the Company's Series A convertible preferred stock (the "Series A preferred stock").

    The Company maintains a Web site focused on developing online campus communities that provide student-oriented material for the college market targeted to college students. The Company is a development stage enterprise as planned principal operations have not yet begun to generate significant revenue. The Company's business plan contemplates increased investments in research and development activities and sales and marketing. Successful implementation of the Company's development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of revenue adequate to support the Company's cost structure. The Company had an accumulated deficit of $509,038 at December 31, 1998.

    In July 1998, the Company obtained additional financing of approximately $150,000 through the issuance of an additional 1,020,000 shares of Series A preferred stock. In August 1998, the Company entered into the preferred stock Exchange Agreement (the "Agreement") with the stockholders of the Series A preferred stock. The Agreement exchanged each share of the previously issued Series A preferred stock for one share of the newly created Series B convertible preferred stock (the "Series B preferred stock"). No additional cash was received as a result of this exchange.

    In August 1998, the board of directors authorized a 10-for-1 stock split of the Company's common stock and preferred stock. The effect of the stock split on all classes of stock has been reflected in these financial statements. The Company's amended Articles of Incorporation authorize the Company to issue 80,000,000 shares of no par value common stock and 20,000,000 shares of no par value preferred stock.

    GOING CONCERN

    The Company's financial statements at December 31, 1998 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $509,038 and negative cash flows from operations of $429,869 for the period from inception to December 31, 1998. These circumstances combined with the Company's position at December 31, 1998 raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's business plan contemplates substantial expenditures to continue development of its systems and to expand its subscriber base and includes significant efforts aimed at raising additional capital from the issuance of debt and equity securities, which, if successful, would generate sufficient resources to assure continuation of the Company's operations. However, management recognizes that the Company must generate additional resources or consider modifying the rate of

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                   Notes to Financial Statements (Continued)

Note 1--Organization and Description of Business (Continued) expansion of the Company's business. There can be no assurance that the Company will be successful in its efforts to raise additional funds or reduce operating costs in order to meet its business plan and continue operations.

Note 2--Summary of Significant Accounting Policies

    BASIS OF PRESENTATION

    The financial statements have been prepared in accordance with generally accepted accounting principles.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

    DEVELOPMENT STAGE ENTERPRISE

    The Company is a development stage enterprise, as planned principal operations have not yet begun to generate significant revenue. In its development stage, all pre-operating costs have been expensed as incurred.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At
December 31, 1998, the Company held $580,430 in an interest bearing cash account. This amount is included in cash and cash equivalents, the fair value of which approximates cost.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, including cash equivalents and payables, approximate fair values.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated over their useful lives, generally five years for hardware, three years for software and seven years for furniture and fixtures using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease term or the estimated useful life of the asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any relating gain or loss is credited or charged to income. Repair and maintenance costs are expensed as incurred.

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                   Notes to Financial Statements (Continued)

Note 2--Summary of Significant Accounting Policies (Continued)
    STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" ("APB No. 25") and related interpretations, and complies with the disclosure requirements of Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS No. 123") and related interpretations.

    INCOME TAXES

    The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES" ("SFAS No. 109"). Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

    REVENUE RECOGNITION

    The Company's revenues are derived principally from the sale of banner advertisements under short-term contracts. Advertising revenues are recognized ratably over the period in which the advertisement is displayed, provided that no significant company obligations remain and collection of the related receivable is probable.

    RESEARCH AND DEVELOPMENT EXPENSES

    All costs to develop the Company's technology are expensed as incurred.

    COMPREHENSIVE INCOME

    The Company has had no items of comprehensive income for the period from inception through December 31, 1998.

    NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA"), issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP No. 98-1 is effective for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial position or results of operations.

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                   Notes to Financial Statements (Continued)

Note 3--Property and Equipment

                                                              December 31,
                                                                  1998
                                                              -------------
Computer equipment..........................................     $ 24,795
Software....................................................        8,297
Leasehold improvements......................................        6,609
                                                                 --------
                                                                   39,701
Less: Accumulated depreciation and amortization.............      (25,000)
                                                                 --------
                                                                 $ 14,701
                                                                 ========

    Depreciation and amortization expense relating to the Company's fixed assets and leasehold improvements for the period from inception through December 31, 1998 was $25,000.

Note 4--Income Taxes

    The income tax benefit is composed of the following:

                                                              December 31,
                                                                  1998
                                                              -------------
Current.....................................................    $(172,230)
Deferred....................................................           --
Increased in valuation allowance............................      172,230
                                                                ---------
  Income tax benefit........................................    $      --
                                                                =========

    The difference between the tax benefit derived by applying the Federal statutory income tax rate to the Company's net losses and the benefit recognized in the financial statements is as follows:

                                                              December 31,
                                                                  1998
                                                              -------------
Benefit derived by applying the Federal statutory income
  rate to net losses before income taxes....................    $(173,073)
Expense attributable to change in valuation allowances......      172,230
Permanent differences and other.............................          843
                                                                ---------
  Income tax benefit........................................    $      --
                                                                =========

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                   Notes to Financial Statements (Continued)

Note 4--Income Taxes (Continued)
    Under the provisions of SFAS No. 109, the components of the net deferred tax amounts recognized in the accompanying balance sheet are:

                                                              December 31,
                                                                  1998
                                                              -------------
Deferred tax assets:
  Net operating loss carryforwards..........................    $ 160,987
  Depreciation and amortization.............................        6,140
  Other.....................................................        5,103
                                                                ---------
    Gross deferred tax assets...............................      172,230
                                                                ---------
Valuation allowance.........................................     (172,230)
                                                                ---------
  Net deferred tax asset....................................    $      --
                                                                =========

    Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss carryforwards cannot be sufficiently assured at December 31, 1998.

    The Company's net operating loss carryforward totaling $473,491 at December 31, 1998 expires in varying amounts through 2018. Under Section 382 of the Internal Revenue Code, changes in ownership exceeding certain levels can result in an annual limitation on losses and tax credit carryforwards. Such limitation may limit the Company's ability to fully utilize its carryforwards prior to expiration.

Note 5--Commitments

    LEASES

    The Company leases office space in Austin, Texas. Rent expense for the period from inception through December 31, 1998 was $19,206. Minimum lease payments for the next five years are as follows:

                                                              Operating
                                                               Leases
                                                              ---------
1999........................................................  $ 44,712
2000........................................................    54,000
2001........................................................    54,000
2002........................................................    54,000
2003........................................................    54,000
                                                              --------
Total minimum lease payments................................  $260,712
                                                              ========

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                   Notes to Financial Statements (Continued)

Note 6--Convertible Preferred Stock

    Convertible preferred stock at December 31, 1998 consists of the following:

                                                  Shares
                                         -------------------------
                                         Authorized    Outstanding    Proceeds
                                         -----------   -----------   -----------
Series:
  A....................................          --            --    $       --
  B....................................  20,000,000     3,196,539     1,050,000
                                         ----------     ---------    ----------
                                         20,000,000     3,196,539    $1,050,000
                                         ==========     =========    ==========

    Proceeds from the issuance of the Series A preferred stock, which was converted to Series B preferred stock during 1998, was $300,000 and is included in the total proceeds of $1,050,000. At December 31, 1998, there are no shares of Series A preferred stock authorized for issuance.

    Each share of Series B preferred stock is convertible on or before August 1, 2000, at the option of the holder, at a 1 to 1 conversion ratio subject to adjustments as defined in the applicable board of directors resolutions. Each share of Series B preferred stock has voting rights equal to the number of shares of common stock into which it is convertible and votes together as one class with the common stock. Holders of Series B preferred stock shall be entitled to receive dividends on the same pro rata basis as the common stock in the event the Company elects to declare dividends on such common stock. No dividends on either the preferred stock or common stock were declared by the board of directors for the period from inception through December 31, 1998. The Series B preferred stockholders also have certain pre-emptive rights to enable them to maintain their respective ownership percentages. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including a change in control, the holders of the Series B preferred stock shall be entitled to be paid, out of assets of the Company available for distribution to the stockholders, before any payment shall be made to common stockholders, an amount equal to liquidation preference of $0.147 per share of Series B preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). At December 31, 1998, the Company had reserved 10,000,000 shares of common stock for the conversion of the convertible preferred stock.

Note 7--Stock Option Plan

    The Company has established the 1998 Stock Plan (the "Plan"). The Plan provides for a maximum number of 2,000,000 common shares to be optioned/issued.

    Options granted under the Plan are considered and granted as either incentive stock options or non-statutory stock options as determined by the board of directors or by a committee of the board appointed to administer the Plan at the date of grant. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees) and shall be issued at an exercise price not less than 100% of the fair market value of the Company's common stock at the date of grant as determined by the board of directors or by a committee of the board appointed to administer the Plan, except for incentive stock options granted to a stockholder that owns more than 10% of the total combined voting power of all classes of common

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                   Notes to Financial Statements (Continued)

Note 7--Stock Option Plan (Continued)
stock in which case the exercise price is at least 110% of the fair market value of the common stock and such option by its terms is not exercisable after the expiration of five years from the date of grant.

    Non-statutory stock options ("NSO") may be granted to Company employees, members of the board of directors, and independent consultants at an exercise price determined by the board of directors or by a committee of the board appointed to administer the Plan. The Plan provides that options are exercisable no later than ten years from the date of grant. Generally 20% of the options granted are exercisable one year from the date of grant, and then ratably over the remaining four years.

    Optionees may exercise all options prior to vesting in which case the Company has the right to repurchase the unvested shares from the optionee at the original purchase price upon the employee's termination from the Company. Expired and cancelled options are available for regrant under the Plan.

    Option activity under the Plan and related information follows:

                                                               Weighted Average
                                                     Shares     Exercise Price
                                                    --------   ----------------
Granted...........................................  529,000         $0.147
Exercised.........................................       --             --
Canceled..........................................       --             --
                                                    -------         ------
Outstanding at December 31, 1998..................  529,000         $0.147
                                                    =======         ======

    The Company has elected to follow the provisions prescribed by APB No. 25, and its related interpretations, for financial reporting purposes and has adopted the disclosure only provisions of SFAS No. 123.

    Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value of the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's pro forma net loss would have approximated the net loss for the period from inception through December 31, 1998.

    The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the period from inception through December 31, 1998; no dividend yield; risk-free interest rate of 4.43%; and expected lives of 10 years. The volatility of the Company's common stock underlying the options was not considered because the Company's equity is not publicly-traded at December 31, 1998.

                                Options Outstanding                               Options Exercisable
              -------------------------------------------------------      ---------------------------------
                               Weighted-Average
                                  Remaining
Exercise        Number         Contractual Life      Weighted-Average        Number         Weighted-Average
 Price        Outstanding         (in Years)          Exercise Price       Outstanding       Exercise Price
--------      -----------      ----------------      ----------------      -----------      ----------------
 $0.147         529,000              9.44                 $0.147             529,000             $0.147

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                   Notes to Financial Statements (Continued)

Note 8--Related Party Transactions

    In July 1998, the board of directors approved the distribution of certain assets of the Company, which had no recorded book value, to designated shareholders on a basis in proportion to the number of shares of common stock then outstanding to those shareholders. The Company had an outstanding receivable from a related party of $12,064 at December 31, 1998 related to office rent and employee costs for services performed by the Company for an unrelated entity owned by the Company's founders.

Note 9--Subsequent Events

    In February and March, 1999, the Company received proceeds of $250,000, which represented amounts due from preferred stockholders at December 31, 1998 and $75,000 received upon the issuance of 93,773 shares of Series B preferred stock.

    In April 1999, the Company executed a $10,000 promissory note (the "Note") bearing an annual interest rate of 10% with a financial institution. Principal and interest are due in equally monthly installments beginning in May 1999. The Note matures in April 2001 and has been guaranteed by several officers of the Company.

    In September 1999, the Company executed a convertible promissory note (the "Convertible Note") for $150,000 with a stockholder/officer of the Company. The Convertible Note is collateralized by the assets of the Company as enumerated in the Assignment and Security Agreement. Interest on the Convertible Note accrues on a monthly basis at a rate equal to prime plus 3%. At the option of the stockholder/officer, $75,000 of principal due under the Convertible Note may be converted into shares of the Company's Series B preferred stock at an adjusted conversion price as defined in the Convertible Note agreement. The conversion option was exercised by the stockholder/officer upon execution of this note at a conversion price of $1.33 or 56,268 shares of Series B preferred stock. The remaining principal plus accrued interest mature on December 31, 1999.

    In October 1999, the Company acquired 100% of the equity interest of eStudentLoan, LLC ("eStudentLoan") as defined in the Purchase Agreement in exchange for 520,000 shares of the Company's common stock. In addition, 100,000 stock options for the purchase of common stock were granted with an exercise price of $1.00 to an employee of eStudentLoan. In addition, the Company executed a Loan Agreement to lend up to a maximum of $198,000 to the selling stockholders of eStudentLoan in accordance with the terms of the Loan Agreement. Amounts to be advanced under the Loan Agreement will be used to fund payments of state and federal income tax incurred by the former owners of eStudentLoan as a result of this transaction.

    Also in October 1999, the Company executed a Secured Promissory Note (the "Secured Note") for $150,000 with a third party, which is senior to any indebtedness of the Company. Interest is compounded annually at a rate equal to prime plus 3%. Principal and accrued interest are due at the earlier of (i) March 15, 2000, (ii) 5 business days subsequent to the closing of an acquisition of the Company as defined in the Secured Note agreement or (iii) 5 business days subsequent to the closing of an equity financing of the Company as defined in the Secured Note agreement.

    In October 1999, the Company also obtained an additional round of financing of approximately $340,000 through the issuance of an additional 407,478 shares of Series B preferred stock.

                            Collegestudent.com, Inc.

                        (A Development Stage Enterprise)

                   Notes to Financial Statements (Continued)

Note 10--Event (unaudited) Subsequent to Date of Report of Independent
Accountants

    In November 1999, CollegeClub.com, Inc., executed an agreement and plan of merger that provides for the exchange of all of the Company's outstanding common and preferred stock for 1,636,977 shares of Series C-1 convertible preferred stock and 3,479,724 shares of common stock.

                            Collegestudent.com, Inc.

                                 Balance Sheet

                         September 30, 1999 (Unaudited)

Assets
Current assets
  Cash and cash equivalents.................................  $    16,363
  Accounts receivable.......................................      195,449
  Prepaid expenses..........................................          601
                                                              -----------
      Total current assets..................................      212,413
Property and equipment, net.................................       96,340
                                                              -----------
      Total assets..........................................  $   308,753
                                                              ===========

Liabilities, Convertible Preferred Stock and Stockholders'
  Deficit
Current liabilities
  Accounts payable..........................................  $   292,851
  Short-term loan payable...................................       75,000
  Note payable, current.....................................        3,841
  Accrued liabilities.......................................       84,638
  Accrued compensation......................................       30,691
  Sales tax payable.........................................        5,060
      Total current liabilities.............................      492,081
                                                              -----------
  Note payable, net of current portion......................        5,000
                                                              -----------
      Total liabilities.....................................      497,081
                                                              -----------
Commitments and contingencies
  Convertible preferred stock, no par value, authorized
   20,000,000 shares:
    Series A preferred stock, no shares issued or
     outstanding............................................           --
    Series B preferred stock, 3,346,580 shares issued and
     outstanding............................................    1,375,000
Stockholders' deficit
    Common stock, no par value, authorized 80,000,000
     shares, 7,980,000 shares issued and outstanding........      333,242
    Accumulated deficit.....................................   (1,891,570)
                                                              -----------
      Total stockholders' deficit...........................     (183,328)
                                                              -----------
      Total liabilities, redeemable convertible preferred
       stock and shareholders' deficit......................  $   308,753
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                            Collegestudent.com, Inc.

                            Statement of Operations

            For the Nine Months Ended September 30, 1999 (Unaudited)

Revenues, net...............................................  $   751,735

Operating expenses
  General and administrative................................      904,425
  Research and development..................................      239,299
  Selling and marketing.....................................      990,543
                                                              -----------
                                                                2,134,267
                                                              -----------
    Net loss................................................  $(1,382,532)
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                            Collegestudent.com, Inc.

                            Statement of Cash Flows

            For the Nine Months Ended September 30, 1999 (Unaudited)

Cash flows from operating activities
  Net loss..................................................  $(1,382,532)
  Adjustments to reconcile net income to net cash used in
   operating activities
    Depreciation and amortization...........................        7,355
    Increase (decrease) in cash resulting from changes in...
      Accounts receivable...................................     (115,140)
      Receivable from related party.........................       12,064
      Prepaid expenses......................................       14,399
      Accounts payable......................................      247,139
      Accrued liabilities...................................       46,521
      Accrued compensation..................................        4,930
      Sales tax payable.....................................         (276)
      Deferred revenue......................................      (18,616)
      Deposits..............................................      (28,000)
                                                              -----------
        Net cash used in operating activities...............   (1,212,156)
                                                              -----------
Cash flows from investing activities
  Purchases of property and equipment.......................      (85,153)
                                                              -----------
        Net cash used in investing activities...............      (85,153)
                                                              -----------
Cash flows from financing activities
  Proceeds from issuance of note payable....................      150,000
  Proceeds from issuance of Common stock....................      333,242
  Proceeds from issuance of Series B preferred stock........      250,000
                                                              -----------
        Net cash provided by financing activities...........      733,242
                                                              -----------
        Net decrease in cash................................     (564,067)
Cash and cash equivalents at beginning of period............      580,430
                                                              -----------
Cash and cash equivalents at end of period..................  $    16,363
                                                              ===========
Non-cash financing activity
  Conversion of note payable to Series B preferred stock....  $    75,000
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                            Collegestudent.com, Inc.

                         Notes to Financial Statements

                  For the Nine Months Ended September 30, 1999

1. Summary of Significant Accounting Policies

    STATEMENT OF ACCOUNTING POLICY

    The accompanying unaudited financial statements of Collegestudent.com, Inc. (the "Company") as of September 30, 1999 and for the nine months ended September 30, 1999 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of only normal recurring adjustments) considered necessary to present fairly the consolidated financial statements have been made.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2. Sale of Company

    Effective December 10, 1999, CollegeClub.com, Inc. ("CollegeClub") purchased all of the outstanding shares of common and preferred stock of the Company. As consideration, CollegeClub issued 1,636,977 shares of its Series C-1 convertible redeemable preferred stock with an estimated fair value of approximately $5,664,000 and 3,479,724 shares of its common stock with an estimated fair value of approximately $12,040,000 to holders of the Company's outstanding common and preferred shares.

                                 Campus24, Inc.

                                 Balance Sheet

                           July 28, 1999 (Unaudited)

Assets
Current assets
  Cash......................................................  $ 176,399
  Accounts receivable.......................................        165
  Other current assets......................................      1,050
                                                              ---------
    Total current assets....................................    177,614
Property and equipment, net.................................     22,540
                                                              ---------
    Total assets............................................  $ 200,154
                                                              =========

Liabilities, Convertible Redeemable Preferred Stock and
  Stockholders' Equity
Current liabilities
  Accounts payable and accrued liabilities..................  $      17
                                                              ---------
    Total current liabilities...............................         17
                                                              ---------
Commitments and contingencies
Convertible redeemable preferred stock, $.001 par value,
  authorized 1,000,000 shares:
  Series A preferred stock, designated 860,000 shares,
   860,000 shares issued and outstanding....................        860
                                                              ---------
                                                                    860
Stockholders' equity
  Common stock, no par value, authorized 10,000,000 shares,
   670,500 shares issued and outstanding....................        670
  Paid-in capital...........................................    434,811
  Accumulated deficit.......................................   (236,204)
                                                              ---------
    Total stockholders' equity..............................    199,277
                                                              ---------
    Total liabilities, convertible redeemable preferred
     stock and stockholders' equity.........................  $ 200,154
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                                 Campus24, Inc.

                            Statement of Operations

            For the Period from February 2, 1999 (Inception) Through
                           July 28, 1999 (Unaudited)

Revenues, net...............................................  $   1,076

Operating expenses
  Production and technology                                      15,814
  Selling and marketing.....................................     23,093
  General and administrative................................    185,171
                                                              ---------
                                                                224,078
                                                              ---------
    Loss from operations....................................   (223,002)
                                                              ---------
Other income (expense)
  Interest..................................................      1,775
  Other, net................................................    (14,977)
                                                              ---------
Net loss....................................................  $(236,204)
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                                 Campus24, Inc.

                            Statement of Cash Flows

                For the Period from February 2, 1999 (Inception)
                       Through July 28, 1999 (Unaudited)

Cash flows from operating activities
  Net loss..................................................  $(236,204)
  Adjustments to reconcile net income to net cash used in
   operating activities:
    Increase (decrease) in cash resulting from changes in:
      Accounts receivable...................................       (165)
      Other current assets..................................     (1,050)
      Accounts payable and accrued liabilities..............         17
                                                              ---------
        Net cash used in operating activities...............   (237,402)
                                                              ---------
Cash flows from investing activities
  Purchases of property and equipment.......................    (22,540)
                                                              ---------
        Net cash used in investing activities...............    (22,540)
                                                              ---------
Cash flows from financing activities
  Proceeds from issuance of Series A preferred stock........    436,341
                                                              ---------
        Net cash provided by financing activities...........    436,341
                                                              ---------
        Net increase in cash................................    176,399
Cash at beginning of period.................................         --
                                                              ---------
Cash at end of period.......................................  $ 176,399
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                                 Campus24, Inc.

                         Notes to Financial Statements

                For the Period from February 2, 1999 (Inception)
                       Through July 28, 1999 (Unaudited)

1. Summary of Significant Accounting Policies

    THE COMPANY

    Campus24, Inc. (the "Company") was incorporated in Delaware in 1999. The Company operates a Web site that facilitates person-to-person trading of personal items in an auction format.

    STATEMENT OF ACCOUNTING POLICY

    The accompanying unaudited financial statements as of July 28, 1999 and for the period from February 2, 1999 (inception) through July 28, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of only normal recurring adjustments) considered necessary to present fairly the consolidated financial statements have been made.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2. Sale of Company

    Effective July 28, 1999, CollegeClub.com, Inc. ("CollegeClub") purchased all of the outstanding shares of common and preferred stock of the Company. As consideration, CollegeClub issued 389,925 shares of its Series B convertible redeemable preferred stock with an estimated fair value of approximately $1,111,000 to holders of the Company's outstanding common and preferred shares.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of CollegeClub.com, Inc.:

    In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Versity.com, Inc. (a development stage enterprise) (the "Company") at June 30, 1999, and the results of its operations and its cash flows for the period from February 2, 1999 (inception) to June 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 18, 2000, except for Note 10, which was as of March 28, 2000, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 10, has been acquired. Therefore, the conditions that raised doubt about whether the Company will continue as a going concern no longer exist.

PricewaterhouseCoopers LLP

San Diego, California
February 18, 2000, except as to Note 10, which is as of April 18, 2000

                               Versity.com, Inc.

                         A development stage enterprise

                                 Balance Sheets

                                                              June 30,    December 31,
                                                                1999          1999
                                                              ---------   -------------
                                                                           (unaudited)
Assets
Current assets
  Cash and cash equivalents.................................  $ 284,000    $ 6,550,000
  Accounts receivable.......................................      2,000         23,000
  Prepaid asset.............................................         --         90,000
                                                              ---------    -----------
    Total current assets....................................    286,000      6,663,000
Property and equipment, net.................................    116,000        358,000
Advances to employees.......................................         --          4,000
                                                              ---------    -----------
    Total assets............................................  $ 402,000    $ 7,025,000
                                                              =========    ===========
Liabilities, Convertible Preferred Stock and Stockholders'
  Deficit
Current liabilities
  Accounts payable..........................................  $  16,000    $   146,000
  Accrued wages, benefits and related taxes.................         --         99,000
  Accrued liabilities.......................................     45,000        219,000
                                                              ---------    -----------
    Total current liabilities...............................     61,000        464,000
                                                              ---------    -----------
Commitments and contingencies (Note 4)

Convertible preferred stock (Note 5 and Note 6)
  Preferred stock, $.0001 par value, authorized 15,000,000
   shares:
  Series A convertible redeemable preferred stock,
   designated 4,377,500 shares, $.0001 par value, 4,377,500
   shares issued and outstanding at June 30, 1999 and
   December 31, 1999, respectively; redemption amount of
   $1,094,000 ($.25 per share); liquidation preference of
   $876,000.................................................    943,000      1,074,000
  Series B convertible preferred stock, designated 6,500,000 shares, 0 and 5,710,246 (unaudited) shares issued and
   outstanding at June 30, 1999 and December 31, 1999,
   respectively; liquidation preference of $11,135,000......         --     11,135,000
                                                              ---------    -----------
                                                                943,000     12,209,000

Stockholders' deficit
  Common stock, $.0001 par value, authorized 20,000,000
   shares, 3,755,200 and 5,329,741 (unaudited) shares issued
   and outstanding at June 30, 1999 and December 31, 1999,
   respectively.............................................         --             --
  Paid-in capital...........................................    733,000      4,765,000
  Unearned compensation.....................................   (643,000)    (4,122,000)
  Deficit accumulated during the development stage..........   (692,000)    (6,291,000)
                                                              ---------    -----------
    Total stockholders' deficit.............................   (602,000)    (5,648,000)
                                                              ---------    -----------
    Total liabilities, convertible preferred stock and
     stockholders' deficit..................................  $ 402,000    $ 7,025,000
                                                              =========    ===========

   The accompanying notes are an integral part of these financial statements.

                               Versity.com, Inc.

                         A development stage enterprise

                            Statements of Operations

                                                                                         Period from
                                                     Period From       Six Months     February 2, 1999
                                                  February 2, 1999        Ended        (Inception) to
                                                   (Inception) to     December 31,      December 31,
                                                    June 30, 1999         1999              1999
                                                  -----------------   -------------   -----------------
                                                                       (unaudited)       (unaudited)
Revenues........................................      $   9,000        $    22,000       $    31,000

Operating expenses
  Product and technology, net of stock-based
   compensation expense of $43,000, $48,000
   (unaudited) and $91,000 (unaudited),
   respectively.................................        275,000          2,725,000         3,000,000
  Selling and marketing, net of stock-based
   compensation expense of $31,000, $191,000
   (unaudited) and $222,000 (unaudited),
   respectively.................................         93,000          1,179,000         1,272,000
  General and administrative, net of stock-based
   compensation expense of $16,000, $314,000
   (unaudited) and $330,000 (unaudited),
   respectively.................................        167,000          1,103,000         1,270,000
  Depreciation and amortization.................         14,000             53,000            67,000
  Stock-based compensation......................         90,000            553,000           643,000
                                                      ---------        -----------       -----------
                                                        639,000          5,613,000         6,252,000
                                                      ---------        -----------       -----------
    Loss from operations........................       (630,000)        (5,591,000)       (6,221,000)
                                                      ---------        -----------       -----------
Interest income.................................          5,000            113,000           118,000
Interest expense, net...........................        (67,000)          (121,000)         (188,000)
                                                      ---------        -----------       -----------
Net loss incurred during development stage......      $(692,000)       $(5,599,000)      $(6,291,000)
                                                      =========        ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                               Versity.com, Inc.

                         A development stage enterprise

                      Statements of Stockholders' Deficit

                                          Common Stock
                                      --------------------     Paid-in       Unearned      Accumulated
                                       Shares      Amount      Capital     Compensation      Deficit         Total
                                      ---------   --------   -----------   -------------   ------------   -----------
Balance at February 2, 1999
  (inception).......................
Issuance of founder's stock.........  3,623,000   $    --                                                 $        --
Issuance of restricted common stock
  (Note 7)..........................    132,200        --                                                          --
Compensatory stock options
  (Note 7)..........................                         $  733,000     $  (643,000)                       90,000
Net loss incurred during development
  stage.............................                                                       $  (692,000)      (692,000)
                                      ---------   -------    ----------     -----------    -----------    -----------
Balance at June 30, 1999............  3,755,200        --       733,000        (643,000)      (692,000)      (602,000)
Issuance of restricted common stock
  (unaudited) (Note 7)..............  1,588,541        --                                                          --
Compensatory stock options
  (unaudited) (Note 7)..............                          4,032,000      (3,479,000)                      553,000
Repurchase of shares (unaudited)....    (14,000)       --                                                          --
Net loss incurred during development
  stage (unaudited).................                                                        (5,599,000)    (5,599,000)
                                      ---------   -------    ----------     -----------    -----------    -----------
Balance at December 31, 1999
  (unaudited).......................  5,329,741   $    --    $4,765,000     $(4,122,000)   $(6,291,000)   $(5,648,000)
                                      =========   =======    ==========     ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                               Versity.com, Inc.

                         A development stage enterprise

                            Statements of Cash Flows

                                                    Period From                              Period from
                                                 February 2, 1999        Six Months        February 2, 1999
                                                  (Inception) to           Ended            (Inception) to
                                                   June 30, 1999     December 31, 1999    December 31, 1999
                                                 -----------------   ------------------   ------------------
                                                                        (unaudited)          (unaudited)
Cash flows from operating activities
  Net loss incurred during development stage...      $(692,000)         $(5,599,000)         $(6,291,000)
  Adjustments to reconcile net loss to net cash
   used in operating activities
    Depreciation and amortization..............         14,000               53,000               67,000
    Stock-based compensation...................         90,000              553,000              643,000
    Accretion of convertible preferred stock...         67,000              131,000              198,000
    Increase (decrease) in cash resulting from
     changes in
      Accounts receivable, net.................         (2,000)             (21,000)             (23,000)
      Other current assets.....................             --              (90,000)             (90,000)
      Advances to employees....................             --               (4,000)              (4,000)
      Accounts payable.........................         16,000              130,000              146,000
      Accrued wages, benefits and related
       taxes...................................             --               99,000               99,000
      Other accrued liabilities................         45,000              174,000              219,000
                                                     ---------          -----------          -----------
        Net cash used in operating
         activities............................       (462,000)          (4,574,000)          (5,036,000)
                                                     ---------          -----------          -----------
Cash flows from investing activities
  Purchases of property and equipment..........       (100,000)            (235,000)            (335,000)
  Investment in software development...........        (30,000)             (60,000)             (90,000)
                                                     ---------          -----------          -----------
        Net cash used in investing
         activities............................       (130,000)            (295,000)            (425,000)
                                                     ---------          -----------          -----------
Cash flows from financing activities
  Proceeds from issuance of Series A
   convertible redeemable preferred stock......        876,000                   --              876,000
  Proceeds from issuance of Series B
   convertible preferred stock.................             --           10,783,000           10,783,000
  Proceeds from issuance of convertible notes
   payable.....................................             --              352,000              352,000
                                                     ---------          -----------          -----------
        Net cash provided by financing
         activities............................        876,000           11,135,000           12,011,000
                                                     ---------          -----------          -----------
        Net increase in cash...................        284,000            6,266,000            6,550,000
Cash and cash equivalents at beginning of
  period.......................................             --              284,000                   --
                                                     ---------          -----------          -----------
Cash and cash equivalents at end of period.....      $ 284,000          $ 6,550,000          $ 6,550,000
                                                     =========          ===========          ===========
Non-cash investing and financing activity
  Issuance of Series B convertible preferred
   stock upon conversion of notes..............      $      --          $   352,000          $   352,000
                                                     =========          ===========          ===========

   The accompanying notes are an integral part of these financial statements.

                               Versity.com, Inc.

                         A development stage enterprise

                         Notes to Financial Statements

                                 June 30, 1999

1. Organization, Nature of Business and Basis of Presentations

    Versity.com, Inc. (the "Company"), was organized February 2, 1999 (inception) to provide college students with free lecture notes, research resources and collaborative study tools in an online academic community.

    The Company is a development stage enterprise as planned principal operations have not yet begun to generate significant revenue. The Company's business plan contemplates increased investments in research and development activities and sales and marketing. Successful implementation of the Company's development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of revenue adequate to support the Company's cost structure. The Company had an accumulated deficit of $692,000 at June 30, 1999.

    The Company's ability to continue as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately attain profitability.

2. Summary of Significant Accounting Policies

    UNAUDITED INTERIM FINANCIAL DATA

    The unaudited interim financial statements for the six months ended
December 31, 1999 and the period from February 2, 1999 (inception) to
December 31, 1999 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the financial statements for these interim periods are unaudited. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

    DEVELOPMENT STAGE ENTERPRISE

    In the Company's development stage, all pre-operating costs have been expensed as incurred.

    REVENUE RECOGNITION

    Web site advertising revenue is recognized at the lesser of straight line over the contracted period or as the related impressions are displayed, provided no significant obligations remain and the collection of the related receivable is probable.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At June 30, 1999 the Company held $284,000 in interest bearing cash accounts. This amounts is included in cash and cash equivalents, the fair value of which approximates cost.

                               Versity.com, Inc.

                         A development stage enterprise

                   Notes to Financial Statements (Continued)

                                 June 30, 1999

2. Summary of Significant Accounting Policies (Continued)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and cash equivalents, accounts receivables and accounts payables. The carrying amounts of these instruments approximate fair value.

    ADVERTISING COSTS

    The cost of advertising is expensed as incurred. For the period ended
June 30, 1999, the Company incurred advertising expense of $84,000. For the six months ended December 31, 1999 and for the period from inception to December 31, 1999, the Company incurred advertising expense of $693,000 (unaudited), and $777,000 (unaudited), respectively.

    SOFTWARE DEVELOPMENT COSTS

    Production and technology costs include expenses incurred by the Company to enhance, manage, monitor and operate the Company's marketplace and are generally expensed as incurred.

    The software development component of production and technology costs are accounted for in accordance with Statement of Position ("SOP") 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. In accordance with SOP 98-1, internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized. Application development stage costs generally include software configuration, coding, installation to hardware and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. Capitalized production and technology costs are amortized on a straight-line basis over the estimated useful lives of the related software applications of up to two years.

    CONCENTRATION OF CREDIT RISK

    The Company's financial instruments that are subject to concentrations of credit risk consist primarily of cash and cash equivalents.

    At times, cash balances held at financial institutions were in excess of federally insured limits. To date, the Company has experienced no losses in connection with such deposits.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost less accumulated depreciation. Depreciation of property and equipment is provided over their estimated useful lives of three years, using the straight-line method. Repair and maintenance costs are expensed as incurred. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any based on expected discounted future cash flows.

                               Versity.com, Inc.

                         A development stage enterprise

                   Notes to Financial Statements (Continued)

                                 June 30, 1999

2. Summary of Significant Accounting Policies (Continued)
    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair value of the Company's common stock at the date of grant. If the Company issues options to employees in fixed amounts and with fixed exercise prices at less than the fair value of the Company's common stock, compensation expense is recorded for such difference over the period the related options are earned. The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, through disclosure only (Note 13). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

    INCOME TAXES

    Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    COMPREHENSIVE INCOME

    Effective at inception, the Company adopted SFAS No. 130, Reporting Comprehensive Income. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. During the period ended June 30, 1999, the six months ended December 31, 1999 and the period from inception to December 31, 1999, the Company did not have any components of comprehensive income other than net loss.

    SEGMENT INFORMATION

    Effective at inception, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. This statement requires disclosure of certain information about the Company's operating segments, products, and geographic areas in which it operates and its major customers. This statement also allows a company to aggregate similar segments for reporting purposes. For the period ended June 30, 1999, sales to one customer approximated $6,000. Management has determined that its operations can be aggregated into one reportable segment. As the Company operates its Web site within the U.S., no further segment disclosures have been included in the accompanying notes to the financial statements.

                               Versity.com, Inc.

                         A development stage enterprise

                   Notes to Financial Statements (Continued)

                                 June 30, 1999

2. Summary of Significant Accounting Policies (Continued)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Property and Equipment

    Property and equipment, at cost, consists of the following:

                                                      June 30,    December 31,
                                                        1999          1999
                                                      ---------   -------------
                                                                   (unaudited)
Computers and internal-use software.................  $110,000       $378,000
Equipment...........................................    20,000         47,000
                                                      --------       --------
                                                       130,000        425,000
Less accumulated depreciation and amortization......   (14,000)       (67,000)
                                                      --------       --------
Property and equipment, net.........................  $116,000       $358,000
                                                      ========       ========

    Depreciation and amortization expense for the period ended June 30, 1999 was $14,000. Depreciation and amortization expense for the six months ended
December 31, 1999 and for the period from inception to December 31, 1999 was $53,000 (unaudited) and $67,000 (unaudited), respectively.

4. Commitments and Contingencies

    LEGAL PROCEEDINGS

    The Company is currently involved in litigation with a former employee. The former employee filed a complaint against the Company in the Circuit Court of the State of Michigan. The complaint alleges that in February 1999, the Company and former employee entered into an employment agreement and an agreement to purchase up to a certain number of shares of stock that is currently in dispute. The Company intends to defend itself vigorously. Based on a preliminary review of the nature of the claims, the Company does not believe that the resolution of this matter will materially harm the business. However, due to the inherently uncertain nature of litigation, the Company cannot guarantee that it will not suffer a material loss either in the context of a trial or as the result of a negotiated settlement. The Company's defense of this litigation, regardless of its outcome, could result in the expenditure of significant financial and managerial resources, which could have a material adverse effect upon the Company's financial position, results of operations or cash flows.

                               Versity.com, Inc.

                         A development stage enterprise

                   Notes to Financial Statements (Continued)

                                 June 30, 1999

4. Commitments and Contingencies (Continued)
    CEASE AND DESIST LETTERS

    The Company engages students as independent contractors to post notes from their college classes to the Company's Web site. From time to time, the Company receives cease and desist requests from colleges and professors requesting that the Company remove the notes from its Web site. The Company works with each campus and or professor individually to resolve the concerns expressed in these requests. To date, the Company has not received any indication that litigation has been or will be filed on behalf of a college or a professor. There can be no assurance that a claim arising from these requests, if asserted, would not have a material adverse affect on the Company's financial position, results of operations or cash flows.

    The Company is also, from time to time, subject to legal proceedings and claims which arise in the normal course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

5. Series A Convertible Redeemable Preferred Stock

    During March 1999, the Company issued 4,377,500 shares of Series A convertible redeemable preferred (the "Series A") stock. The net proceeds to the Company were $876,000. The Series A stockholders have the following rights and privileges:

    REDEMPTION

    Commencing in February 2000, at the option of the stockholders, the Series A stock may be redeemed for an amount equal to $0.25 per share if prior to February 1, 2001 or $0.10 per share if after that date, unless otherwise converted into common stock. The Company will not establish a sinking fund for the payment of any redemptions. The difference between the carrying value and redemption amount is accreted from earnings through February 2000 using the interest method.

    DIVIDENDS

    The Series A stockholders are not entitled to receive any dividends unless declared by the Company's Board of Directors. In the event that dividends are declared by the Company's Board of Directors, the Series A stockholders are entitled to receive dividends in preference to the holders of common stock cash dividends at a rate per annum equal to 6% of the Series A stock issue price.

    LIQUIDATION PREFERENCES

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including change in control, the Series A stockholders will receive, subordinate to any payment to the Series B convertible preferred stockholders, but in preference to the holders of common stock, an amount equal to $0.20 per share of Series A stock then outstanding, as adjusted for any stock split, dividend, recapitalizations, plus all declared but unpaid dividends to the date fixed

                               Versity.com, Inc.

                         A development stage enterprise

                   Notes to Financial Statements (Continued)

                                 June 30, 1999

5. Series A Convertible Redeemable Preferred Stock (Continued) for distribution. The remaining assets of the Company following distribution to the Series A stockholders shall be distributed among the holders of Series B convertible preferred stock and common stock pro rata based on the number of shares of stock hold by each such holder.

    VOTING

    Each holder of the Series A stock is entitled to a number of votes equal to the number of shares of common stock into which each share of such stock is convertible.

    CONVERSION

    Each share of Series A stock is convertible, at the option of the holder, into one share of common stock. Each share of Series A stock will convert automatically into common stock upon written consent of the majority of holders or upon the closing of an underwritten public offering of common stock with aggregate gross proceeds of at least $10 million and the per share price of at least $5.85.

6. Series B Convertible Preferred Stock

    Series B convertible preferred ("Series B") stockholders have the following rights and privileges:

    DIVIDENDS

    Series B stockholders are not entitled to receive any dividends unless declared by the Company's Board of Directors. In the event that dividends are declared by the Company's Board of Directors, the Series B stockholders are entitled to receive dividends in cash at a rate per annum of 6% of the Series B stock issue price.

    LIQUIDATION PREFERENCES

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company including change of control, the Series B stockholders will receive prior to and in preference of any payment to the Series A stockholders and the holders of common stock, the sum of: (a) the Series B Issue Price (as adjusted for any stock split, dividend, recapitalization and the like), and (b) all declared but unpaid dividends on such shares. The remaining assets of the Company following the initial distribution to the Series B and Series A preferred stockholders shall be distributed among the holders of common stock and Series B preferred stock pro rata based on the number of shares of common stock held by each such holder.

    CONVERSION

    Each share of Series B stock is convertible, at the option of the holder, into one share of common stock. Each share of Series B stock will convert automatically into common stock upon

                               Versity.com, Inc.

                         A development stage enterprise

                   Notes to Financial Statements (Continued)

                                 June 30, 1999

6. Series B Convertible Preferred Stock (Continued) written consent of the majority of holders or upon the closing of an underwritten public offering of common stock with aggregate gross proceeds of at least $10 million and the per share price of at least $5.85.

7. Stock Option Plan

    The 1999 Stock Option Plan (the "Plan") permits the granting of incentive and non-statutory stock options to the Company's employees, consultants, and directors. Shares reserved under the Plan consist of 3,300,000 shares. Any person who is not an employee on the effective date of grant of an option may be granted only a non-statutory stock option. Incentive stock options may be granted for a term not to exceed ten years. The exercise price under each non-statutory stock option shall not be less than eighty-five percent (85%) of the fair market value of the Company's common stock on the effective date of grant of the stock option. Awards under the Plan are immediately exercisable as restricted common stock. The Company may repurchase unvested exercised options at the original exercise price.

    The following table summarizes stock option activity for the period ended June 30, 1999 and for the six months ended December 31, 1999:

                                                              Weighted-Average
                                                   Shares      Exercise Price
                                                  ---------   ----------------
Outstanding, February 2, 1999 (inception).......         --
  Granted.......................................    354,750       $0.0001
                                                  ---------

Outstanding, June 30, 1999......................    354,750       $0.0001
  Granted (unaudited)...........................  2,150,028       $0.0923
  Canceled (unaudited)..........................   (106,200)      $0.0001
                                                  ---------

Outstanding, December 31, 1999 (unaudited)......  2,398,578       $0.0608
                                                  =========

    At June 30, 1999, a total of 354,750 options were exercisable at a weighted average price of $0.0001 per share. At December 31, 1999, a total of 2,398,578 (unaudited) options were exercisable at a weighted average price of $0.0608 (unaudited) per share. At June 30, 1999 and December 31, 1999, the options exercisable had a weighted average contractual life of 9.87 years and 9.42 years (unaudited), respectively.

    During the period ended June 30, 1999, the Company recorded $90,000 in compensation expense for certain options to purchase shares of common stock granted to employees and non-employees. During the six months ended
December 31, 1999 and the period from inception to December 31, 1999, the Company recorded $553,000 (unaudited) and $643,000 (unaudited), respectively, in compensation expense for certain options to purchase shares of common stock granted to employees and non-employees. The valuation of the options granted to non-employees is estimated using the Black-Scholes option pricing model.

                               Versity.com, Inc.

                         A development stage enterprise

                   Notes to Financial Statements (Continued)

                                 June 30, 1999

7. Stock Option Plan (Continued)
    Unearned compensation has been charged for the value of options to employees on the measurement date based on the intrinsic value method. These amounts are amortized over the vesting period. The unamortized portion of unearned compensation is shown as a reduction of stockholders' equity in the accompanying balance sheet.

    If the Company had elected to recognize compensation expense based upon the fair value at the grant date for employee awards under this plan, the Company's pro forma net loss would not be changed from the amounts reported for the period ended June 30, 1999, for the six months ended December 31, 1999 and for the period from inception to date. The fair value of employee stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for each of the periods presented: dividend yield of 0%, expected volatility of 0%, risk free interest rates of approximately 4.9% to 5.92% and expected lives of three to six years.

8. Income Taxes

    Deferred tax assets comprise the following:

                                                     June 30,    December 31,
                                                       1999          1999
                                                     ---------   -------------
                                                                  (unaudited)
Net operating loss carryforwards...................  $ 196,000    $ 2,103,000
Accruals and other.................................     33,000        279,000
                                                     ---------    -----------
                                                       229,000      2,382,000
Less valuation allowance...........................   (229,000)    (2,382,000)
                                                     ---------    -----------
  Net deferred tax assets..........................  $      --    $        --
                                                     =========    ===========

    Based upon the lack of prior earnings history of the Company and other available evidence, management has recorded a full valuation allowance for deferred tax assets as it is more likely than not that such assets will not be realized.

                               Versity.com, Inc.

                         A development stage enterprise

                   Notes to Financial Statements (Continued)

                                 June 30, 1999

8. Income Taxes (Continued)
    The reconciliation of income tax computed by applying the statutory federal income tax rate (34%) to loss before income taxes to the Company's actual income tax provision is as follows:

                                                                    February 2,
                                                                  1999 (inception)
                                      June 30,    December 31,    to December 31,
                                        1999          1999              1999
                                      ---------   -------------   ----------------
                                                   (unaudited)      (unaudited)
Benefit computed at statutory
  federal rate......................  $(239,000)   $(1,987,000)     $(2,226,000)
State income tax benefits, net of
  federal effect....................    (33,000)      (313,000)        (346,000)
Permanent items.....................     43,000        147,000          190,000
Increase in valuation allowance.....    229,000      2,153,000        2,382,000
                                      ---------    -----------      -----------
Tax expense.........................  $      --    $        --      $        --
                                      =========    ===========      ===========

    At June 30, 1999 and December 31, 1999, the Company has federal and California net operating loss carryforwards of approximately $492,000 and $5,279,000 (unaudited), respectively, which expire beginning in 2019 and 2007, respectively.

    Pursuant to Section 382 of the Internal Revenue Code, annual use of the Company's net operating losses will be limited due to cumulative changes in ownership. However, management does not expect that the annual limitation will result in any loss of tax benefits.

9. Related Party Transactions

    TRANSACTIONS WITH EMPLOYEES

    During January and February 1999, the Company borrowed a total of $54,000 from the founders. Interest was to accrue at 8% per annum. Amounts were repaid in March 1999. Also in December 1999, the Company repurchased 14,000 shares of Restricted common stock from certain employees.

    STOCKHOLDER SALES

    During the period ended June 30, 1999, the Company recorded revenues of approximately $1,400 from Web banner advertisements sold to a stockholder of the Company.

10. Subsequent Events

    IZIO CORPORATION

    In March 2000, the Company acquired all the outstanding common and preferred stock of IZIO Corporation ("IZIO"), a company that primarily operates an online academic community for college professors that facilitates the communication of academic materials between higher education

                               Versity.com, Inc.

                         A development stage enterprise

                   Notes to Financial Statements (Continued)

                                 June 30, 1999

10. Subsequent Events (Continued)
institutions and students. All outstanding stock options of IZIO were exchanged for $400,000 cash and 2,379,371 shares of the Company's common stock. The acquisition will be accounted for as a purchase.

    The purchase price was allocated to identifiable assets and liabilities based on their estimated fair values, with the excess of the purchase price over the fair value of such net liabilities acquired reflected as goodwill, as follows:

Property and equipment......................................  $    5,000
Goodwill....................................................   5,035,000
                                                              ----------
Purchase price..............................................  $5,040,000
                                                              ==========

    The unaudited pro forma results of operations below represents the effect on the Company's results of operations as if the acquisition of IZIO had occurred on February 2, 1999 (inception), instead of on the acquisition date.

                                                                 1999
                                                              -----------
                                                              (unaudited)
Net revenue.................................................  $    31,000
Net loss....................................................  $(1,401,000)
                                                              -----------

    SERIES B CONVERTIBLE PREFERRED STOCK

    In September 1999, the Company obtained additional financing of approximately $10,783,000 through the issuance of 5,529,984 shares of Series B convertible preferred stock.

    COLLEGECLUB.COM, INC.

    In April 2000, the Company exchanged all of the then outstanding common and preferred stock for 5,819,978 shares of common stock of CollegeClub.com, Inc. In exchange for all issued and outstanding stock options of the Company, CollegeClub.com also issued options to purchase 784,422 shares of common stock of CollegeClub.com. The number of shares and options to purchase shares are subject to adjustment if certain milestones are not met.

    STOCK SPLIT

    Effective June 1999, the Board of Directors approved a one hundred-for-one stock split for all classes of stock. All share and per share information in the financial statements have been adjusted to reflect the stock split on a retroactive basis.

                     CollegeClub.com, Inc. and Subsidiaries

          Unaudited Pro Forma Combined Condensed Financial Information

The unaudited pro forma financial information gives effect to the following transactions.

Acquisition of Campus24, Inc.

    On July 20, 1999, CollegeClub.com entered into an agreement to acquire all of the outstanding shares of common and preferred stock of Campus24, Inc., a company that facilitates person to person trading of personal items in an auction format, for 389,925 shares of CollegeClub.com's Series B convertible preferred stock with an estimated fair value of approximately $1,111,000.

    The acquisition was accounted for as a purchase with the difference between the purchase price and the fair value of the assets acquired being recorded as goodwill and amortized over the period of expected benefit which is estimated to be three years.

Acquisition of Collegestudent.com

    On December 10, 1999, CollegeClub.com entered into an agreement to acquire all of the outstanding shares of common and preferred stock of Collegestudent.com, Inc., a business that primarily maintains a Web site focused on developing online campus communities that provide student-oriented material for the college market targeted to college students, for 1,636,977 shares of CollegeClub.com's Series C-1 convertible preferred stock with an estimated fair value of approximately $5,664,000 and 3,479,724 shares of CollegeClub.com's common stock with an estimated fair value of approximately $12,040,000.

    The acquisition was accounted for as a purchase with the difference between the purchase price and the fair value of the assets acquired and liabilities assumed being recorded as intangible assets and amortized over the period of expected benefit that is estimated to be two and one half to three years.

Strategic Relationship

    On March 24, 2000, the Company entered into a cross-promotional advertising and promotions agreement with National Broadcasting Company, Inc. ("NBC") that includes, among other things, the issuance of 970,874 shares of CollegeClub.com's Series C-2 convertible preferred stock.

Acquisition of Versity.com, Inc.

    On April 18, 2000, the Company acquired all of the outstanding common and preferred stock of Versity.com, Inc., a company that primarily operates an online academic community for college students that provides free lecture notes, research resources and collaborative study tools to aggregate a loyal user base. In exchange for all of the outstanding common and preferred stock of Versity.com, Inc., CollegeClub.com issued 5,819,978 shares of common stock and issued options to purchase 784,422 shares of common stock with an aggregated estimated fair value of approximately $32,904,000. The number of shares and options to purchase shares of CollegeClub.com's common stock will be subject to adjustment if certain milestones are not met.

Conversion of convertible preferred stock

    Upon the closing of this proposed offering, all shares of then outstanding convertible preferred stock will convert into common stock.

    The accompanying unaudited pro forma combined condensed financial statements illustrate the effect of all of the events discussed above as if they had occurred on January 1, 1999 for the

                     CollegeClub.com, Inc. and Subsidiaries

          Unaudited Pro Forma Combined Condensed Financial Information

unaudited pro forma combined condensed statement of operations. The unaudited pro forma combined balance sheet as of December 31, 1999 gives effect to the Versity acquisition as if it had taken place on December 31, 1999.

    The unaudited pro forma combined condensed financial statements have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The unaudited pro forma combined condensed financial statements do not purport to be indicative of the results of operations or financial position that would have been obtained if the transactions had been effected on the date indicated or which may be obtained in the future.

    The accompanying unaudited pro forma combined condensed financial statements should be read in connection with the audited and unaudited historical financial statements of CollegeClub.com which are contained elsewhere in this prospectus.

                             CollegeClub.com, Inc.

              Unaudited Pro Forma Combined Condensed Balance Sheet

                               December 31, 1999

                                                                                      Pro forma
                                                    CollegeClub.com    Versity.com   adjustments              Pro forma
                                                   -----------------   -----------   ------------           -------------
Assets
Current assets
Cash and cash equivalents........................    $ 29,740,000      $6,550,000                           $ 36,290,000
Accounts receivable, net.........................       1,249,000          23,000                              1,272,000
Other current assets.............................         164,000          90,000                                254,000
                                                     ------------      -----------                          ------------
    Total current assets.........................      31,153,000       6,663,000                           $ 37,816,000
Property and equipment, net......................       4,225,000         358,000                              4,583,000
Advances to employees............................         100,000           4,000                                104,000
Goodwill and other intangibles, net..............      19,561,000              --     22,220,000 (7)          41,781,000
Other assets.....................................       1,393,000              --                              1,393,000
                                                     ------------      -----------                          ------------
    Total assets.................................    $ 56,432,000      $7,025,000                           $ 85,677,000
                                                     ============      ===========                          ============

Liabilities, Convertible preferred stock and
  Stockholders' Equity (Deficit)
Current liabilities
  Accounts payable...............................    $  3,681,000      $  146,000                           $  3,827,000
  Accrued interest...............................          16,000              --                                 16,000
  Accrued wages, benefits and related taxes......         563,000          99,000                                662,000
  Accrued liabilities............................         858,000         219,000                              1,077,000
  Current portion of capital lease obligation....         622,000              --                                622,000
  Deferred revenue...............................         744,000              --                                744,000
                                                     ------------      -----------                          ------------
    Total current liabilities....................       6,484,000         464,000                              6,948,000
  Capital lease obligation, net of current
   portion.......................................       1,348,000              --                              1,348,000
  Note payable...................................           5,000              --                                  5,000
                                                     ------------      -----------                          ------------
    Total liabilities............................       7,837,000         464,000                              8,301,000
                                                     ------------      -----------                          ------------
Commitments and contingencies

  Convertible preferred stock....................      61,363,000      12,209,000    (73,572,000)(1)(2)               --
Stockholders' equity (deficit)
  Common stock...................................          20,000              --         30,000 (2)(3)(4)(9)       50,000
  Paid-in capital................................      31,070,000       4,765,000     89,471,000 (2)(3)(5)(9)  125,306,000
  Unearned compensation..........................      (8,856,000)     (4,122,000)                           (12,978,000)
  Accumulated deficit............................     (35,002,000)     (6,291,000)     6,291,000 (6)         (35,002,000)
                                                     ------------      -----------                          ------------
    Total stockholders' equity (deficit).........     (12,768,000)     (5,648,000)                            77,376,000
                                                     ------------      -----------                          ------------
    Total liabilities, convertible preferred
     stock and stockholders' equity (deficit)....    $ 56,374,000      $7,025,000                           $ 85,677,000
                                                     ============      ===========                          ============

    The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                             CollegeClub.com, Inc.

         Unaudited Pro Forma Combined Condensed Statement of Operations

                      For the year ended December 31, 1999

                                                     College-                                 Pro Forma
                                    CollegeClub    student.com     Campus24    Versity.com   Adjustments     Pro Forma
                                    ------------   ------------   ----------   -----------   ------------   ------------
Revenues, net.....................  $  2,913,000   $ 1,134,000    $   1,000    $   31,000                   $  4,079,000

Operating expenses
  Production and technology.......     3,483,000       397,000       16,000     3,000,000                      6,896,000
  Selling and marketing...........    12,503,000     1,449,000       23,000     1,272,000                     15,247,000
  General and administrative......     7,010,000     1,590,000      185,000     1,270,000                     10,055,000
  Depreciation and amortization...     1,498,000            --           --        67,000     14,351,000(8)   15,916,000
  Stock-based compensation........     4,151,000            --           --       643,000                      4,794,000
                                    ------------   -----------    ---------    -----------                  ------------
                                      28,645,000     3,436,000      224,000     6,252,000                     52,908,000
                                    ------------   -----------    ---------    -----------                  ------------
    Loss from operations..........   (25,732,000)   (2,302,000)    (223,000)   (6,221,000)                   (48,829,000)
                                    ------------   -----------    ---------    -----------                  ------------
Other income (expense)
  Interest........................      (351,000)           --        2,000       (70,000)                      (419,000)
  Other, net......................       318,000            --      (15,000)           --                        303,000
                                    ------------   -----------    ---------    -----------                  ------------
Net loss..........................  $(25,765,000)  $(2,302,000)   $(236,000)   $(6,291,000)                 $(48,945,000)
                                    ============   ===========    =========    ===========                  ============

    The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                             CollegeClub.com, Inc.

      Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                               December 31, 1999

1. Basis of Pro Forma Presentation

    The pro forma financial statements give effect the following transactions.

    ACQUISITION OF CAMPUS24, INC.

    On July 20, 1999, CollegeClub.com (College Club or the Company) entered into an agreement to acquire all of the outstanding shares of common and preferred stock of Campus 24, Inc., a Web site that facilitates person to person trading of personal items in an auction format, for 389,925 shares of CollegeClub's Series B convertible preferred stock with an estimated fair value of approximately $1,111,000.

    The acquisition was accounted for as a purchase with the difference between the purchase price and the fair value of the assets acquired being recorded as goodwill and amortized over the period of expected benefit which is estimated to be three years.

    ACQUISITION OF COLLEGESTUDENT.COM

    On December 10, 1999, CollegeClub.com entered into an agreement to acquire all of the outstanding shares of common and preferred stock of Collegestudent.com, Inc., a business that primarily maintains a Web site focused on developing online campus communities that provide student-oriented material for the college market targeted to college students, for 1,636,977 shares of CollegeClub's Series C-1 convertible preferred stock with an estimated fair value of approximately $5,664,000 and 3,479,724 shares of CollegeClub's common stock with an estimated fair value of approximately $12,040,000.

    The acquisition was accounted for as a purchase with the difference between the purchase price and the fair value of the assets acquired and liabilities assumed being recorded as intangible assets and amortized over the period of expected benefit that is estimated to be two and one half to three years.

    STRATEGIC RELATIONSHIP

    On March 24, 2000, the Company entered into a cross-promotional advertising and promotions agreement with National Broadcasting Company, Inc. ("NBC") that includes, among other things, the issuance of 970,874 shares of CollegeClub's Series C-2 convertible preferred stock (the NBC Transaction).

    ACQUISITION OF VERSITY.COM, INC.

    On April 18, 2000 the Company acquired all of the then outstanding common and preferred stock of Versity.com, Inc., (Versity), a company that primarily operates an online academic community for college students that provides free lecture notes, research resources and collaborative study tools to aggregate a loyal user base. CollegeClub's acquisition of Versity, will be accounted for as a purchase (the "Versity Acquisition"). All outstanding common and preferred stock of Versity has been converted into shares of CollegeClub common stock and all outstanding stock options to purchase Versity common stock have been exchanged for options to purchase shares of

                             CollegeClub.com, Inc.

                               December 31, 1999

1. Basis of Pro Forma Presentation (Continued)
CollegeClub common stock. The aggregate CollegeClub shares and options to be issued to Versity stockholders and option holders will equal approximately 6.6 million, which will be subject to adjustment if certain milestones are not met.

    CONVERSION OF CONVERTIBLE PREFERRED STOCK

    Upon the closing of this proposed offering, all shares of then outstanding convertible preferred stock will convert into common stock.

    The unaudited pro forma combined condensed financial statements have been prepared on a the basis of assumptions and estimates described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Versity based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma combined financial statements after valuations and other procedures to be performed after the closing of the Versity acquisition have been completed. CollegeClub does not expect that the final allocation of the purchase price will differ materially from the preliminary allocation.

    In the opinion of the Company's management, all adjustments necessary to present fairly such unaudited pro forma combined financial statements have been made based on the terms and conditions and proposed terms and conditions of the transactions described above. The unaudited pro forma combined statement of operations for the year ended December 31, 1999 gives effect to the transactions as if each had taken place on January 1, 1999. The unaudited pro forma combined balance sheet as of December 31, 1999 gives effect to the Versity Acquisition as if it had taken place on December 31, 1999.

    The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on January 1, 1999 and do not purport to indicate the results of future operations.

    Aggregate consideration for the Versity Acquisition estimated to be $32,904,000 is based on the following. CollegeClub anticipates issuing 5,819,978 shares of its common stock, valued at $5.07 per share, which is management's best estimate of the fair value of its common stock on the anticipated closing date of the transaction. In addition, the Company anticipates issuing 784,422 options to purchase shares of its common stock in exchange for all options to purchase shares of Versity common stock. The value of the options to be issued by the Company was determined by estimating their fair value as of March 2000 using the Black-Scholes option pricing model with the following assumptions; a weighted average strike price of $1.00, risk free interest rate of 5.0%, dividend yield of 0%, expected lives ranging from 1 to 5 years and expected volatility of 50%.

    Tangible assets of Versity acquired principally include cash, accounts receivable, property and equipment and other assets. Liabilities of Versity assumed principally include accounts payable and accrued liabilities.

    Intangible assets is determined based on the residual difference between the amount of consideration to be paid and the values assigned to identified tangible and intangible assets. The intangible assets will be amortized on a straight line basis over two to three years.

                             CollegeClub.com, Inc.

                               December 31, 1999

2. Pro Forma Adjustments

1.  To eliminate Versity's outstanding convertible preferred stock ($12,209,000)

2. To reflect the conversion of the Company's convertible preferred stock ($61,363,000).

3. To reflect the issuance of 5,819,978 shares of the Company's common stock ($29,507,000) and 784,422 options to purchase the Company's common stock $3,396,000.

4.  To eliminate Versity's common stock.

5.  To eliminate Versity's paid-in capital.

6.  To eliminate Versity's accumulated deficit.

7.  To record acquired intangible assets and goodwill.

8.  To record the amortization of acquired intangible assets and goodwill.

9. To record the issuance of approximately 970,874 shares of the Company's common stock in conjunction with the NBC Transaction.

Inside Back Panel:

    Graphics will include our logo as well as screen shots showing four different sections of our Web site. There will also be four bubbles containing text describing each of the sections which will be titled: "Campus Bookstores," "Classroom Tools," "Financial Aid" and "Photo Gallery."

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                          Page
                                        --------
Prospectus Summary....................      3
Risk Factors..........................      7
Forward-Looking Statements............     23
Use of Proceeds.......................     23
Dividend Policy.......................     23
Capitalization........................     24
Dilution..............................     26
Selected Consolidated Financial
  Data................................     28
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     30
Business..............................     36
Management............................     47
Certain Relationships and Related
  Transactions........................     60
Principal Stockholders................     62
Description of Capital Stock..........     64
Shares Eligible for Future Sale.......     69
Underwriting..........................     71
Legal Matters.........................     74
Experts...............................     74
Where You Can Find More Information...     74
Index to Consolidated Financial
  Statements..........................    F-1

    Until          , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in these securities, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------

                                     [LOGO]

        Shares
Common Stock

Deutsche Banc Alex. Brown
Merrill Lynch & Co.
Wit SoundView
Roth Capital Partners

Prospectus

         , 2000
-

PART II

                     Information Not Required in Prospectus

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be paid by the Registrant are as follows. All amounts other than the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee are estimates.

                                                             Amount to be Paid
                                                             -----------------
SEC registration fee.......................................       $22,506
NASD filing fee............................................
Nasdaq National Market listing fee.........................
Legal fees and expenses....................................
Accounting fees and expenses...............................
Printing and engraving.....................................
Blue sky fees and expenses (including legal fees)..........
Transfer agent fees........................................
Miscellaneous..............................................
                                                                  -------
    Total..................................................       $
                                                                  =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

    As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions, (2) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (3) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions and (4) the rights conferred in the bylaws are not exclusive.

    The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

    Reference is also made to Section   of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the Registrant against specified liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act of 1933.

    The Registrant has applied for liability insurance for its officers and directors.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere in this prospectus:

Document                                                      Exhibit Number
--------                                                      --------------
Underwriting Agreement (draft dated              , 2000)....        1.1
Form of Amended and Restated Certificate of Incorporation of
  Registrant................................................        3.3
Form of Bylaws of Registrant................................        3.5
Form of Indemnification Agreement...........................      10.30
Form of Indemnification Agreement...........................      10.31

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities since January 1, 1997:

    (a) On January 22, 1998, the registrant closed an offering in which it issued and sold an aggregate of 1,536,516 shares of its Series A preferred stock to 25 investors for an aggregate purchase price of $2,110,177, which amount consisted of cash and the conversion of subordinated convertible promissory notes and interest.

    (b) On April 29, 1998, the registrant closed an offering in which it issued to two investors convertible promissory notes in the aggregate principal amount of $34,000 that were convertible into shares of the registrant's Series B preferred stock.

    (c) On May 29, 1998 the registrant issued a warrant to purchase up to 150,000 shares of its common stock with an exercise price of $0.22 per share to a consultant pursuant to a contractual agreement.

    (d) On December 23, 1998, the registrant issued a warrant to purchase up to 1,150,668 shares of its common stock with an exercise price of $0.22 per share to two entities pursuant to a contractual agreement.

    (e) On April 13, 1999, the registrant issued a warrant to purchase up to 60,000 shares of its common stock at an exercise price of $0.22 per share to Heidrick & Struggles, Inc. in consideration for recruiting services.

    (f) On May 23, 1999, the registrant closed an offering in which it issued to 114 investors convertible promissory notes in the aggregate principal amount of $8,147,850 that were convertible into shares of the registrant's Series B preferred stock.

    (g) On June 7 1999, the registrant closed an offering in which it issued and sold warrants to purchase up to 397,410 shares of Series B preferred stock with exercise prices ranging from $2.85 to $3.42 per share and an aggregate of 5,113,932 shares of its Series B preferred stock to 125 investors in consideration for services rendered to the Company in connection with the offering and for an aggregate purchase price of $14,564,573, which consisted of cash and the conversion of promissory notes and interest.

    (h) On June 20, 1999, the registrant issued a warrant to purchase up to 60,000 shares of its Series B preferred stock to Silicon Valley Bank at an exercise price of $3.56 per share.

    (i) On June 25, 1999, the registrant issued 7,896 shares of its Series B preferred stock in consideration for marketing and promotional services rendered by Overly Publishing.

    (j) On July 8, 1999 the registrant issued 27,804 shares of its Series B preferred stock to two investors in consideration for an aggregate purchase price of $38,184, which amount reflected the conversion of promissory notes and interest.

    (k) On July 29, 1999, the registrant issued 389,925 shares of its Series B preferred stock to the stockholders of Campus24, Inc. in exchange for the 670,555 shares of Campus24 common stock and the 860,000 shares of Campus24 Series A preferred stock held by such stockholders.

    (l) On September 28, 1999, the registrant issued 1,769,922 shares of its Series B preferred stock and 761,259 shares of its Series B-1 preferred stock to Sony Corporation of America in exchange for aggregate cash proceeds of $1,400,000 and marketing and promotional services.

    (m) On November 17, 1999, the registrant closed an offering in which it issued promissory notes in the aggregate principal amount of $10,460,001, that were convertible into shares of the registrant's Series C preferred stock and warrants to purchase up to 464,370 shares of its Series C preferred stock to nine investors with an exercise price of $3.46 per share.

    (n) On November 23, 1999, the registrant issued and sold a warrant to purchase up to 6,000 shares of its common stock with an exercise price of $3.46 per share to Executive One Associates in consideration for entering into a certain lease agreement.

    (o) On December 10, 1999, the registrant issued an aggregate of 3,479,724 shares of its common stock and 1,636,977 shares of its Series C-1 preferred stock to the stockholders of collegestudent.com, Inc. in exchange for the 7,980,000 shares of Collegestudent.com common stock and 3,754,058 shares of Collegestudent.com Series B preferred stock held by such stockholders.

    (p) In connection with the acquisition of Collegestudent.com, the registrant also issued options to purchase 423,738 shares of its common stock to Collegestudent.com option holders in consideration for options to purchase 971,800 shares of Collegestudent.com common stock held by such optionees.

    (q) On December 23, 1999, the registrant closed an offering in which it issued and sold an aggregate of 11,600,397 shares of its Series C preferred stock to 168 investors in consideration for an aggregate purchase price of $40,137,375, which consisted of cash and the conversion of promissory notes and interest.

    (r) On December 31, 1999, the registrant issued 18,245 shares of its common stock to an entity and two individuals in consideration for recruiting services.

    (s) On January 27, 2000, the registrant issued 28,902 shares of its common stock to Suissa Miller in consideration for advertising services and $100,001 in cash.

    (t) On January 28, 2000, the registrant issued 100,087 shares of its Series B Preferred Stock in connection with the registrant's asset acquisition of CollegeBeat, Inc.

    (u) On March 15, 2000, the registrant issued a warrant to purchase up to 100,000 shares of its common stock with an exercise price of $3.46 per share to a consultant pursuant to a contractual agreement.

    (v) On March 27, 2000 the registrant issued 970,874 shares of its Series C-2 preferred stock to NBC in connection with a strategic relationship where NBC will provide the registrant with marketing and promotional services.

    (w) On March 27, 2000 the registrant issued 23,089 shares of common stock, 4,461 shares of Series B preferred stock, 1,919 shares of Series B-1 preferred stock and 25,966 shares of Series C preferred stock pursuant to contractual agreements with stockholders.

    (x) On April 18, 2000, the registrant issued 5,819,978 shares of its common stock to the stockholders of Versity.com in exchange for 14,188,658 shares of Versity.com common stock held by such stockholders.

    (y) In connection with the acquisition of Versity.com, the registrant also assumed options to purchase 2,116,554 shares of Versity.com common stock held by Versity.com option holders which became options to purchase 784,422 shares of the registrant's common stock.

    The issuances described in Items (a) through (e), (h) through (o) and (r) through (w) above were deemed by the registrant to be exempt from registration under the Securities Act in reliance upon the exemption provided by Section
4(2) promulgated under the Securities Act. The issuances were made without general solicitation or advertising. The recipients were sophisticated investors and/or had adequate access through employment or other relationships to information about the registrant, and they represented to the registrant that the securities were being acquired for investment only and not with a view to distribution thereof. No underwriters were involved in connection with the issuances of these securities.

    The issuances described in Items (f), (g), (q) and (x) above were deemed by the registrant to be exempt from registration under the Securities Act in reliance upon the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act. The issuances were made without general solicitation or advertising. The recipients were sophisticated investors with adequate access through employment or other relationships to information about the registrant, and they represented to the registrant that the securities were being acquired for investment only and not with a view to distribution thereof. No underwriters were involved in connection with the issuances of these securities.

    (z) From time to time since January 1, 1997, the registrant has granted stock options to purchase shares of its common stock to various employees, directors and consultants pursuant to its 1996 Stock Option Plan:

                                                       Number of    Exercise
                                                        Shares       Prices
                                                       ---------   ----------
January 1, 1997 to December 31,1997..................  2,563,479      $.22
January 1, 1998 to December 31, 1998.................  1,773,588      $.22
January 1, 1999 to December 31, 1999.................  7,418,787   $.22-$2.00
January 1, 2000 to April 3, 2000.....................  3,958,667     $2.00

    (aa) From January 1, 1997 to April 3, 2000 1,267,751 shares of common stock were issued through the exercise of options granted under the 1996 Stock Option Plan for aggregate proceeds of $363,056. The exercise of these options was by 42 of the registrant's employees or consultants. For additional information concerning these transactions, please see "Management--Benefit Plans" in the Prospectus included in this registration statement.

    At the time these options were issued under the Company's 1996 Stock Option Plan, including options assumed in connection with our acquisitions described in Items (p) and (y), the Company believed that each of the issuances were exempt from the registration requirements of the Securities Act either by virtue of
(i) the exemption provided by Rule 701 for securities offered under compensatory benefit plans and contracts or (ii) a "no-sale" theory under Section 5 of the Securities Act of 1933, since none of the optionees provided any consideration for the grants (the sale of the underlying option shares occurs only when the option is exercised and the purchase price for the shares is paid to the Company).

    However, due to the total number of shares and options issued, the issuance of these shares and options may not have qualified under California and other state securities laws. As a result, we may be required, or we may elect at some time in the future, to make a rescission offer. The details of this rescission offer are summarized on page 14 of the prospectus contained in this registration statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

Number                  Description
------                  -----------
        1.1*            Form of Underwriting Agreement.

        3.1             Certificate of Incorporation, as amended.

        3.2             Certificate of Amendment to Certificate of Designations,
                        Preferences and Rights of Series A, Series B, Series B-1,
                        Series C, Series C-1 and Series C-2 Preferred Stock.

        3.3             Form of Amended and Restated Certificate of Incorporation to
                        be in effect upon the closing of this offering.

        3.4             Bylaws.

        3.5 Form of Bylaws to be in effect upon the closing of this offering.

        4.1*            Specimen common stock certificate.

        5.1*            Opinion of Brobeck, Phleger & Harrison LLP.

       10.1             Third Amended and Restated Investors' Rights Agreement among us, certain of our stockholders and Mr. Pousti, dated March
                        27, 2000.

       10.2             Form of Series A Preferred Stock Subscription Agreement.

       10.3             Common Stock Purchase Warrant between us and Daniel Mirich, dated November 13, 1996.

       10.4             Common Stock Purchase Warrant between us and Heidrick &
                        Struggles, Inc., dated April 13, 1999.

       10.5             Common Stock Purchase Warrant between us and Executive One
                        Associates, dated November 23, 1999.

       10.6 Common Stock Purchase Warrant between us and Alan Weisman, dated January 31, 2000.

       10.7 Common Stock Purchase Warrant between us and Alan Weisman, dated March 15, 2000.

       10.8 Form of Common Stock Purchase Warrant between us and the persons and entities listed on the attached Schedule.

       10.9             Form of Warrant to Purchase Series B Preferred Stock between us and the persons and entities listed on the attached
                        schedule.

       10.10            Warrant to Purchase Series B Preferred Stock between us and
                        Silicon Valley Bank, dated September 16, 1999, as amended.

       10.11            Warrant to Purchase Series B Preferred Stock between us and
                        Cruttenden Roth Incorporated, dated June 7, 1999.

       10.12            Form of Warrant to Purchase Series C Preferred Stock between us and the persons and entities listed on the attached
                        schedule.

       10.13            Series C Preferred Stock Purchase Warrant between us and
                        Deutsche Bank Securities, Inc., dated August 23, 1999.

Number                  Description
------                  -----------
       10.14            Joint Marketing Agreement between us and Overly Publishing, dated June 25, 1999.

       10.15            Equity Securities Subscription Agreement between us and
                        Overly Publishing, dated June 25, 1999.

       10.16+           Strategic Alliance and Services Agreement between us and
                        Ericsson Inc., dated February 14, 2000.

       10.17            Software License and Services Agreement between us,
                        CourseWeb, L.L.C. and the National Association of College
                        Stores dated September 15, 1999.

       10.18*           Office Lease Executive Complex between us and Executive One
                        Associates, dated November 23, 1999.

       10.19            Form of Employee Innovations and Proprietary Rights
                        Assignment Agreement.

       10.20            Employment Agreement between us and James B. DeBello, dated
                        March 30, 1999.

       10.21*           Employment Agreement between us and Eric Rindahl, dated May
                        5, 1999.

       10.22*           Series C-2 Preferred Stock Purchase Agreement between us and
                        National Broadcasting Company, Inc., dated March 27, 2000.

       10.23            1996 Stock Option Plan.

       10.24            Form of 1996 Stock Option Plan Incentive Stock Option
                        Agreement.

       10.25            Form of 1996 Stock Option Plan Incentive Stock Option
                        Agreement for key employees of CollegeStudent.

       10.26            Form of 1996 Stock Option Plan Incentive Stock Option
                        Agreement for employees of CollegeStudent.

       10.27            Form of 1996 Stock Option Plan Non-Qualified Stock Option
                        Agreement.

       10.28            2000 Stock Incentive Plan.

       10.29            2000 Stock Incentive Plan, Notice of Grant of Stock Option.

       10.30            2000 Stock Incentive Plan, Form of Stock Option Agreement.

       10.31            2000 Employee Stock Purchase Plan.

       10.32            Form of Indemnification Agreement between us and each of our directors.

       10.33            Form of Indemnification Agreement between us and each of our officers.

       11.1*            Statement re: Computation of Basic and Diluted Net Loss Per
                        Share.

       23.1             Consent of PricewaterhouseCoopers LLP.

       23.2*            Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

       24.1             Powers of Attorney (See Signature Page on Page II-8).

       27.1             Financial Data Schedule.

------------------------

*  To be filed by amendment.

+ We have sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.

    (b) Financial Statement Schedules.

                                                     Additions    Additions
                                       Balance at    Charged to   Charged to                Balance at
                                      Beginning of   Costs and      Other                     End of
                                         Period       Expenses     Accounts    Deductions     Period
                                      ------------   ----------   ----------   ----------   ----------
Deducted from receivables
Allowance for doubtful accounts:
  Year ended December 31, 1999......     $   --        $  155     $      --    $      --      $   155
  Year ended December 31, 1998......         --            --            --           --           --
  Year ended December 31, 1997......         --            --            --           --           --

Deducted from Other current assets
  and Other assets
Valuation allowance on deferred tax
  assets:
  Year ended December 31, 1999......     $3,445        $8,680     $      --    $      --      $12,225
  Year ended December 31, 1998......      2,050         1,395            --           --        3,445
  Year ended December 31, 1997......        421         1,629            --           --        2,050

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California, on this 18th day of April, 2000.

                                                       COLLEGECLUB.COM, INC.

                                                       By:  /s/ MICHAEL C. POUSTI, JR.
                                                            ----------------------------------------
                                                            Name:  Michael C. Pousti, Jr.
                                                            TITLE:  CHAIRMAN AND CHIEF EXECUTIVE
                                                            OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of COLLEGECLUB.COM, INC. (the "Company"), hereby severally constitute and appoint Michael C. Pousti, Jr., Chairman and Chief Executive Officer, and Eric D. Rindahl, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the SEC, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of our equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

    Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on April 18, 2000:

               Signature                                          Title(s)
               ---------                                          --------
      /s/ MICHAEL C. POUSTI, JR.
    -------------------------------      Chairman, Chief Executive Officer and Office of the
        Michael C. Pousti, Jr.             President, (principal executive officer)

          /s/ ERIC D. RINDAHL
    -------------------------------      Chief Financial Officer (principal financial and
            Eric D. Rindahl                accounting officer)

         /s/ JAMES B. DEBELLO
    -------------------------------      Office of the President, Chief Operating Officer and
           James B. DeBello                Director

       /s/ DONALD R. FREDA, JR.
    -------------------------------      Executive Vice President, Campus Marketing and Director
         Donald R. Freda, Jr.

         /s/ LAWRENCE S. CLARK
    -------------------------------      Director
           Lawrence S. Clark

         /s/ ERIC DI BENEDETTO
    -------------------------------      Director
           Eric Di Benedetto

          /s/ STEPHEN C. LAKE
    -------------------------------      Director
            Stephen C. Lake

                               Index to Exhibits

Number                  Description
------                  -----------
        1.1*            Form of Underwriting Agreement.

        3.1             Certificate of Incorporation, as amended.

        3.2             Certificate of Amendment to Certificate of Designations,
                        Preferences and Rights of Series A, Series B, Series B-1,
                        Series C, Series C-1 and Series C-2 Preferred Stock.

        3.3             Form of Amended and Restated Certificate of Incorporation to
                        be in effect upon the closing of this offering.

        3.4             Bylaws.

        3.5 Form of Bylaws to be in effect upon the closing of this offering.

        4.1*            Specimen common stock certificate.

        5.1*            Opinion of Brobeck, Phleger & Harrison LLP.

       10.1             Third Amended and Restated Investors' Rights Agreement among us, certain of our stockholders and Mr. Pousti, dated March
                        27, 2000.

       10.2             Form of Series A Preferred Stock Subscription Agreement.

       10.3             Common Stock Purchase Warrant between us and Daniel Mirich, dated November 13, 1996.

       10.4             Common Stock Purchase Warrant between us and Heidrick &
                        Struggles, Inc., dated April 13, 1999.

       10.5             Common Stock Purchase Warrant between us and Executive One
                        Associates, dated November 23, 1999.

       10.6 Common Stock Purchase Warrant between us and Alan Weisman, dated January 31, 2000.

       10.7 Common Stock Purchase Warrant between us and Alan Weisman, dated March 15, 2000.

       10.8 Form of Common Stock Purchase Warrant between us and the persons and entities listed on the attached Schedule.

       10.9             Form of Warrant to Purchase Series B Preferred Stock between us and the persons and entities listed on the attached
                        schedule.

       10.10            Warrant to Purchase Series B Preferred Stock between us and
                        Silicon Valley Bank, dated September 16, 1999, as amended.

       10.11            Warrant to Purchase Series B Preferred Stock between us and
                        Cruttenden Roth Incorporated, dated June 7, 1999.

       10.12            Form of Warrant to Purchase Series C Preferred Stock between us and the persons and entities listed on the attached
                        schedule.

       10.13            Series C Preferred Stock Purchase Warrant between us and
                        Deutsche Bank Securities, Inc., dated August 23, 1999.

       10.14            Joint Marketing Agreement between us and Overly Publishing, dated June 25, 1999.

Number                  Description
------                  -----------
       10.15            Equity Securities Subscription Agreement between us and
                        Overly Publishing, dated June 25, 1999.

       10.16+           Strategic Alliance and Services Agreement between us and
                        Ericsson Inc., dated February 14, 2000.

       10.17            Software License and Services Agreement between us,
                        CourseWeb, L.L.C. and the National Association of College
                        Stores dated September 15, 1999.

       10.18*           Office Lease Executive Complex between us and Executive One
                        Associates, dated November 23, 1999.

       10.19            Form of Employee Innovations and Proprietary Rights
                        Assignment Agreement.

       10.20            Employment Agreement between us and James B. DeBello, dated
                        March 30, 1999.

       10.21*           Employment Agreement between us and Eric Rindahl, dated May
                        5, 1999.

       10.22*           Series C-2 Preferred Stock Purchase Agreement between us and
                        National Broadcasting Company, Inc., dated March 27, 2000.

       10.23            1996 Stock Option Plan.

       10.24            Form of 1996 Stock Option Plan Incentive Stock Option
                        Agreement.

       10.25            Form of 1996 Stock Option Plan Incentive Stock Option
                        Agreement for key employees of CollegeStudent.

       10.26            Form of 1996 Stock Option Plan Incentive Stock Option
                        Agreement for employees of CollegeStudent.

       10.27            Form of 1996 Stock Option Plan Non-Qualified Stock Option
                        Agreement.

       10.28            2000 Stock Incentive Plan.

       10.29            2000 Stock Incentive Plan, Notice of Grant of Stock Option.

       10.30            2000 Stock Incentive Plan, Form of Stock Option Agreement.

       10.31            2000 Employee Stock Purchase Plan.

       10.32            Form of Indemnification Agreement between us and each of our directors.

       10.33            Form of Indemnification Agreement between us and each of our officers.

       11.1*            Statement re: Computation of Basic and Diluted Net Loss Per
                        Share.

       23.1             Consent of PricewaterhouseCoopers LLP.

       23.2*            Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

       24.1             Powers of Attorney (See Signature Page on Page II-8).

       27.1             Financial Data Schedule.

------------------------

*  To be filed by amendment.

+ We have sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.

                                      A-2